Exhibit (b)

To:	Franklin UK Bidco Limited
c/o Fintrax Group Holdings Limited
47-49 London Road
Redhill RH1 1LU
United Kingdom

For the attention of:

Paris, ___ October 2017

Fintrax – Commitment and underwriting letter

Dear Sirs

Franklin UK Bidco Limited (you or the Company) has informed BNP Paribas Fortis SA/NV, The Governor and Company of the Bank of Ireland, The Royal Bank of Scotland plc (trading as NatWest Markets) and Société Générale, London Branch (the Mandated Lead Arrangers) and BNP Paribas Fortis SA/NV, The Governor and Company of the Bank of Ireland, The Royal Bank of Scotland plc (trading as NatWest Markets) and Société Générale, London Branch (the Bookrunners and the Underwriters, and together with the Mandated Lead Arrangers we or us), that you intend to (i) refinance (such refinancing being the Refinancing) a EUR 222,500,000 unitranche facility loan, a EUR 27,500,000 super senior term facility loan and a EUR 26,000,000 acquisition facility loan, a EUR 30,000,000 revolving facility loan (the Existing Facilities) and (ii) to acquire (such acquisition being the Acquisition), directly and/or indirectly 100% of the issued share capital and voting rights of US Target (the Target and the Target together with its subsidiaries, the Target Group) to be purchased pursuant to a tender offer and the terms of a merger agreement (the Merger Agreement). The Company is controlled by Eurazeo (together with their affiliates and any other fund advised or managed by Eurazeo, the Sponsor).

The Mandated Lead Arrangers and the Underwriters are pleased to set out in this letter the terms and conditions on which we are willing to arrange, and underwrite the following credit facilities:

(a)	a €355.000.000 senior B term loan facility (Term Loan Facility B or TLB) split into tranches as set out in the Term Sheet ; and

(b)	a €65.000.000 senior revolving credit facility (the Revolving Facility or RCF, together with the TLB, the Senior Facilities).

The Senior Facilities will be used in connection with the Refinancing and the proposed Acquisition (the Transaction) (including the payment of fees, costs and expenses incurred in relation to the Transaction) and other working capital needs of the Group as set out in the Term Sheet.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, n.

The Senior Facilities will be made available in accordance with the terms and conditions set out in this letter (the Commitment Letter) and the accompanying Term Sheet and Fee Letter (as defined below).

1.	Definition

In this Commitment Letter:

Acquisition TLB Backstop Date has the meaning given to it in paragraph 17.2.

Affiliate means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 12 (No Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

Base Case Model means the financial model relating to the Group.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and Dublin and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Close of Syndication means the time the Bookrunners close Syndication under paragraphs 9.4 or 9.5.

Commitments means the commitments under Term Loan Facility B (the Facility B Commitments) and the commitments under the Revolving Facility (the Revolving Facility Commitments) or any of them as the context requires and Total Commitments shall mean all of such commitments ;

Facility Documents means a senior facilities agreement and related documentation based on the terms set out in the Term Sheet and in the Commitment Letter.

Fee Letter means any fee letter between any of the Mandated Lead Arrangers, the Bookrunners, the Underwriters, the Agent and/or the Security Agent and the Company dated on or about the date of this Commitment Letter.

Free to Trade Time means the time the Bookrunners notify the Syndication Lenders of their final allocations in the Senior Facilities.

Majority Mandated Lead Arrangers means an Underwriter or Underwriters whose Underwriting Proportion in aggregate is equal or more than 50% of the TLB.

Mandate Documents means the Commitment Letter, the Term Sheet and any Fee Letter.

Successful Syndication means the date falling two business days following communication by the Mandated Lead Arranger(s) to potential Senior Lenders of an allocation of the commitments under the Term Loan Facility B reflecting that each of the Mandated Lead Arrangers' does not hold more than their Hold Commitment in the Term Loan Facility B on or before the end of the Syndication Period.

Rating Agency Fees means the fees to be paid to the rating agency by the Company, excluding, for the avoidance of doubt, any advising fees to be paid to an advising bank.

Syndication means the primary syndication of the Term Loan Facility B.

Syndication Date means the earlier of:

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(a)	the date which is six months after the earlier of (x) signing of the Merger Agreement and (y) Acquisition TLB Backstop Date;

(b)	the date on which the Majority Mandated Lead Arrangers notify the Company that primary syndication has been closed; and

(c)	completion of Successful Syndication.

Syndication Lenders means the parties to whom the Underwriters transfer a portion of their Commitments and/or loans pursuant to syndication of the Term Loan Facility B during the Syndication Period.

Syndication Period means the period from the earlier of (i) the signing of the Merger Agreement and (ii) the Acquisition TLB Backstop Date until the Syndication Date.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Term Sheet means the term sheet attached to this Commitment Letter as an appendix.

Underwriting Proportion means, in relation to an Underwriter, the underwriting proportion set out opposite its name in paragraph 4.1.

Unless a contrary indication appears, a term defined in any other Mandate Document has the same meaning when used in this Commitment Letter.

2.	Appointment

2.1	You appoint:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Senior Facilities;

(b)	the Underwriters as exclusive underwriters of the Senior Facilities;

(c)	the Bookrunners as exclusive bookrunners in connection with Syndication;

(d)	The Royal Bank of Scotland plc as security agent in connection with the Senior Facilities; and

(e)	The Royal Bank of Scotland plc as facility agent in connection with the Senior Facilities.

2.2	Until this mandate terminates in accordance with paragraph 17 (Acceptance and Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, facility agent or security agent;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Senior Facilities, the Refinancing and the Acquisition without the prior written consent of each of the Mandated Lead Arrangers except as expressly provided for in paragraph 17.4 below or as set out below.

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3.	The Offer

3.1	We are pleased to confirm to the Company our agreement:

(a)	in the case of the Mandated Lead Arrangers, to act as the sole mandated lead arrangers and sole bookrunners of the Senior Facilities; and

(b)	in the case of each Underwriter, to underwrite the Senior Facilities; and

(c)	in the case of the Acquisition TLB, to use our best efforts to raise a USD denominated Facility.

3.2	Each of the Mandated Lead Arrangers and Underwriters confirms its agreement to the Term Sheet and agrees to negotiate and finalise the Facility Documents and other Finance Documents incorporating the terms and conditions set out in the Term Sheet in good faith with a view to agreeing and executing the Facility Documents (together with those Finance Documents to be entered into as a condition precedent to signing of the Facility Documents) as soon as reasonably practicable and in any event not later than 8 December 2017 or any other date that will be agreed between the parties hereto. If the parties do not agree on any provision of the Facility Documents not expressly described or set out in the Mandate Documents, the parties agree that standard provisions will be included in accordance with the Documentation Principles (as defined in the Term Sheet).

3.3	The Mandated Lead Arrangers, the Bookrunners and the Underwriters will enter into the Senior Facilities Agreement and the Refinancing TLB will be made available by the Mandated Lead Arrangers, the Bookrunners and the Underwriters whether or not the Acquisition Closing Date occurs and notwithstanding the termination, expiry or cancellation of the commitments in respect of Acquisition TLB whether by the Company or otherwise, provided that the baskets, figures, amounts, thresholds and other flexibility will be reviewed in accordance with the Term Sheet.

3.4	The Mandated Lead Arrangers and Underwriters confirm that:

(a)	they have obtained final credit committee approval for arranging and underwriting the Senior Facilities for the Underwriting Proportions set out in paragraph 4 (Underwriting Proportions) on the terms set out in this Commitment Letter;

(b)	they have no further due diligence requirements or other internal impediment or approval necessary; and

(c)	they do not require any further internal credit sanctions in order to arrange, underwrite and provide such portion of the Senior Facilities described in paragraph 4 (Underwriting Proportions).

The Mandated Lead Arrangers and the Underwriters acknowledge that this Commitment Letter is intended to create a legally binding contract between the parties to it and this Commitment Letter will be relied on by you in submitting your bid and signing the Merger Agreement.

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4.	Underwriting Proportions

The underwriting proportions of each of the Underwriters in respect of the Senior Facilities are as follows:

Underwriter	TLB commitments	RCF commitments	Total commitments

BNP PARIBAS	88,750,000	16,250,000	105,000,000

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND	88,750,000	16,250,000	105,000,000

ROYAL BANK OF SCOTLAND	88,750,000	16,250,000	105,000,000

SOCIÉTÉ GÉNÉRALE	88,750,000	16,250,000	105,000,000

4.1	The obligations of the Mandated Lead Arrangers, the Bookrunners and the Underwriters under the Mandate Documents are several. No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger. No Bookrunner is responsible for the obligations of any other Bookrunner. No Underwriter is responsible for the obligations of any other Underwriter.

4.2	We acknowledge that our commitment to arrange and underwrite the Senior Facilities is not subject to Successful Syndication.

5.	Clear Market

5.1	During the Syndication Period, no member of the Group shall, and you shall ensure that no member of the Group will (members of the Target Group shall only be members of the Group from Acquisition Completion) borrow, incur, issue or raise (or announce an intention to borrow, incur, issue or raise) any financial indebtedness (whether by means of loan, note, bond issue, private placement, debt security or otherwise) in the domestic or international debt, capital, syndicated loan or bank markets, without the prior written consent of the Mandated Lead Arrangers.

5.2	The paragraph above will not restrict:

(a)	any financial indebtedness under the Senior Facilities; or

(b)	replacements, extensions and renewals of existing indebtedness that matures during the Syndication Period, indebtedness of the Target and its subsidiaries for ordinary course working capital requirements and ordinary course capital lease, purchase money and equipment financings and any other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Merger Agreement.

6.	Market Flex

The terms of any applicable market flex in relation to the TLB are set out in the Fee Letter.

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7.	Fees, Costs and Expenses

7.1	In consideration of the Mandated Lead Arrangers and the Underwriters entering into the Facility Document, the Company shall pay (or procure that there is paid) to the Mandated Lead Arrangers the fees, in accordance with and as set out in the Term Sheet and in the Fee Letters.

7.2	You will also pay or reimburse the costs and expenses incurred by the Mandated Lead Arrangers in connection with the Syndication subject to a cap of €50,000, provided for the avoidance of doubt, that the Rating Agency Fees, costs and expenses will be borne directly by you and are therefore excluded from the above cap.

7.3	You shall as soon as possible on demand pay us in any of our capacities all legal fees, subject to a pre-agreed cap, reasonably incurred by any of us in connection with the negotiation, preparation, printing and execution of the Finance Documents and the Mandate Documents.

7.4	It being acknowledged that (i) no fees (except as agreed separately and directly with the Mandated Lead Arrangers’ legal counsel) shall be payable in respect of the Refinancing TLB unless the Refinancing Closing Date occurs and (ii) no fees (except as agreed separately and directly with the Mandated Lead Arrangers’ legal counsel) shall be payable in respect of the Acquisition TLB unless the Acquisition Closing Date occurs.

8.	Payments

All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers, the Agent, the Bookrunners or the Underwriters (as applicable) notify to the Company at least five Business Days prior to the date such payment is due;

(b)	shall be paid without any deduction or withholding for or on account of tax (a Tax Deduction) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (VAT). If VAT is chargeable, you shall also and at the same time pay, or procure the payment, to the recipient of the relevant payment an amount equal to the amount of the VAT.

9.	Syndication

9.1	It is acknowledged that the Underwriters may, from the date of the Merger Agreement, decide to syndicate all or part of their commitments in relation to the TLB to one or more other banks, financial institutions or other persons in which case the Mandated Lead Arrangers will co-ordinate the syndication of such TLB and manage all aspects of the syndication, including decisions as to:

(a)	in consultation with the Company, the selection of prospective lenders to be approached (save that the Company hereby agree that each person on the Agreed Transferee List may be so approached) and when they will be approached during syndication;

(b)	in consultation with the Company, the management of the relationship with the invited prospective lenders; and

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(c)	in consultation with the Company, when their commitments will be accepted and the allocations of commitments among such persons.

9.2	The final list of the members of the syndicate upon completion of syndication will be determined in consultation with you.

9.3	Subject to any applicable confidentiality agreement between the Company and the Mandated Lead Arrangers, the Company authorises the Mandated Lead Arrangers to discuss the terms of the TLB with, and to disclose those terms to, potential lenders to facilitate the syndication of the TLB provided such potential lenders have signed a Loan Market Association confidentiality agreement prior to such discussions or disclosure.

9.4	At any time after the Mandated Lead Arrangers have received sufficient commitments that (when reflected as participations in the TLB) would result in a Successful Syndication, the Majority Mandated Lead Arrangers may:

(a)	close Syndication; and

(b)	accept the commitments received and allocate resulting participations in the TLB (in a way that will result in a Successful Syndication).

9.5	Without prejudice to the Market Flex as referred to in the Term Sheet, if by the end of the Syndication Period, the Mandated Lead Arrangers have not received sufficient commitments that (when reflected as participations in the TLB) would result in a Successful Syndication, the Majority Mandated Lead Arrangers may propose to the Underwriters that the Bookrunners close Syndication, accept the commitments received and allocate resulting participations in the TLB.

9.6	During the Syndication Period, you shall use all reasonable efforts to assist (and shall ensure the other relevant members of the Group (and after signing of the Merger Agreement of the Target Group) will use all reasonable efforts to assist) the Mandated Lead Arrangers (acting reasonably) in relation to Syndication including, but not limited to:

(a)	the preparation, with the assistance of the Mandated Lead Arrangers, of an information memorandum to be used in connection with the Syndication, containing all relevant information including, but not limited to, information about the Group (and the Target Group) and how the proceeds of the TLB will be applied (the Information Memorandum). The final version of the Information Memorandum and any additional or supporting information to be provided to prospective lenders will be delivered to the Company for its approval after which the Mandated Lead Arrangers may distribute it to potential Lenders on the Company's behalf (provided that such prospective lenders have, prior to such disclosure, undertaken to the Company to keep such information confidential);

(b)	providing, as soon as practicable upon reasonable request from the Mandated Lead Arrangers, any information in your possession reasonably necessary to complete Syndication;

(c)	making available the senior management and representatives of the Company and other members of the Group (and after signing of the Merger Agreement of the Target Group), in each case from time to time during normal business hours and upon reasonable notice (provided this does not unduly interfere with the Company's and the relevant members of the Group's or Target Group’s normal course of business), for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as the Mandated Lead Arrangers may reasonably request (in each case during normal business hours and upon reasonable request provided that this does not unduly interfere with the Company's and the relevant members of the Group's or Target Group’s normal course of business);

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(d)	using best efforts to ensure that Syndication benefits from the Company and the Group's existing lending relationships;

(e)	make (i) any minor amendments to the Finance Documents of a technical nature (including correcting typographical or manifest errors) or (ii) any amendments necessary to give effect to the "Market Flex" or "Reverse Flex" provisions set forth in the Term Sheet in accordance with the terms thereof; and consider in good faith any minor amendments to the Finance Documents which any of the Mandated Lead Arrangers may reasonably requests on behalf of potential Lenders;

(f)	supplement, complete, update or correct from time to time during the Syndication Period any Information (as defined below) which may be material in the context of the Syndication (excluding, for the avoidance of doubt, any projections) promptly upon determination made by you and the Mandated Lead Arrangers that any such Information (as defined below) is materially incorrect;

(g)	unless otherwise agreed with the Bookrunners, use your best efforts to obtain (and use best efforts to procure that the management of the Group and following the signing of the Merger Agreement of the Target Group assists in obtaining) as soon as practically possible and to maintain during the life of the Senior Facilities a corporate rating for the Senior Facilities from each of Standard & Poor’s Rating Services and Moody’s Investor Services Limited; and

(h)	agreeing to such shorter Interest Periods during the Syndication process as are necessary for the purposes of Syndication.

10.	Information

10.1	You represent and warrant that:

(a)	any factual written information that has been made available to any of us by you or any of your representatives or advisors with respect to the Group contained in the Reports and the Base Case Model or provided to the Mandated Lead Arrangers, Underwriters or Bookrunners (including for the purposes of preparing the Information Memorandum) (together, the Information) was true and accurate in all material respects (in the case of information regarding the Target Group, to the best of your knowledge and belief) at the date on which the Information were provided or (as the case may be) as at the date on which such written information was expressed to be given;

(b)	to the best of your knowledge, information and belief , nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)	any financial projections contained in the Base Case Model provided to the Mandated Lead Arrangers by the Company have been prepared in good faith on the basis of recent historical information and are based on reasonable assumptions at the time of being made, it being understood that the projections are subject to significant uncertainties and contingencies and there is no certainty that such financial projections will be achieved.

10.2	The representations and warranties set out in paragraph 10.1 are deemed to be made by you (a) on the date of this Commitment Letter and (b) on the date on which the relevant Information is provided (but only in respect of such Information) in each case by reference to the facts and circumstances then existing.

10.3	You shall promptly notify the Mandated Lead Arrangers in writing if any representation and warranty set out in paragraph 10.1 is incorrect or misleading and agrees to supplement the Information as soon as practicable from time to time to ensure that each such representation and warranty is correct when made.

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10.4	You acknowledge that the Mandated Lead Arrangers and the Underwriters will be relying on the Information without carrying out any independent verification.

10.5	We have based our analysis on:

(a)	the following draft due diligence reports in connection with the Group which we have received, reviewed and are satisfied with:

(i)	the commercial and strategic due diligence report prepared by Bain, dated 23 October 2015;

(ii)	the commercial due diligence report prepared by L.E.K. dated 22 September 2017; and

(iii)	the financial due diligence report prepared by KPMG dated 27 September 2017;

(the Group Due Diligence Reports), and

(b)	the following draft due diligence reports in connection with the Target Group which we have received, reviewed and are satisfied with:

(i)	the commercial due diligence report prepared by L.E.K. Consulting dated 6 October 2017;

(ii)	the legal due diligence report prepared by Skadden dated 12 October 2017; and

(iii)	the financial, tax and IT due diligence report prepared by KPMG dated 17 October 2017,

(the Target Group Due Diligence Reports, and together with the Group Due Diligence Reports, the Reports).

10.6	We therefore confirm that the relevant conditions precedent in the Finance Documents will be satisfied by the delivery of the final versions of those draft reports (together with the respective reliance letters where available) unless they differ from the above draft reports in a manner that would be materially adverse to the interests of the Mandated Lead Arrangers and the Underwriters.

10.7	We have received, reviewed and are satisfied with the forms of the Original Financial Statements and Agreed Transferee List last delivered to us prior to the signing of this Commitment Letter and therefore confirm that the relevant conditions precedent in the Finance Documents have been satisfied.

10.8	We have also received, reviewed and are satisfied with the forms of the Base Case Model, the Merger Agreement and disclosure letter/exhibits/schedules relating thereto (if any) and the draft structure memorandum prepared by Allen & Overy LLP (the Structure Memorandum) provided to us and therefore confirm that the relevant conditions precedent in the Finance Documents will be satisfied by the delivery of the final versions of those items ((together with a reliance letter in relation to the Structure Memorandum and provided that, in the case of Merger Agreement, the confidentiality provision permits the disclosure of information to the Lenders and potential lenders in connection with the Senior Facilities and the assignment provision permits the Company to grant security over its rights under the Merger Agreement (in the manner agreed between legal counsel to the Company and legal counsel to the Mandated Lead Arrangers prior to the date of this Commitment Letter or otherwise in a manner that would not be materially adverse to the interests of the Mandated Lead Arrangers and the Underwriters)) unless those final versions differ from the forms last received by the Mandated Lead Arrangers and the Underwriters on or before the date hereof in a manner that would be materially adverse to the interests of the Mandated Lead Arrangers and the Underwriters.

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10.9	We further acknowledge that we do not require any additional reports and therefore our commitment to arrange, underwrite and provide the Senior Facilities is not conditional on any further due diligence investigations.

11.	Indemnity

11.1	Whether or not the Finance Documents are signed, you shall within five Business Days of written demand, to indemnify each Indemnified Person against any documented losses, damages, liabilities (including without limitation legal fees) or expenses reasonably incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)	the use of the proceeds of the Senior Facilities;

(b)	the Acquisition (including, for the avoidance of doubt the Tender Offer, the Merger and the Acquisition Documents);

(c)	any Mandate Document or any Facility Document ; and/or

(d)	the arranging or underwriting of the Senior Facilities,

(but excluding in each case (i) consequential damages, (ii) any loss of profit incurred in connection with the Senior Facilities and (iii) any losses connected with syndicating, attempting to syndicate or failing to syndicate the Senior Facilities unless such losses result from your gross negligence or wilful misconduct).

11.2	You will not be liable under paragraph 11.1 (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results from any breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

11.3	For the purposes of this paragraph 11:

Indemnified Person means each Mandated Lead Arranger, each Bookrunner, and each Underwriter, in each case, any of their respective Affiliates and each of their (or their respective Affiliates') respective directors, officers, employees and agents.

11.4	No Indemnified Person shall have any duty or obligation, whether as fiduciary for any Indemnified Person.

11.5	You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your Affiliates for or in connection with anything referred to in paragraph 11.1 above except, following your agreement to the Mandate Documents, for any such losses, claims, damages or liabilities incurred by you that results from the gross negligence or wilful misconduct of, or breach of any term of the Mandate Documents by, such Indemnified Person.

11.6	Notwithstanding paragraph 11.5 above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

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11.7	When the Facility Documents are signed, the indemnity in this paragraph 11.1 shall only apply to the extent not covered by a corresponding indemnity under each Finance Document.

11.8	No Indemnified Person shall take any action or instigate any proceedings against any officer, director, employee or agent of any member of the Group in connection with any claim or cause of action such Indemnified Person may have in relation to or in connection with the Mandate Documents, the Facility Documents or the Senior Facilities.

11.9	You represent to the Mandated Lead Arrangers, the Bookrunners and Underwriters that:

(a)	you are acting for your own account and you have made your own independent decisions to enter into the transaction contemplated in the Mandate Documents (the Transaction) and as to whether the Transaction is appropriate or proper for you based upon your own judgment and upon advice from such advisers as you have deemed necessary;

(b)	you are not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers, the Bookrunners or Underwriters as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Mandated Lead Arrangers, Bookrunners or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(c)	you are capable of assessing the merits of and understanding (on your own behalf or through independent professional advice), and understand and accept, the terms, conditions and risks of the Transaction. You are also capable of assuming, and assumes, the risks of the Transaction; and

(d)	no Mandated Lead Arranger, Bookrunner or Underwriter is acting as a fiduciary for or as an adviser to you in connection with the Transaction.

11.10	For the avoidance of doubt, paragraphs (b) and (d) above are without prejudice to any obligations and responsibilities any Mandated Lead Arranger or Underwriter may have under any separately documented advisory engagement in relation to the Acquisition.

12.	No Front-running

12.1	Each of the Mandated Lead Arrangers, Bookrunners and Underwriters agrees and acknowledges that:

(a)	it will not, and none of its Affiliates will, engage in any Front Running;

(b)	it will not, and none of its Affiliates will, enter into (or agree to enter into) any agreement, option or other arrangement with any bank, financial institution or other person which may be approached to become a syndicate member, under which that bank, financial institution or other person shares any risk or participates in any exposure of any of the Mandated Lead Arrangers or Underwriters under the Senior Facilities;

(c)	offer to make any payment or other compensation of any kind to any bank, financial institution or other person for its participation (direct or indirect) in the Senior Facilities,

(d)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers, Bookrunners and Underwriters may suffer loss or damage and its position in future financings with the other Mandated Lead Arrangers, Bookrunners and Underwriters and the Company may be prejudiced;

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(e)	if it or any of its Affiliates engages in any Front Running the other Mandated Lead Arrangers, Bookrunners and Underwriters retain the right not to allocate to it a participation under the Senior Facilities.

12.2	Each Mandated Lead Arranger, Bookrunner and Underwriter confirms that neither it nor any of its Affiliates has engaged in any Front Running.

12.3	When each of the Mandated Lead Arrangers, Bookrunners and Underwriters signs the Facility Documents or (prior to the end of the Syndication Period) any transfer document under the Facility Documents, it shall, if another Mandated Lead Arranger, Bookrunner and Underwriter so requests, confirm to them in writing that neither it nor any of its Affiliates has breached the terms of this paragraph 12.

12.4	The Mandated Lead Arrangers must also ensure that each prospective lender which is approached to become a syndicate member ahead of the launch of primary syndication enters into an undertaking which is substantially in the form of the current Loan Market Association confidentiality and front running letter for primary syndication on which the Company can rely on and benefit.

12.5	Any arrangement, front-end or similar fee which may be payable to a Mandated Lead Arranger, Bookrunner or Underwriter in connection with the Senior Facilities is only payable on condition that neither it nor any of its Affiliates has breached the terms of this Commitment Letter. This condition is in addition to any other conditions agreed between the Mandated Lead Arrangers, Bookrunners and Underwriters in relation to the entitlement of each Mandated Lead Arranger, Bookrunner and Underwriter to any such fee.

12.6	For the purposes of this paragraph 12:

a Facility Interest means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Senior Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

Confidential Information means all information relating to the Company, any Obligor, the Group, the Target Group, the Facility Documents and/or the Senior Facilities which is provided to a Mandated Lead Arranger, Bookrunner or Underwriter (the Receiving Party) in relation to the Facility Documents or Senior Facilities by the Company, the Group or any of its affiliates or advisers (the Providing Party), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)	is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Front Running means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a Syndication Lender:

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(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest; or

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to, or entered into, with an Affiliate; or

(ii)	an act of a Mandated Lead Arranger (or its Affiliate), a Bookrunner (or its Affiliate) or Underwriter (or its Affiliate) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Senior Facilities.

This paragraph 12.5 is for the benefit of the Mandated Lead Arrangers, the Bookrunners and Underwriters only.

13.	Confidentiality

Each of the Mandated Lead Arranger, the Bookrunner, the Underwriter and the Company acknowledge that the Mandate Documents and the contents of the same are confidential and shall not be disclosed to any person without the prior approval (which shall not be unreasonably withheld or delayed) of the Mandated Lead Arrangers and the Company other than:

(a)	as required by law or regulation, or court order or to comply with the rules of any regulatory, governmental or supervisory body or the rules of any stock exchange;

(b)	to any potential Investors on a confidential and need-to-know basis;

(c)	(subject to redacting any information in respect of fees and/or Market Flex provisions in the Term Sheet which shall be agreed with legal counsel to the Mandated Lead Arrangers (acting reasonably)) to the Target Group and the current direct or indirect owners and management of the Target Group and their respective officers, directors, employees, investors and advisors on a confidential and need-to-know basis;

(d)	to the Company's, the Mandated Lead Arrangers', the Underwriters' and any potential Investor's affiliates and to their directors, officers, employees, investors, agents and advisors and their respective affiliates' respective directors, officers, employees, investors, agents and advisors who have been made aware of and agree to be bound by the obligations under this Clause 13 or are in any event subject to confidentiality obligations as a matter of law or professional practice and on a need-to-know basis;

(e)	(except for the Fee Letter) (to any person who may become a lender under the TLB in connection with the Syndication (subject to redacting any information in respect of fees and/or Market Flex provisions in the Term Sheet which shall be agreed with legal counsel to the Mandated Lead Arrangers (acting reasonably)), to any person who may become a lender under the Senior Facilities in connection with the Syndication, provided that such person shall have signed a confidentiality agreement substantially in the form of the Loan Market Association confidentiality agreement with respect to the Mandate Documents and their contents;

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(f)	(subject to redacting any information in respect of fees and/or Market Flex provisions in the Term Sheet which shall be agreed with legal counsel to the Mandated Lead Arrangers (acting reasonably)) to rating agencies that have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice, on a need-to-know basis ; and

(g)	to potential additional Mandated Lead Arrangers and Underwriters and to each potential additional Mandated Lead Arrangers' and Underwriters' officers, directors, employees, and advisors as permitted under the terms of the Mandate Documents.

14.	Publicity/Announcements

No announcements regarding the Senior Facilities or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of the Company and each of the Mandated Lead Arrangers, Bookrunners and Underwriters (in each case such approval not to be unreasonably withheld or delayed).

15.	Conflicts

15.1	The Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons in respect of which the Company or its Affiliates may have conflicting interests in respect of the Senior Facilities in this or other transactions.

15.2	The Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

15.3	The Mandated Lead Arrangers, Bookrunners and Underwriters will not use confidential information obtained from the Company or its Affiliates, the Target Group or any of their respective affiliates, for the purposes of the Senior Facilities in connection with providing services to other persons and the Mandated Lead Arrangers, Bookrunners and Underwriters will not furnish such information to such other persons.

15.4	The Mandated Lead Arrangers, Bookrunners and Underwriters have no obligation to use any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

16.	Assignments

16.1	Subject to the provisions of paragraph 16.2 below , no party may assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the consent of the other parties.

(a)	Subject to the provisions of this Commitment Letter and the Term Sheet, each Underwriter may assign or transfer its agreement to underwrite the Senior Facilities under this Commitment Letter to any of its Affiliates. Any such assignment shall not relieve the Underwriter from its obligation unless and until that portion of the Senior Facilities so assigned or transferred has been funded in full by such Affiliate. Without limiting the generality of the foregoing, each of the Mandated Lead Arrangers, the Bookrunners and the Underwriters may delegate any or all of its rights and obligations under this Commitment Letter to any of its Affiliates (each a Delegate) and may designate any Delegate as responsible for the performance of its appointed functions under this Commitment Letter, but the Mandated Lead Arrangers, the Bookrunners and the Underwriters, as applicable, shall remain responsible for the performance by each Delegate of any such functions under this Commitment Letter and the other Mandate Documents.

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17.	Acceptance and Termination

17.1	This Commitment Letter and the offer contained herein shall terminate on the earlier of (x) the date falling ten (10) Business Days after the date of this Commitment Letter (or such later date as is agreed from time to time between the Mandated Lead Arrangers (acting reasonably) and the Company) if the Company does not provide to the Mandated Lead Arrangers by delivering a countersigned copy of this Commitment Letter before 11.59 pm the signatories of this Commitment Letter and (y) six months following the earlier of (i) the signing of the Merger Agreement and (ii) the Acquisition TLB Backstop Date or any other date to be agreed by the parties hereto if the Acquisition Closing Date has not occurred by that date.

17.2	Any Mandated Lead Arranger, Bookrunner or Underwriter may only terminate the offer in this Commitment Letter by notifying in writing you and the other Mandated Lead Arranger(s), Bookrunner(s) and Underwriter(s) if:

(a)	you are in breach of any material provision of this Commitment Letter;

(b)	in respect of the Acquisition TLB only, the Merger Agreement is not signed by the date falling 10 Business Days after the date of the countersignature of the Commitment Letter or any other date that will be agreed between the parties hereto (the Acquisition TLB Backstop Date);

(c)	in respect of the Acquisition TLB only, a Certain Funds Default (as defined in the Term Sheet) has occurred and is continuing at completion of Acquisition (the Acquisition Completion);

(d)	in respect of the Refinancing TLB only, a Certain Funds Default (as defined in the Term Sheet) has occurred and is continuing at completion of Refinancing (the Refinancing Completion);

(e)	in respect of the Acquisition TLB only, the date the Company notifies us that its offer to acquire the Target has been withdrawn or otherwise has lapsed or is terminated, or the Company's bid to acquire the Target is withdrawn by the Company without any possibility to submit another offer in relation to the acquisition of the Target;

(f)	in respect of the Acquisition TLB only, the Target agrees in writing to sell its shares to another purchaser or purchasers ,

(and the Company shall notify us as soon as reasonably practicable and in any event within five Business Days of being informed of the circumstances referred to in (b) to (e) above).

17.3	The Company may terminate the mandate in this Commitment Letter in respect of the Acquisition TLB by notice in writing if:

(a)	the Acquisition Completion does not occur on or before the last date for the Acquisition Completion under the Acquisition Documents or such later date as agreed between the parties under Acquisition Documents;

(b)	the Company's offer to acquire the Target is withdrawn or otherwise lapses or is cancelled, or the Company's bid to acquire the Target is pulled by the Company without any possibility to submit another offer in relation to the acquisition of the Target;

(c)	the Target agrees in writing to sell its shares to another purchaser or purchasers without any possibility to submit another offer in relation to the acquisition of the Target.

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17.4	If a Mandated Lead Arranger or an Underwriter (or an Affiliate of such Mandated Lead Arranger or Underwriter) is unable, fails or otherwise confirms that it is unwilling to comply with its obligations towards the Company under the Mandate Documents or Finance Documents (including (i) as a result of an Insolvency Event (as defined in the Sponsor Precedent) occurring in respect of an Underwriter (or an Affiliate thereof), or (ii) as a result of an Underwriter (or an Affiliate thereof) being in breach of any material provision of the Mandate Documents or Finance Documents), the Company shall (in consultation with the other Mandated Lead Arranger) have the right to replace such Underwriter and its Affiliates (in all capacities) without the consent of any other Underwriters (or Affiliate thereof), it being specified that it shall not be on terms more favourable than those benefiting to the remaining Underwriters (or their Affiliates).

18.	Survival

18.1	Except for paragraphs 3 (the Offer) (in so far as it relates to due diligence and conditions precedent sign off), 4 (Underwriting Proportions), 10 (Information), 11 (Indemnity) and 17 (Acceptance and Termination) the terms of this Commitment Letter shall survive and continue after the Facility Documents are signed.

18.2	Without prejudice to paragraph 18.1, paragraphs 11 (Indemnity), 13 (Confidentiality), 14 (Publicity/Announcements), 15 (Conflicts), 19 (Entire Agreement), 20 (Third Party Rights) and 22 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any Mandated Lead Arranger, Bookrunner or Underwriter under the Mandate Documents.

19.	Entire Agreement

19.1	The Mandate Documents set out the entire agreement between the Company, the Mandated Lead Arrangers, the Bookrunners and the Underwriters as to arranging, managing the primary syndication of and underwriting the Senior Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Senior Facilities.

19.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Mandated Lead Arrangers, Bookrunners and Underwriters.

20.	Third Party Rights

Subject to paragraphs 11 (Indemnity) and 16 (Assignments) to which the Contracts (Rights of Third Parties) Act 1999 shall apply so that each Indemnified Person and the Company may rely on such paragraphs as applicable, no person other than the parties to this Commitment Letter and their respective affiliates shall have any rights under it nor shall it be enforceable by any person other than the parties to it and their respective affiliates.

21.	Counterparts

This Commitment Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Commitment Letter.

22.	Governing Law and Jurisdiction

22.1	This Commitment Letter (including the agreement constituted by your acknowledgement of its terms) (the Letter) and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

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22.2	The courts of England and Wales have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Commitment Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Commitment Letter or the negotiation of the transaction contemplated by this Commitment Letter).

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this Commitment Letter.

Yours faithfully

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For and on behalf of

BNP Paribas Fortis SA/NV as Mandated Lead Arranger

/s/ Helmut van Ginderen
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Governor and Company of the Bank of Ireland as Mandated Lead Arranger

/s/ Maxime Alban
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Royal Bank of Scotland plc (trading as NatWest Markets) as Mandated Lead Arranger

/s/ Etienne Hairy
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

Société Générale, London Branch as Mandated Lead Arranger

/s/ Jonathan Baradaran
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

BNP Paribas Fortis SA/NV as Bookrunner

/s/ Helmut van Ginderen
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Governor and Company of the Bank of Ireland as Bookrunner

/s/ Maxime Alban
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Royal Bank of Scotland plc (trading as NatWest Markets) as Bookrunner

/s/ Etienne Hairy
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

Société Générale, London Branch as Bookrunner

/s/ Jonathan Baradaran
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

BNP Paribas Fortis SA/NV as Underwriter

/s/ Helmut van Ginderen
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Governor and Company of the Bank of Ireland as Underwriter

/s/ Maxime Alban
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Royal Bank of Scotland plc (trading as NatWest Markets) as Underwriter

/s/ Etienne Hairy
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

Société Générale, London Branch as Underwriter

/s/ Jonathan Baradaran
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Royal Bank of Scotland plc as Facility Agent

/s/ Paul Keilty
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

The Royal Bank of Scotland plc as Security Agent

/s/ Paul Keilty
Name:
Title:
Address:
Attention:
Fax Number:

We acknowledge and agree to the above:

SIGNATURE PAGES – COMMITMENT LETTER

For and on behalf of

Franklin UK Bidco Limited

/s/ Marc Frappier
Name:
Title:
Address:
Attention:
Fax Number:

SIGNATURE PAGES – COMMITMENT LETTER

Appendix 1

THE TERM SHEET

ALL SENIOR TERM SHEET

23 October 2017

FINTRAX REFINANCING AND ACQUISITION

This term sheet (the Term Sheet) shall be subject to the commitment letter dated 23 October 2017, entered into among the Mandated Lead Arranger and Franklin UK Bidco Limited (the Commitment Letter, together with this Term Sheet, the Commitment Documents).

The terms and conditions of this Term Sheet are subject to the US Target Management comments.

Any reference to a "Clause" means a reference to the relevant numbered Clause hereunder. Any reference to a "paragraph" or "subparagraph" means a paragraph or subparagraph of the Clause where such reference is made. Quoted capitalized terms or capitalized terms included as paragraph headings will have the meaning ascribed to them in the corresponding sentence or paragraph.

Franklin UK Midco Limited is incorporated under the laws of England and Wales and is owned indirectly by funds advised or managed by the Sponsor (as defined below). The Group proposes to refinance its Existing Facilities (as defined below) pursuant to a Senior Facilities Agreement (as defined below) and acquire the US Target (as defined below) (the Transaction) and related intercreditor agreement and other finance documents (collectively the Finance Documents). This term sheet is a summary of certain provisions relating to the proposed Facilities (as defined below).

All baskets, thresholds, figures, amounts and other flexibility have been agreed based on the completion of the US Acquisition. Such figures are to be reduced pro rata the EBITDA of the Target Group in the event that the US Acquisition does not occur.

Allen & Overy LLP

1.	Financing Summary

1.1	Facilities

The Facility set out in Part 2.2 is referred to as the TLB and the Facility set out in 2.3 is referred to as the Revolving Facility or RCF and together with the TLB are referred to as Senior Facilities.

Type of Facility	Amount[1]	Maturity Date (from Refinancing Closing Date)	Amortization	Interest Rate[2]	Margin Ratchet
Term Loan B (TLB)	€355,000,000 To be split into sub-tranches as set out in paragraph 2.2	7 years	None	LIBOR / EURIBOR +4.00%	LR > 4.50x : 4.00% 4.00x < LR ≤ 4.50x : 3.75% 3.50x ≤ LR ≤ 4.00x: 3.50% LR < 3.50x 3.5%
Senior Revolving Facility (RCF)	€65,000,000	Availability: to the Revolving Loan Maturity Date Maturity: 6 years	N/A	LIBOR / EURIBOR +3.25%	LR > 4.50x : 3.25% 4.00x < LR ≤ 4.50x : 3.00% 3.50x < LR ≤ 4.00x : 2.75% LR ≤ 3.50x: 2.50%
TOTAL SENIOR	€420,000,000

1.2	Refinancing Structure

Topco	Franklin Ireland Topco Limited.

Parent	Franklin UK Midco Limited.

Company	Franklin UK Bidco Limited.

Group	Parent and each of its Subsidiaries and excluding any Joint Venture.

Existing Facilities	EUR 222,500,000 unitranche facility loan, a EUR 27,500,000 super senior term facility loan, a EUR 26,000,000 acquisition facility loan and a EUR 30,000,000 revolving facility loan.

Refinancing Closing Date	The date on which the refinancing of the Existing Facilities occurs.

1 €/USD split to be determined

2 0% EURIBOR/LIBOR floor

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1.3	Acquisition Structure

Acquiring Entity	A wholly-owned US subsidiary (US Newco) of the Company, (the Purchaser) to be used to acquire the Target. Promptly following the consummation of the Tender Offer, US Newco will be merged into Target (the Merger) and Target shall be the surviving entity under a reverse subsidiary merger, in accordance with the Merger Agreement as per the Structure Memorandum such that New UK SPV shall own 100% of the Target.

New UK SPV	a company incorporated and tax resident in the UK.

Acquisition	Acquisition by US Newco of 100% of the shares and other equity or debt instruments (to the extent not refinanced on the Acquisition Closing Date) issued by Target pursuant to a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the Tender Offer) and the Merger in accordance with the Merger Agreement.

Tender Offer Documents	Initial offer to purchase and all other material documents entered into by the Company or US Newco in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Merger Agreement /Documents	The merger agreement executed by, inter alios, the Target and the Purchaser in relation to the Acquisition (the Merger Agreement) and all other agreements or deeds setting out the terms of the Acquisition (the Merger Documents, and together with the Tender Offer Documents, the Acquisition Documents).

Acquisition Closing Date	The date of the consummation of the tender offer and the back-end merger pursuant to the Merger Agreement (and no later than the last day of the Acquisition Certain Funds Period).

Acquisition Equity Investment	All equity or quasi-equity investments made by Investors and the investing managers indirectly to the benefit of US Newco (through Topco, then Parent, then the Company, then the New UK SPV) (on or after the Acquisition Closing Date) shall take the form of shareholders’ loans and/or equity and/or debt instruments, each of them on a fully subordinated basis.

Acquisition Minimum Equity by Original Investors at the Acquisition Closing Date	35% of the total capital structure at the Acquisition Closing Date used for the purpose of the Acquisition (being the Acquisition Equity Investment and the Acquisition TLB on the Acquisition Closing Date).

Investors	Original Investors and subsequent investors.

Original Investors	The Sponsor Investors and the Existing Managers.

Sponsor Investors	Companies controlled by, and funds managed and/or advised, by the Sponsor and/or any Sponsor Affiliate, other than members of the Group, and any successors to such companies or funds, provided that such successors are managed or advised by the Sponsor and/or any Sponsor Affiliate.

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Sponsor Affiliate	The Sponsor, each of its Affiliates (other than a member of the Group), any trust of which the Sponsor or any of its Affiliates is a trustee, any partnership of which the Sponsor or any of its Affiliates (other than a member of the Group) is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Sponsor, any member of the corporate bodies of the Sponsor or any of its Affiliates (other than a member of the Group), provided that any such trust, fund or other entity which has been established solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

Existing Managers	The persons or companies and any individual person who is or has been at any time a director or an employee of a member of the Group on the Refinancing Closing Date, his or her spouse and children and respective successors in interest, any entity controlled directly or indirectly by any of the foregoing persons (which shall include, for the avoidance of doubt, any entity the majority of the voting rights of which is owned directly or indirectly by one or several of the foregoing persons) and who are direct or indirect shareholders of Topco.

Sponsor	Eurazeo (692 030 992 RCS Paris).

US Target	Planet Payment Inc.

US Target Group	US Target and its Subsidiaries.

1.4	Hedging

Required Hedging	Interest rate hedging to be implemented within three months following the Refinancing Closing Date in respect of not less than 66.67% of the TLB for a minimum period of three years from the Refinancing Closing Date. This hedging shall be with financial institutions selected by the Company. The Company shall request quotes from each Mandated Lead Arranger who has indicated that is interested in providing such interest rate hedging, but there shall be no right to match. Providers of such hedging (the Hedging Counterparties).

Hedging Arrangements	All swap hedging agreements will be documented by way of ISDA documentation (or such equivalent as is approved by the Obligors' Agent).

Ranking	Debts under the Required Hedging shall rank pari passu with the Senior Facilities and will benefit from Security securing the Senior Facilities to the extent legally feasible and to the extent the hedging counterparties accede to the Intercreditor Agreement.

Over Hedging	If at any time, the notional principal amount of the hedging arrangements exceeds or, as a result of a prepayment, repayment or cancellation, will exceed the aggregate amount of 100% of the outstanding amount under the TLB at that time, the Borrowers must ensure that within 30 days thereafter the notional principal of the hedging arrangements is reduced in accordance with and subject to the terms of the relevant hedging arrangements so that it no longer exceeds or will not exceed the aggregate amount of 100% of the outstanding amount under the TLB then or that will be then outstanding.

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Additional hedging	Members of the Group may enter into any further non-speculative hedging subscribed in the ordinary course of the US Target Group's business. A EUR/USD cross-currency hedging, if any, may also share pari passu the security package at the Obligors' Agent election, subject to the Agreed Security Principles and accession to the Intercreditor Agreement.

1.5	Documentation

Senior Documentation

Senior Facilities will be made available under a senior facilities agreement containing provisions consistent with this term sheet (the Senior Facilities Agreement).

Counsel to the Sponsor will prepare the draft of the Senior Facilities Agreement based on the senior facilities agreement dated 26 May 2016 between among others, Novacap Group Holding as Parent, BNP Paribas, ING Bank France and Société Générale as Mandated Lead Arrangers as amended and restated prior to the date of the Commitment Letter (the Sponsor Precedent) and also taking into account the operations and reasonable business needs of the Group and the Existing Facilities. The Senior Facilities Agreement shall not include any conditions precedent which will be in addition to those contained in the Term Sheet and no changes will be made to any of the certain funds provisions set out in the Term Sheet, without the agreement of the Company. If, despite negotiation in good faith, the Mandated Lead Arrangers and the Company are not able to agree on a particular term of any of the Senior Facilities Agreement, such term will be in the form of the equivalent term contained in the Sponsor Precedent, amended only to reflect mandatory requirements of English law or US law or other applicable law (as the case may be) and the terms of the Term Sheet. Where the Term Sheet does not provide for detailed drafting on a point and the Sponsor Precedent is silent on that particular point, such point shall be drafted in the form of the current recommended form of senior multicurrency term and revolving facilities agreement for leveraged acquisition finance transaction of the Loan Market Association (LMA SFA) as amended only to reflect mandatory requirements of English law or US law or other applicable law (as the case may be) and the terms of the Term Sheet.

Other Documents

Other documentation will include an intercreditor agreement (the Intercreditor Agreement), fee letters (as may be necessary) in relation to the fees to be paid pursuant to the Commitment Documents (the Fee Letters), documents evidencing transaction security (the Transaction Security Documents) and hedging agreements (collectively with the Senior Facilities Agreement, the Finance Documents).

Counsel to the Senior Lenders will prepare the first draft of the Intercreditor Agreement and the Transaction Security Documents.

Intercreditor Principles	The Intercreditor Agreement will be based on the latest form of Loan Market Association Recommended Form of Intercreditor Agreement for Leveraged Acquisition Finance Transactions (the LMA ICA) amended to reflect the intercreditor principles set out in Clause 13 (the Agreed Intercreditor Principles) and adapted to the corporate and financing structure contemplated in this term sheet.

Equity Documents	The constitutional documents of Parent and any shareholder loans or subordinated debt instruments in Parent.

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Transaction Documents	The Finance Documents, the Equity Documents and the Acquisition Documents.

Documentation Principles

It is further acknowledged and agreed by the Lenders that the provisions of the Sponsor Precedent and the LMA ICA on which the Senior Facilities Agreement and Intercreditor Agreement respectively are to be based will be modified to reflect the Commitment Documents and:

(a)          the operational and strategic requirements of the US Target Group in light of its size, industries, practices and matters disclosed in the Merger Agreement, input from management of the US Target, the Company and the financial model in relation to the Group;

(b)          in relation to the intercreditor agreement (the Intercreditor Agreement), the recent precedents for leveraged affiliates of top-tier sponsors in the European LBO market consistent with (A) a senior debt accordion and incremental facility structure in the European market (including provisions allowing the incurrence of the Additional Facilities, the Refinancing Facilities without the need for further amendments) and (B) the capital structure for the Transaction, as adjusted to reflect the amendments pursuant to paragraph (a) above (the Sponsor Precedent Intercreditor Agreement), in each case, provided that thresholds and basket levels applicable to the representations, undertakings and events of default in the Senior Facilities Agreement and the Intercreditor Agreement (as the case may be) will (save to the extent specified in the Commitment Documents) be sized on the basis of input from the management of the US Target and the Sponsor as to the anticipated operational and strategic requirements and flexibility of the US Target Group following the Acquisition Closing Date. The baskets and their size shall also reflect the US Target Group’s size, industries and practices, matters disclosed in the Merger Agreement, input from management of the US Target, the Sponsor and the Acquisition Base Case Model.   (collectively, the Documentation Principles).

2.	Description of the Senior Facilities

2.1	Financing Parties

Borrowers	The Initial Borrowers and the Additional Borrowers.

Initial Borrowers of Refinancing TLB	The Company, Legendre Holding 45 and each member of the Group which is a Borrower under the Existing Facilities on the Refinancing Closing Date as set out below.

Initial Borrower of Acquisition TLB	New UK SPV.

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Additional Borrowers	Any member of the Group will be authorized to accede after the Refinancing Closing Date as a borrower under the RCF or an Additional Facility provided that (a) such accession will be subject to the same terms as set out in the Sponsor Precedent and (b) the consent of all Senior Lenders (acting reasonably) participating in the RCF or the relevant Additional Facility will be required if the relevant member of the Group is not incorporated in an Approved Jurisdiction (as defined below) or in a jurisdiction where a Borrower is already incorporated (no consent being required otherwise). Additional Borrowers shall become Guarantors subject to and in accordance with the Agreed Security Principles.

An Approved Jurisdiction means, in respect of the RCF, England and Wales, Ireland, France and the United States and before the Refinancing Closing Date, any other jurisdiction agreed by all Mandated Lead Arrangers (acting reasonably) and, on and from the Refinancing Closing Date, any other jurisdiction agreed with the Lenders under the RCF.

Obligors	The Borrowers and the members of the Group having granted a guarantee in accordance with Clause 5 (Security Interest and Guarantees) (each such person, a Guarantor).

Obligors' Agent	Parent.

Original Obligors	Parent and each Initial Borrower.

Original Senior Lenders and commitments	As per the Commitment Letter.

Security Agent	As per the Commitment Letter.

Facility Agent	As per the Commitment Letter.

Mandated Lead Arranger(s)	As per the Commitment Letter.

Finance Parties	The Mandated Lead Arranger(s), the Facility Agent, the Security Agent, the Hedging Counterparties and the Senior Lenders.

Senior Lenders	The Original Senior Lenders and other lenders as selected as described in “Primary Syndication” in Clause 4 (Syndication). Thereafter, in accordance with Clause 9 (Assignments and Transfers).

2.2	Main terms of the TLB

Type of Facility

TLB composed of two tranches: Acquisition TLB and Refinancing TLB.

Refinancing TLB to include Refinancing TLB1 (to refinance the acquisition indebtedness) and Refinancing TLB2 (to refinance the non-acquisition indebtedness).

Stapling of Refinancing TLB1 and Refinancing TLB2: each syndication lender shall commit to the Refinancing TLB1 and Refinancing TLB2 on a pro rata basis.

Borrower(s)	As above.

Total Commitments	€258,400,000 Refinancing TLB. €96,600,000 Acquisition TLB.

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Base Currency	EUR[3].

Closing Date	The Refinancing Closing Date and, if applicable, the Acquisition Closing Date.

Funds Flow Memorandum	The Refinancing Funds Flow Memorandum and, if applicable, the Acquisition Funds Flow Memorandum.

Purpose of Refinancing TLB

To:

(a)         refinance the Existing Facilities (including any breakage costs, redemption premium or related fees); and/or

(b)         the payment of fees, costs and expenses in connection with the transactions contemplated under subparagraph (a), including costs and fees under the Finance Documents;

in each case on the Refinancing Closing Date as set out in the Refinancing Funds Flow Memorandum.

Purpose of Acquisition TLB

To:

(a)         finance the purchase price of the Acquisition (including, for the avoidance of doubt, the Tender Offer and the Merger); and/or

(b)         the payment of fees, costs and expenses incurred by any member of the Group in connection with the transactions contemplated under subparagraphs (a) (including costs and fees under the Finance Documents);

in each case on the Acquisition Closing Date as set out in the Acquisition Funds Flow Memorandum.

Availability Period

In respect of the Refinancing TLB

On and from the signing of the Senior Facilities Agreement (the Signing Date) until (and including) the earlier of (a) the Refinancing Closing Date and (b) the last day of the Refinancing Certain Funds Period.

In respect of the Acquisition TLB

On and from the Signing Date until (and including) the earlier of (a) the Acquisition Closing Date and (b) the last day of the Acquisition Certain Funds Period.

Repayment	One instalment on the Maturity Date.

Maturity Date	As indicated in Clause 1.1 (Facilities).

Pricing	As indicated in Clause 3 (Fees, Interest and Prepayments).

Utilisation	For the Refinancing TLB, in full on the Refinancing Closing Date. For the Acquisition TLB, in full on the Acquisition Closing Date.

3 USD tranche (including its pricing) to be discussed.

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Conditions to drawdown	As per Clause 6 (Certain Funds).

Automatic cancellation

In respect of the Refinancing TLB, any part of the Refinancing TLB not drawn down on the Refinancing Closing Date shall automatically be cancelled on such date.

In respect of the Acquisition TLB, any part of the Acquisition TLB not drawn down on the Acquisition Closing Date shall automatically be cancelled on such date.

2.3	Main Terms of the RCF

Type of Facility	RCF which may be utilised by (a) the drawing of cash advances (Advances) and Rollover Drawings (as defined below), (b) the issue of bank guarantees and documentary credits (including letters of credit and performance bonds) (each a Letter of Credit) and (c) by way of Ancillary Facilities (as described below).

Borrower(s)	The Company together with any Additional Borrowers.

Base Currency	EUR.

Optional Currency	USD, SGD, CHF, GBP and others to be agreed.

Initial Commitments	As indicated in Clause 1.1 (Facilities).

Purpose

Cash drawings under the RCF to be utilised to directly or indirectly finance or refinance:

(a)         in relation to the Initial Borrowers:

(i)           the payment of fees, costs and expense incurred in relation to the Transaction (including OID Fee, upfront fees and/or flex payments under the commitment letter);

(ii)          to cash collateralize existing letters of credit and its subsidiaries and to replace or backstop existing letters of credit; and/or

(iii)         any recoverable VAT payable in relation to the Transaction,

(b)         in relation to any Borrowers (other than the Company):

(i)           the working capital and/or general corporate purposes of the Group (including, without limitation, the funding of (i) capital expenditure, (ii) operational restructurings or Permitted Reorganisations of the Group or (iv) working capital related adjustments (however structured) relating to or arising in connection with the Acquisition, any Permitted Acquisitions and Permitted Joint Ventures);

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(ii)          satisfaction of the consideration payable for a Permitted Acquisition (other than the Acquisition) or a Permitted Joint Venture;

(iii)         the payment of fees, costs and expense incurred in relation to a Permitted Acquisition (other than the Acquisition), a Permitted Joint Venture or the Facilities;

(iv)         the refinancing of outstanding indebtedness (including under any hedging agreements) of a target and its subsidiaries or a business or an undertaking acquired pursuant to a Permitted Acquisition (other than the Acquisition) or a Permitted Joint Venture and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or acquisition.

Rollover Loans	Rollover loans in the same currency may be repaid and re-borrowed on a net basis. Rollover loans may be re-borrowed as long as no Declared Default is continuing. No repeating representations will be given on any Rollover utilisation.

Clean Down	None.

Availability Period

(a)          with respect to the Company and the other Initial Borrowers in relation to the purpose set out in paragraph (a) above only: from (and including) the relevant Closing Date (subject to its occurrence) until the later of (x) two months following the end of the Syndication Period and (y) one month following the relevant Closing Date; and

(b)          with respect to Borrowers other than the Company: from the first Business Day following the Refinancing Closing Date until one month prior to the RCF Maturity Date.

Maturity Date	As indicated in Clause 1.1 (Facilities).

Pricing	As indicated in Clause 3 (Fees, Interest and Prepayments).

Conditions to drawdown	Subject to the proposed utilisation not being a Rollover Loan, absence of Event of Default (whether continuing at the date of delivery of the utilisation request, at the contemplated utilisation date or resulting from such utilisation) or if the Revolving Facility is being utilised by the Company and the other Initial Borrowers on a certain funds basis on the relevant Closing Date, no Certain Funds Default.

Min. Utilisation	EUR 150,000.

Max. number of utilisations	20.

Voluntary Cancellation	The Obligors' Agent may cancel all or part of the RCF commitments at any time following the Refinancing Closing Date, subject to a 3 Business Days’ prior notice to the Facility Agent.

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Letters of Credit

Each Letter of Credit will be issued by an Issuing Bank which will be counter-indemnified by the Lenders participating in the RCF. A Letter of Credit will not be issued unless the Borrower and the Issuing Bank have approved the form of the Letter of Credit or it is substantially in a form scheduled to the Senior Facilities Agreement.

The Facility Agent will revalue the Letters of Credit that are denominated in any currency other than the Base Currency at annual intervals. The Borrowers will ensure that the aggregate Base Currency equivalent of the Letters of Credit do not exceed the total RCF commitments following that revaluation.

Ancillary Facilities	The RCF will also allow for one or more specified Lenders (or an affiliate of that Lender) to make available to Borrowers (or affiliates of Borrowers) on a fronted or bilateral basis (in each case at their discretion) all or a part of their participation in the RCF by way of ancillary facilities such as overdrafts, bank guarantees and foreign exchange facilities subject to a maximum amount for such ancillary facilities not exceeding the relevant Lender’s participation in the RCF. Subject to the terms of the relevant ancillary facility, no Lender (or an affiliate of that Lender) under the ancillary facilities may demand repayment of any amounts unless the RCF has been cancelled in full or it becomes unlawful for a Lender to perform its obligations or to fund, issue or maintain its participation.

3.	Fees, Interest and Prepayments

3.1	Fees

Arrangement and underwriting Fees	As per the Fee Letter.

Ticking Fees (TLB)	As per the Fee Letter.

Commitment Fees (RCF)	As per the Fee Letter.

Senior Agency and Security Agency	An amount per annum (including both the facility agency fee and security agency fee) to be agreed commencing on the Refinancing Closing Date and payable quarterly in advance from the Refinancing Closing Date.

No Closing, no fees

No fees (arrangement, ticking, agency or commitment fees) commissions, costs or expenses are payable in respect of the Refinancing TLB unless the Refinancing Closing Date occurs (except with respect to legal fees incurred with respect to the drafting and the negotiation of the Finance Documents, the amount and payment date of which have been agreed pursuant to a separate email or letter which are payable whether or not the Refinancing Closing Date occurs).

No fees (arrangement, ticking, agency or commitment fees) commissions, costs or expenses are payable in respect of the Acquisition TLB unless the Acquisition Closing Date occurs (except with respect to legal fees incurred with respect to the drafting and the negotiation of the Finance Documents, the amount and payment date of which have been agreed pursuant to a separate email or letter which are payable whether or not the Acquisition Closing Date occurs).

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3.2	Interest

Base Rate	EURIBOR (or LIBOR for Optional Currencies) (set by reference to Bloomberg (and, if necessary, the use of linear interpolation) or, if not available, on the basis of rates provided by agreed Base Reference Banks and such other methodology as provided in the LMA SFA) for the relevant Interest Period; provided that EURIBOR (or LIBOR) shall not be less than zero.

Base Reference Banks	To be agreed in final documentation for EURIBOR and LIBOR.

Interest Periods

Two, three or six-month interest period for the RCF and three or six-month interest period for the TLB at the relevant Borrower’s option (or, in each case, any other period as agreed under the relevant Facility with the Facility Agent during the Syndication Period and with all the Senior Lenders thereafter).

Short interest period for the first utilisation of Acquisition TLB to align with Refinancing TLB interest period.

Mandatory Costs	None.

Initial Margin	As per Clause 1.1.

Margin Ratchet

If:

(a)         a period of nine months has expired since the Refinancing Closing Date; and

(b)         Leverage Ratio (as defined in Schedule 4) for the most recently expired 12-months period (the Relevant Period) is within a range set out below,

the Margin shall vary as set out below with effect from the date falling five Business Days after the date of delivery of the most recent leverage certificate and related accounts confirming the applicable Margin for any current Interest Period and (if applicable) the Interest Period commencing on or after that date.

If the Group’s audited annual consolidated financial statements show that:

(i)          any Margin has been under-paid by a Borrower, that Borrower must pay such shortfall in that amount that would have been paid to then existing Lenders who were Lenders at the time of the under-payment; or

(ii)         any Margin has been over-paid by a Borrower, that Margin will be reduced with retrospective effect and any future payments of Margin (to the extent made to Lenders who were Lenders at the time of the over-payment) shall be reduced in such amount as is necessary to put the relevant Borrowers in the position they would have been in (vis-à-vis the Lenders at the relevant time to the extent that they were Lenders at the time of the over-payment) had the appropriate Margin applied.

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No margin reduction shall occur if an Event of Default is continuing and the Margin shall immediately revert to its highest level upon the occurrence of an Event of Default, but on the remedy or waiver of such Event of Default the ratchet shall continue to apply on the basis of the most recent compliance certificate.

There shall be no restriction on the number of steps up or down that may occur on a ratchet test date.

	Margin (p.a.)
LR	TLB	RCF
LR > 4.50x	4.00%	3.25%
4.00x < LR ≤ 4.50x	3.75%	3.00%
3.50x < LR ≤ 4.00x	3.50%	2.75%
LR ≤ 3.50x	3.50%	2.50%

Late payment interest	Base Rate + Margin + 1.00%.

Prepayment Fee	None.

3.3	Prepayments

Voluntary Prepayment	Voluntary prepayments may be made on three Business Days’ notice and shall be applied against such Senior Facilities as the Obligors’ Agent may direct.

Full Mandatory Prepayments	Upon a Change of Control or a sale of all or substantially all of the assets of the Group (an Exit Event), a Lender may by not less than 30 days’ notice cancel its commitments and require repayment of all of its share of the utilisations (such Lender being a Relevant Lender) provided that, any Lender that does not notify the Facility Agent within 30 days of such Exit Event, shall not be able to cancel its Commitment or require repayment of its share of the utilisations.

Listing	The admission to trading of all or any part of the securities issued by any member of the Group or of any holding company thereof (but excluding any Investor) on any regulated market or any public issue (offre au public) by any member of the Group or any holding company thereof (but excluding any Investor) made in accordance with all applicable laws and regulations in any jurisdiction or country.

Change of Control	means: (a) prior to a Listing of a Listed Entity, a Sponsor Affiliate: (i) ceases to own beneficially (directly or indirectly) more than 50 per cent. of the voting issued shares of the Company; or

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(ii)          ceases to have the right to determine directly or indirectly to determine directly or indirectly the composition of a majority of the board of directors (or like body) of the Parent and/or the Company or the chairman of the board of directors (or like body) of the Parent and/or the Company,

(b)         after a Listing of a Listed Entity:

(i)           a Sponsor Affiliate ceases to own beneficially (directly or indirectly) more than 30 per cent. of the voting issued shares of the Company;

(ii)          a person or group of persons (other than a Sponsor Affiliate) acquires direct or indirect beneficial ownership of a percentage of the voting issued shares of the Company that exceeds the percentage beneficially owned (directly or indirectly) by a Sponsor Affiliate; or

(iii)         a person or persons acting in concert (other than a Sponsor Affiliate) gain control of the Company,

(c)         at any time following the Closing Date subject to any Permitted Reorganisation:

(i)           the Company ceases to own directly 100% (on a non-diluted and fully diluted basis) of the shares of, or ceases to own directly equity share capital having the right to cast 100% (on a non-diluted and fully diluted basis) of the votes capable of being cast in general meetings, of Franklin Ireland Bidco Limited; or

(ii)          Franklin Ireland Bidco Limited ceases to own directly 100% (on a non-diluted and fully diluted basis) of the shares of, or ceases to own directly equity share capital having the right to cast 100% (on a non-diluted and fully diluted basis) of the votes capable of being cast in general meetings, of Connacht SPV 1 Limited.

For the purposes of this definition of Change of Control:

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company, control means, in relation to the Company:

(a)         the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)           cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Company; or

(ii)          appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

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(iii)         give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of that entity are obliged to comply; or

(b)          the holding (directly or indirectly) of more than 50 per cent. of the issued share capital of the Company.

Qualifying Listing	A Listing of a Listed Entity which does not constitute a Change of Control where immediately following such Listing the Leverage Ratio calculated on the basis of the last known Leverage Ratio and taking into account the amount, if any, applied in or towards the prepayment provided for below and any other use of the Qualifying Listing proceeds is not more than 3.00:1.

Listed Entity	Topco, Parent and Company.

Full Mandatory Prepayment of one of the Senior Lenders' participation under the Senior Facilities	If it is unlawful in any jurisdiction for a Senior Lender to perform any of its obligations under the Finance Documents, the commitment of that Senior Lender shall be cancelled and its share of the utilisations shall be prepaid or (if another person is willing to accept such transfer) transferred at par to another person (not being a member of the Group or an Investor or an Investor’s Affiliate).

Partial Mandatory Prepayment - Net Proceeds

(a)          disposal of fixed assets of the Group for cash (other than ordinary course disposal proceeds, trade receivables, intra-group disposals and other agreed permitted disposals exceptions) (the Disposal Net Proceeds); and

(b)          insurance claims (other than claims relating to third party liability, loss of profits/revenues, business interruption or similar claims) (the Insurance Net Proceeds and with the Disposal Net Proceeds, the Net Proceeds), and which in each case are not applied or committed to be applied or designated by the Group for application in reinvestment in the business, Permitted Acquisitions or Capital Expenditure or reorganisation within 12 months of receipt (or where committed or designated for application within 12 months, provided that reinvestment in the business is made within 18 months of receipt).

Prepayment amount allocated to Net Proceeds

The portion of the Disposal Net Proceeds and Insurance Net Proceeds exceeding the deductibles set out below shall be applied to the prepayment of the Senior Facilities on the next interest payment date following the date on which such portion of Net Proceeds have been received by the Group:

(a)         Disposal Net Proceeds deductible

in aggregate of €5m per financial year and individually an amount to be agreed with the Managers prior to the Signing Date; and

(b)         Insurance Net Proceeds deductible

in aggregate of €2m per financial year and individually an amount to be agreed with the Managers prior to the Signing Date.

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Partial Mandatory Prepayment - Listing	The proceeds received by the Group generated from a Listing of a Listed Entity or any member of the Group (net of cost, expenses and Taxes relating to such Listing, and excluding for the avoidance of doubt any proceeds received by any of the Investors and management from the sale of their shares on the secondary market (i.e., not in connection with the initial listing)) which does not constitute a Change of Control (the Listing Net Proceeds) will be applied as a mandatory prepayment of the Senior Facilities in the following percentages:

Leverage Ratio (LR)	% of Listing Net Proceeds applied to prepayment
LR >3.50:1	50%
3.50:1 ≥ LR > 3.00:1	25%
3.00:1 ≥ LR	0.0%

Excess Cashflow	See definition set out in Schedule 4.

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Excess Cashflow (prepayment %)	Prior to a Qualifying Listing, the amount of the Excess Cash Flow prepayment shall be calculated by reference to the table below.

LR Level (for the relevant financial year)	% of Excess Cash Flow
LR > 4.25x	50.00%
3.75x < LR ≤ 4.25x	25.00%
LR ≤ 3.75x	0.0%

The aggregate amount of (i) voluntary prepayments made during the Excess Cashflow period, (ii) the greater of €10,000,000 and 15% of Consolidated EBITDA (the “Excess Cashflow De Minimis”) and (iii) any expenditure committed (contractually or by way of internal allocation or reserving of funds) to be applied in relation to or allocated for acquisitions, capital expenditure or restructurings for the next 12 months shall be deducted from the amount of the Applicable Percentage of Excess Cashflow to be swept in that financial year (but any such amounts which have been so deducted but which are not so spent in the following financial year shall be included in the calculation of Excess Cashflow for such following financial year).

The Group shall be entitled to retain all Excess Cashflow in each financial year which is not required to be swept, including the Excess Cashflow De Minimis.

The Excess Cash Flow prepayment shall be applied to the repayment of the Senior Facilities on the interest payment date of the TLB following the date on which the audited accounts of the year are delivered.

Partial Prepayments – General

Each payment of Excess Cashflow shall be made annually based on audited financial statements beginning with the audited financial statements for the financial year ended 31 December 2018. The first calculation of Excess Cashflow shall be made from the 1st January 2019.

Partial mandatory prepayments referred to above (other than relating to a Listing of a Listed Entity or any member of the Group) are subject to permissibility under local law (e.g., financial assistance, corporate benefit restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant member of the Group). There will be no requirement to make any such mandatory prepayment and/or provide cash cover in any situation described under the paragraph "Prepayment amount allocated to Net Proceeds" above where the tax or other cost to the Group of making that payment or making funds available to another member of the Group to enable such prepayment to be made would result in any Group member incurring a material (5% or more of the principal amount of the prepayment) cost or expense (including any tax liability). The Group will use its reasonable endeavours to overcome any restrictions and/or minimise any costs of prepayment. At any time those restrictions are removed, any relevant proceeds will be applied in prepayment of the Senior Facilities at the end of the next interest period applicable to the TLB. Amounts not applied in prepayment or not applied in the purchase of/reinvestment in assets or for other purposes referred to above (including, without limitation, as a consequence of the above general limitations) will be available for general corporate purposes of the Group and will not be deposited in a blocked account.

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Application of partial mandatory prepayments

Where any partial mandatory prepayments is to be applied in prepayment of the Senior Facilities, they shall be applied:

(a)         first in prepayment of the loans under the TLB and an Additional Facility which is a term facility pro rata;

(b)         second, in permanent prepayment of the RCF and any Additional Facility which is a revolving facility pro rata.

Any amount of partial mandatory prepayment exceeding the then outstanding amounts under the Senior Facilities shall be deemed applied:

(a)         first, if the relevant prepayment date occurs during the Availability Period of the Additional Facilities, to the cancellation of any commitment under Additional Facilities; and

(b)         second, under the RCF.

Prepayment fee	There will be no premium or penalty payable in connection with voluntary or mandatory prepayments of the Senior Facilities.

TLB Lenders' right to decline	Unless in each case all Utilisations under TLB are to be prepaid, discharged or redesignated in full with such prepayment or such prepayment is being made with a view to preserve the tax deductibility of interest costs on the Facilities, a TLB Lender may, if it gives the Agent and the Company not less than two (2) Business Days' prior notice, elect to waive all or a specified part of its share of a prepayment of any TLB Loan, in which case the relevant Borrower may retain such proceeds for any purpose not prohibited in the Finance Document.

4.	Syndication

Primary Syndication

The Senior Lenders shall be selected by the Mandated Lead Arranger(s) from a list (which shall be agreed with the Company) of banks, financial institutions, trusts, funds and other entities customarily investing in loans of this nature and in accordance with an agreed syndication strategy, provided that any transfer of commitments during the Syndication Period shall require the prior consent of the Company save if such transfer:

(a)          is made to any of the Senior Lenders (or their affiliates which are not constituted or operated as an independent debt, opportunity or investment fund but including any securitization vehicle managed by or under the supervision of any Senior Lender) included in the list mentioned above; or

(b)         is made while a payment or bankruptcy Event of Default is continuing.

Market Flex	As per the Fee Letter.

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Successful Syndication	The date falling two Business Days following communication by the Mandated Lead Arranger(s) to potential Senior Lenders of an allocation of the commitments under the TLB reflecting a reduction for each of the Mandated Lead Arrangers' commitments under the TLB to not more than the Hold Commitments of each Mandated Lead Arranger on or before the end of the Syndication Period.

Syndication Period	Until the earlier of six months after the counter-signing date of the Commitment Documents and completion of Successful Syndication.

Reverse Flex	As per the Fee Letter.

Hold Commitments	The Mandated Lead Arrangers to hold 15% of the TLB Facilities on the same pro rata basis.

5.	Security Interest and Guarantees

Agreed Security Principles	All guarantees and security shall be granted in accordance with and subject to guarantee and security principles set out in Clause 12 (the Agreed Security Principles).

Security Interest granted on the Refinancing Closing Date

No later than the Refinancing Closing Date and in accordance with the Agreed Security Principles security interests over shares, bank accounts and intra-group receivables shall be granted (except under English law (and Irish law, if applicable) where such security interest is customarily granted pursuant to a floating charge (in which case the floating charge may cover all assets except for customary excluded assets)). . In particular:

(a)         Pledges in relation to Parent (subject to the Agreed Security Principles):

(i)          pledge over the bank accounts of Parent; .and

(ii)         pledge over the receivables held by Parent and arising from intra-group receivables.

(b)         Pledges in relation to the Company (subject to the Agreed Security Principles)

(i)          Pledge granted by Parent over the shares directly issued by the Company;

(ii)         pledge over the bank accounts of the Company; .and

(iii)        pledge over the receivables held by the Company and arising from intra-group receivables.

(c)         Pledges/assignments/charge in relation to the Material Companies (subject to the Agreed Security Principles)

(i)          pledge/charge over shares in each of the Material Companies;

(ii)         pledge/charge of bank accounts of each of the Material Companies; and

(iii)        pledge/assignment (as applicable) of intra-group receivables to be granted by each of the Material Companies.

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Security Interest granted on the Acquisition Closing Date

No later than the Acquisition Closing Date and in accordance with the Agreed Security Principles the Company shall cause to be granted the following security interests:

(a)        Pledges in relation to the New UK SPV

(i)          pledge granted by Company over the shares issued by the New UK SPV;

(ii)         pledge over the banks accounts of New UK SPV; and

(iii)        pledge over the receivables held by New UK SPV and arising from intra-group receivables

(b)        Pledge in relation to the shares of Target

(i)          pledge granted by New UK SPV over the shares issued by US Bidco; and

(ii)         pledge granted by US Bidco over the shares issued by Target.

Security Interest granted after the Refinancing Closing Date

(b)         In accordance with the Agreed Security Principles, any Additional Borrower under the RCF and/or an Additional Facility shall grant the following security interests upon accession:

(i)          pledge/charge over shares in each additional Material Company/Additional Borrower;

(ii)         pledge/charge of bank accounts; and

(iii)        pledge/assignment (as applicable) over intra-group receivables.

(c)         In accordance with the Agreed Security Principles (i) if a Borrower acquires a Material Company, it shall grant, within 90 days from the date of completion of such Permitted Acquisition and (ii) any new Material Company shall grant, within 90 days from the date on which it becomes a Material Company, a pledge over the shares directly issued, and over the receivables owed to it, by such Material Company and such Material Company shall accede as an Additional Guarantor and grant Transaction Security within such deadline.

Subject to the Agreed Security Principles, the Company shall ensure that, within 90 days from the Refinancing Closing Date and at any time thereafter, the Guarantors represent at least 80% of the Group’s EBITDA as tested by reference to the Group’s consolidated annual audited accounts. If such consolidated annual audited accounts shows that a new company has to accede as Additional Guarantor, subject always to the Agreed Security Principles such accession has to occur within 90 days from the date on which such accounts are remitted to the Facility Agent. In aggregating the EBITDA of the Obligors for the purposes of this test any negative EBITDA of a Guarantor will be ignored. If the shares in a member of the Group are pledged/charged, it will be treated as a Guarantor for the purpose of this test. Members of the Group which are not eligible to accede as a guarantor pursuant to the Agreed Security Principles in paragraph 12 (Agreed Security Principles) and in particular Connacht SPV 1 Limited, Connacht SPV 2 Limited, Connacht SPV 3 Limited, Connacht SPV 4 Limited, Connacht Holdco Limited and Connacht SPV 5 Limited (the Excluded Guarantor Companies) will not be required to become Guarantors and shall not be taken into account when calculating the Group’s EBITDA for the purposes of the Guarantor coverage requirement set out above and as long as members of the Group representing 100 per cent of the Consolidated EBITDA are not eligible to be Guarantors as a result of the foregoing, the Guarantor Coverage shall be deemed to be satisfied.

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Material Companies

at any time:

(a)         any Obligor; and

(b)         any member of the Group which has EBITDA representing 5% or more of the Consolidated EBITDA (calculated on an unconsolidated basis and excluding intra-Group items and investments in subsidiaries (in each case to the extent applicable) of the Group by reference to:

(i)          the latest annual financial statements and/or management accounts of the relevant company (or, as the case may be, the latest consolidated financial statements of the relevant company) delivered to the Facility Agent; and

(ii)         the latest delivered audited consolidated financial statements of the Group delivered to the Facility Agent,

provided that until the date of delivery of the first audited consolidated financial statements to the Facility Agent, EBITDA of each Subsidiary of the Company and the Group’s Consolidated EBITDA shall each be based on the relevant Original Financial Statements delivered as conditions precedent and the relevant financial statements and/or management accounts on which those Original Financial Statements are base, and

(c)         any direct Holding Company of a Subsidiary which is itself a Material Company, provided such Holding Company is also a member of the Group.

Guarantees subject to the Agreed Security Principles

Topco will not provide a guarantee or security or covenant to pay.

Any of the Material Companies, other than the Excluded Guarantor Companies, will be a Guarantor on the Refinancing Closing Date.

Any guarantee will be granted subject to any limitation as per the Structure Memorandum and customary limitation language.

Any target which is to become a Material Company pursuant to a Permitted Acquisition will accede within 90 Business Days from the completion of such Permitted Acquisition as additional guarantor.

A mechanism will be included in the Senior Facilities Agreement to allow a Guarantor (other than the Parent and the Company) to resign if (a) no Event of Default is continuing; or (b) there is a Permitted Transaction which results in substantially all of the assets of that Guarantor being transferred to one or more other Guarantors.

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6.	Certain Funds[4]

Certain Funds Period

The Refinancing Certain Funds Period and/or the Acquisition Certain Funds Period (as the case may be).

In respect of any Revolving Facility for the purposes of financing a Permitted Acquisition, the period specified in a notice delivered by the Company and the relevant Lenders to the Facility Agent which shall be the period starting from the date on which the relevant member of the Group enters into a legally binding commitment (conditional or otherwise) to the earlier of (i) the completion of that Permitted Acquisition and (ii) the date falling three (3) Months from the date of the legally binding commitment referred to above (or such longer or other period the relevant Lenders providing the relevant Revolving Facility Loan). In respect of any utilisation of the Revolving Facility on a certain funds basis as set out in this paragraph only, the Major Defaults as well as default set out in paragraph (i) of the (Events of Default) section regarding invalidity and unlawfulness, Major Representations (each as defined below), shall be deemed to apply also to any member of the Group. Additionally any utilisation of the Revolving on a certain funds basis shall be subject to the absence of Change of Control and paragraph (c) of the Certain Funds Default paragraph.

Any other Certain Funds Period to be agreed by the relevant lenders under a, Additional Facility and/or a Refinancing Facility.

Refinancing Certain Funds Period	From the signing date of the Senior Facilities Agreement to the earlier of (i) the Refinancing Closing Date and (ii) 3 months following the counter-signing of the Commitment Letter, or any other date that will be agreed between all parties hereto (the Refinancing Certain Funds Period). All drawings/subscriptions at the Refinancing Closing Date to be available on one business days' notice.

Acquisition Certain Funds Period	From the signing date of the Senior Facilities Agreement to the earlier of (i) the Acquisition Closing Date and (ii) 6 months following the signing of the Merger Agreement, or any other date that will be agreed between all parties hereto (the Acquisition Certain Funds Period). All drawings/subscriptions at the Acquisition Closing Date to be available on one business days' notice.

Initial Funding – Certain Funds

Subject to satisfaction of the documentary conditions precedent as set out in Clause 11 (Documentary Conditions Precedent), during the relevant Certain Funds Period the Senior Lenders will be obliged to participate in any utilisation on the relevant Closing Date of the TLB and the RCF (paragraph (a)) drawn by an Initial Borrower (the Certain Funds Utilisations), unless:

(a)         any of the Event of Default listed in paragraphs 7.3(a) (non payment), 7.3(b) (other obligations) (exclusively in relation to General Undertakings change of business, acquisitions, holding company, negative pledge, disposals, mergers, loans or credit, guarantees, dividends, pari passu ranking, sanctions and anti-corruption and financial indebtedness), 7.3(e) (inability to pay its debts) to 7.3(g) (creditors process) has occurred and is outstanding, only, in each case, in so far as they relate to (x) any Material Company in respect of the Refinancing TLB, the Acquisition TLB and the RCF drawn on the Closing Date and (y) US Newco (and not, for the avoidance of doubt, any member of the US Target Group) in respect of the Acquisition TLB and the RCF drawn on the Acquisition Closing Date (each a Major Default); or

4 Subject to review by M&A team in respect of the provision of certain funds for the Acquisition.

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(b)         any of the representations listed in sub-paragraphs 7.1(a) (i) to (v) of the Finance Documents Representations or the representations in sub-paragraph 7.1(e)(iv) (holding companies) or the representations relating to sanctions and anti-corruption provisions (each a Major Representation) is not correct in all material respects (in the case of any representation or warranty to which a materiality test is not already applied in accordance with its terms) when given (x) in relation to any member of the Group in respect of the Refinancing TLB, the Acquisition TLB and RCF drawn on the Closing Date and (y) in relation to US Newco exclusively in respect of the Acquisition TLB and the RCF drawn on the Acquisition Closing Date; or

(c)         a Change of Control has occurred within the meaning of paragraphs (a) and (b) of the definition of Change of Control set out in Clause 3.3 (Prepayments); or

(d)         it is illegal or contrary to applicable law for that Senior Lender to fund under the applicable Senior Facility, in which case that Senior Lender must notify the Obligors’ Agent as soon as it becomes aware of the relevant legal issue, and the provisions relating to cancellation and/or transfer of its commitments will apply;

(e)         in respect of the Acquisition TLB only, the Merger Agreement is terminated for any reason what so ever;

(f)          conditions to closing in the Merger Agreement have not been amended or waived in any material respect from the Senior Lenders’ interests perspective without the prior consent of the Agent (which shall act pursuant to the instructions of the Mandated Lead Arrangers),

(any of the events described in paragraphs (a) to (f), a Certain Funds Default).

No rights

During the Certain Funds Period no Senior Lender shall:

(a)         exercise any right to terminate the obligation to make any Certain Funds Utilisations;

(b)         exercise any right of rescission in respect of any Finance Document; and

(c)         exercise any right of acceleration, termination, cancellation, claim, counterclaim or set-off to prohibit or delay any utilisation or subscription (other than set-off in respect of agreed fees, costs and expenses), in each case to the extent to do so would affect, prevent or limit the making of a Certain Funds Utilisations, and except if a Certain Funds Default has occurred or would result from a Certain Funds Utilisation and provided further that all such rights, remedies and entitlements shall be available upon the expiry of the relevant Certain Funds Period.

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No business or market MAC	For the avoidance of doubt, there will be no business or market MAC and no fees, costs, indemnity payments or expenses (other than legal fees) shall be payable until the relevant Closing Date.

Conditions met on the Signing Date	Further, in order to ensure certain funds, all conditions precedent to first utilisation or subscription of a documentary nature set out in Clause 11 (Documentary Conditions Precedent) will be satisfied (or, in respect of the Acquisition TLB only, where not satisfied, will be in agreed form or under the control of US Newco, relate to conditions to completion under the Merger Agreement or will be of a pure technical nature or updated information relating to conditions precedent satisfied or in agreed form at the Signing Date) at the time of signing the Senior Facilities Agreement.

7.	Representations, Undertakings and Events of Default

7.1	Representations

Representations

Each Obligor (with respect to the Senior Facilities) will only make the representations set out below (with respect to itself and, as applicable, its Material Companies) subject to such exceptions, materiality qualifications, grace periods, baskets, thresholds, knowledge and other qualifications as may be agreed including in relation to matters arising from input from management and properly and in respect of US Target Group expressly disclosed in the Acquisition Documents or Reports) in accordance with the Documentation Principles:

(a)         Validity, enforceability and completeness of the Finance Documents (collectively, the Finance Documents Representations)

(i)          status;

(ii)         binding obligations subject to legal reservations and perfection requirements;

(iii)        non-conflict;

(iv)        power and authority;

(v)         validity and admissibility in evidence subject to legal reservations and, in relation to the transaction security, perfection requirements; all authorisations necessary to conduct the business;

(vi)        governing law and enforcement subject to legal reservations and perfection requirements;

(vii)       pari passu;

(viii)     shares charged under the Transaction Security Documents;

(ix)        no filing or stamp duty (other than as disclosed prior to the Signing Date) for the purpose of ensuring validity or enforceability of the Finance Documents; and

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(x)         on the Acquisition Closing Date only, the Acquisition Documents contain all the material terms of the Acquisition.

(b)         Accuracy and completeness of Information (collectively, the Information Representations)

(i)          all factual written information relating to the Group contained in the Business Plan and the Reports was true and accurate in all material respects (to the best of the Company’s knowledge, information and belief) as at the date of the Business Plan or the relevant Report (or, if different as at the date such written information was expressed to be given) (as applicable);

(ii)         to the best of the knowledge, information and belief of the Company, the Information Memorandum do not omit to disclose any matter and that no event or circumstances has occurred or arisen where failure to disclose would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being misleading in any material respect;

(iii)        group structure chart is true and accurate in all material respects;

(iv)        the Structure Memorandum contains all material steps in relation to the implementation of the debt and equity structure in relation to the Transaction;

(v)         the Business Plan has been prepared on a basis which is consistent with the applicable Accounting Principles;

(vi)        any financial projections relating to the Group contained in the Business Plan have been prepared on the basis of recent historical information and are based on assumptions believed by the Company to be reasonable (as at the date of the Business Plan or other document containing the projection or forecast), it being understood that the projections are subject to significant uncertainties and contingencies and there is no certainty that such financial projections will be achieved.

(c)         Financial Information (collectively, the Financial Statement Representations)

(i)          financial statements and budget provided to the Facility Agent provide a true and fair view of the Group’s accounting situation for the period to which they relate;

(ii)         accounting reference date;

(d)         Non-Insolvency (collectively, the Non-Insolvency Representations)

(i)          inability to pay debts (other than between members of the Group) as they fall due in respect of any Material Company;

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(ii)         insolvency and insolvency proceedings or any other equivalent proceedings in a non EU jurisdiction in respect of a Material Company;

(iii)        no fact or circumstances which could lead to its COMI being located outside of its jurisdiction of incorporation;

(e)         Business of the Group (the Business Representations)

(i)          compliance with anti-bribery, anti-money laundering and sanctions provisions (subject to customary carve-outs stemming from applicable anti-boycott laws);

(ii)         no breach of laws (including environmental laws) which would have a Material Adverse Effect;

(iii)        no proceedings pending or threatened which could be reasonably expected to have a Material Adverse Effect;

(iv)        holding companies, subject to Permitted Holding Company Activities;

(v)         good title to assets to the extent that not having such would have a Material Adverse Effect;

(vi)        intellectual property rights necessary for the business validly registered;

(vii)       the Company does not, in carrying on its businesses, infringe any intellectual property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect;

(viii)      the Group being properly insured in accordance with applicable business practices;

(ix)         no taxes overdue to an extent which would have a Material Adverse Effect;

(x)         no Financial Indebtedness and no security unless not prohibited under the Finance Documents;

(xi)        pensions;

(f)          No Default (the Non Default Representation)

(x)         No Event of Default is outstanding, on the signing date of the Senior Facilities Agreement (the Signing Date) and the relevant Closing Date and (y) as far as it is aware, no default is outstanding under any other document binding on it which has a Material Adverse Effect.

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Date of Representations

Representations shall be made as follows:

(a)         subject always to the provisions of Clause 6 (Certain Funds):

(i)          all representations shall be made (1) on the Signing Date, (2) on the relevant Closing Date:

(ii)         the only other repetitions will be in respect of the representations in paragraphs (a)(i) to (vi), (c)(i) and (e)(i) above (the Repeating Representations) and shall be made on the date of delivery of the relevant financial statements (in the case of paragraph (c)(i) above) or otherwise on each utilisation date and on the first day of each interest period;

(b)         subject always to the provisions of Clause 6 (Certain Funds) but without prejudice to paragraph (a) above, the Information Representations shall be made to the benefit of the Finance Parties only on the Signing Date, on the relevant Closing Date and on the date of distribution of the Information Memorandum and the last day of the Syndication Period; and

(c)         subject always to the provisions of Clause 6 (Certain Funds) but without prejudice to paragraph (a) above, the Financial Statement Representation (in relation to financial statements delivered from time to time) shall be made to the benefit of the Finance Parties only with respect to the most recently delivered financial or accounting document on the delivery date of such financial or accounting document.

The Repeating Representations will be deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

7.2	Undertakings

(a)	Information

Information Undertakings

The following documents/information shall be delivered/organized to/for the benefit of the Facility Agent (unless stated otherwise):

(a)         within 150 days of the end of each financial year:

(i)          audited consolidated financial statements of the Group;

(ii)         an audited compliance certificate indicating (A) the level of the Leverage Ratio for the relevant financial year; (B) the updated list of Material Companies and (C) the Excess Cash Flow and total Non-Listing Net Proceeds generated during the financial year under consideration;

(b)         within 60 days of the end of each financial quarter:

(i)          consolidated quarterly financial statements of the Group; and

(ii)         unless the financial quarter under consideration ends on 31 December, an unaudited compliance certificate indicating the level of the Leverage Ratio for the 12-months period ending on the last day of the financial quarter under consideration;

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(c)         starting the date falling two months after the Refinancing Closing Date, within 45 days of the end of each month, a monthly reporting;

(d)         as soon as it becomes available, but in any event within 60 days after the start of each of its financial years, an annual budget for that financial year commencing with the year starting 2018. No requirements for Senior Lenders' approval of the Budget; and

(e)         once a year, management presentation organized by the Group;

(f)          promptly, documents despatched by the Obligors to all their creditors and/or its shareholders (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to all its creditors generally (in their capacity as creditors) (excluding for this purpose creditors which are members of the Group) pursuant to law;

(g)         promptly on reasonable request from the Facility Agent, such further information regarding the financial condition or assets of the Group and/or any member of the Group as the Facility Agent may reasonably request;

(h)         promptly upon becoming aware of any Default or Event of Default, the Company (or the relevant Obligor) shall notify the Facility Agent thereof and of the steps (if any) being taken to remedy such Default or Event of Default, and at the request of the Facility Agent, the Obligors' Agent shall confirm to notify the Facility Agent of the occurrence (or continuation) of any Default or Event of Default (and the steps (if any) being taken to remedy such Default or Event of Default);

(i)          promptly upon becoming aware, details of litigations/arbitrations; and

(j)          other customary information in line with LMA SFA with respect to KYC requirements.

The Parent may deliver financial statements consolidated at the level of a Holding Company of the Parent so long as the Compliance Certificate demonstrates in reasonable detail, computations as to compliance with this paragraph (Information Undertakings), a confirmation of the Margin, and amount of Excess Cashflow and any other calculation of Consolidated EBITDA, Consolidated Pro Forma EBITDA or the Consolidated Net Leverage relied on for any purpose of the Senior Facilities Agreement during the preceding Relevant Period. The Parent will deliver a reconciliation of its annual financial statements against the consolidated financial statements of it Holding Company.

Change of accounting principles	If the Obligors’ Agent notifies the Facility Agent of a change in accounting principles, the Obligors’ Agent and the Facility Agent shall enter into good faith negotiations as to whether such change gives rise to a material commercial effect on the terms or effect of the Finance Documents and, if applicable, on any amendments required to avoid such material commercial effect.

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(b)	Financial Covenant

Financial Covenant

The Senior Facilities Agreement shall include the following springing Leverage Ratio maintenance covenant (the Financial Covenant) which shall be applicable to the RCF only and will be computed on a quarterly rolling twelve month basis as at any date on which it is required to be tested.

The Financial Covenant shall be tested only as at the last day of each financial quarter (a Quarter Date) (starting with the first full Quarter Date falling at least six months after the Refinancing Closing Date) if on that last day the outstanding RCF loans, any guarantees issued under the RCF to support cash drawings and any net cash drawings under any Ancillary Facility exceed 35% of the aggregate RCF Commitments.

Where the Financial Covenant is tested, the Group shall ensure that the relevant Compliance Certificate shows that the Leverage Ratio (as at any Quarter Date on which the Financial Covenant is required to be tested) does not exceed the Financial Covenant (which shall be a flat covenant calculated on the basis of 40% of the Opening Leverage5) and in any case no more than 7.00:1.

The amendment and waiver of the Financial Covenant and related definitions, or any Default or Event of Default resulting from a failure to comply with the Financial Covenant, shall require only the consent of the Majority Lenders under the RCF (and the Borrower). To the extent that the RCF is accelerated, the TLB Lenders shall have the benefit of a cross-acceleration Event of Default under the TLB.

Equity Cure

Prior to the occurrence of a Declared Default, the Financial Covenant shall be capable of cure by means of new equity made at any time up to and including 20 Business Days after the latest date on which the relevant compliance certificate is required to be delivered. There will be no limit on the amount to be applied pursuant to an Equity Cure. For the avoidance of doubt, there shall be no requirement to apply any Equity Cure in prepayment of the Senior Facilities or any other indebtedness. Overcures permitted.

The amount injected as new equity pursuant to each such Equity Cure will be deemed to have the effect of (i) increasing the Consolidated EBITDA (EBITDA Cure) or (ii) reducing the Consolidated Total Net Debt.

This adjustment will apply to the Leverage Ratio for the Designated Relevant Period only (and shall apply only for the purposes of determining compliance with the financial covenant and not for any other purpose). For these purposes, the Designated Relevant Period shall be the Relevant Period commencing on the immediately preceding quarter date and ending on the third quarter date thereafter.

There shall be not more than 5 Equity Cures over the life of the Senior Facilities and not more than 2 EBITDA Cures over the life of the Senior Facilities. Equity Cures shall not be permitted in consecutive quarters.

Irrespective of any Equity Cure, if there is a breach of the Financial Covenant under the RCF and on the next test date the Financial Covenant is satisfied, the previous breach (and any resulting, actual or potential event of default) will be deemed to have been waived and remedied at such next test date provided that no notice of acceleration has been provided by the Facility Agent before such date.

5Final Opening Leverage to be adjusted if the Acquisition does not occur.

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(c)	Other Undertakings

General Undertakings	Other undertakings will be limited to those set out below (subject to such exceptions, materiality qualifications, grace periods, baskets, thresholds and other qualifications as may be agreed including for US Target Group in relation to matters arising from input from management for US Target Group and disclosed in the Acquisition Documents and due diligence materials provided to the Senior Lenders regarding the Acquisition) in respect of each Obligor and, where applicable, in relation to the Group in accordance with the Documentation Principles, and in particular:

Authorisations and compliance with laws

(a)         authorisations subject to legal reservations and completion of perfection requirements relating to the Finance Documents or the Acquisition Documents and authorisations to carry on its business where failure to do so would have or could reasonably be expected to result in a Material Adverse Effect;

(b)         compliance with laws where failure to do so would have or could reasonably be expected to result in a Material Adverse Effect;

(c)         environmental compliance where failure to do so has or could reasonably be expected to result in a Material Adverse Effect;

(d)         taxation and social contributions, except for those contested in good faith, where reserves are maintained if required and disclosed in the latest financial statements and for which payment can be lawfully withheld without material penalty, and where failure to comply has or could reasonably be expected to result in a Material Adverse Effect.

Restrictions on business focus

(a)         restriction on merger except for Permitted Reorganisations, Permitted Acquisitions, Permitted Disposals and Permitted Transactions;

(b)         no material change in the general nature of the business of the Group taken as a whole;

(c)         restriction on acquisitions except for Permitted Acquisitions, Permitted Joint Ventures, Permitted Transactions or Permitted Share Issue;

(d)         restriction on joint ventures except for Permitted Joint Ventures, Permitted Transactions, Permitted Disposal, Permitted Security, Permitted Loan or Permitted Acquisitions;

(e)         restriction on activities of holding companies except for permitted holding company activities to be agreed and Permitted Transactions;

(f)          preservation of assets.

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Restrictions on dealing with assets and security

(a)         restriction on security except for Permitted Security and Permitted Transactions;

(b)         restriction on disposals except for Permitted Disposals and Permitted Transactions;

(c)         transactions with third parties to be on arm’s length terms or better (other than Permitted Payments and Permitted Transactions).

Restrictions on movements of cash – cash in

(a)         restriction on financial indebtedness except for Permitted Financial Indebtedness and Permitted Transactions;

(b)         restrictions on guarantees granted by members of the Group except for Permitted Guarantees, Permitted Loans and Permitted Transactions;

(c)         restriction on issuance of share capital except for Permitted Share Issues, Permitted Acquisitions and Permitted Transactions;

(d)         restrictions on loans or credit extended by members of the Group except for Permitted Loans, Permitted Guarantees and Permitted Transactions;

(e)         restriction on payment to Investors and/or managers (including by way of dividends, repayment of shareholders’ loans or bond/share redemption) except for Permitted Payments, Permitted Disposals and Permitted Transactions.

Miscellaneous

(a)         insurance (including self-insurance) to be maintained against those material risks (including business interruption risks) and to the extent usual for companies carrying on the same or substantially similar business;

(b)         pensions funded to the extent required by local law and regulations where failure to do so would have or could reasonably be expected to result in a Material Adverse Effect;

(c)         while an Event of Default is outstanding, access to books and records;

(d)         intellectual property to be maintained if failure to do so would have a Material Adverse Effect;

(e)         guarantor coverage;

(f)          no change of Fiscal Year and/or tax residency;

(g)         no speculative treasury transactions and requirement to comply with the hedging requirements of this Term Sheet;

(h)         further assurance subject to the Agreed Security Principles;

(i)          maintenance of ratings;

(j)          syndication;

(k)         anti-corruption, anti-money laundering and sanctions (subject to customary carve-outs stemming from applicable anti-boycott laws);

(l)           pari passu ranking;

(m)        no change of COMI.

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Baskets

Members of the Group will have the benefit of adequate baskets or permitted transactions as set out in Schedule 3. These baskets shall, during the term of the Senior Facilities once per year upon the request of the Obligors’ Agent, include growers and be modified to represent a percentage of the Consolidated EBITDA set out in the most recently delivered audited annual financial statements.

The Finance Documents shall include a provision to the effect that a breach of a basket or limit in relation to permitted actions which results solely as a result of currency exchange rate movements after the date on which a particular action was undertaken shall not constitute a breach of the relevant undertaking (to the extent such action was in compliance with applicable limits or baskets at the time it was undertaken).

Obligor/ Non-Obligor Amount

At any time the aggregate (without double counting) of:

(i)          the fair market value of all assets disposed of by Obligors to Non-Obligors during the life of the Senior Facilities under paragraph (i) of Permitted Disposal less the fair market value of all assets disposed of by Non-Obligors to Obligors during the life of the Senior Facilities (with the fair market value, in each case, determined by reference to the date of each disposal and the prevailing rate of exchange as at such date);

(ii)         the principal amount of all outstanding loans by Obligors to Non-Obligors at that time under paragraphs (j) and (l) of Permitted Loan less the principal amount of all outstanding loans by Non-Obligors to Obligors;

(iii)         any amount of any outstanding guarantees, at that time, by Obligors in respect of Non-Obligors under paragraphs (b) and (k)(iii) of Permitted Guarantee; and

(iv)        the amount of cash paid during the life of the Senior Facilities by Obligors for shares issued to them by any members of the Group that are Non-Obligors under the definition of Permitted Share Issue less any amount paid during the life of the Senior Facilities to Obligors by Non-Obligors by way of redemption, purchase, defeasance, retirement or repayment any of its shares, or as a dividend, distribution or capital return in respect of its shares, and provided that:

(A)        if any Non-Obligor subsequently accedes to the Senior Facilities Agreement as an Obligor (provided that it grants full guarantee and security), any items which would, prior to such accession, have fallen within paragraphs (a) to (d) above in respect of or in connection with that Non-Obligor shall be ignored for the purposes of this definition; and

(B)         if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to such resignation, have fallen within paragraphs (i) to (iv) above in respect of or in connection with that member of the Group as an Obligor shall be included for the purposes of this definition.

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Obligor/ Non-Obligor Basket

At any time, the greater of €14,000,000 and 20% of Consolidated EBITDA.

For the purpose of determining compliance with this allowance, any relevant investment or transaction which is (i) legally committed to be invested within the Group under arrangements existing as at the Signing Date to the extent disclosed to Senior Lenders (prior to the date of signing of the Commitment Letter) or (ii) funded from Permitted Equity Injections shall not be counted towards such limits.

Permitted Acquisition	As defined in Schedule 3.

Synergies	The Group shall have the ability to add-back to EBITDA the amount of actual and projected costs savings and costs synergies (without double counting and as determined and certified by the CFO of the Group in good faith) arising or expected to arise within 18 months from completion of any Permitted Acquisition (including subsequent projected restructurings), in each case calculated on a pro forma basis as though such costs synergies and/or cost savings had been realised on the first day of the relevant testing period, but in each case (a) provided that such amounts are reasonably identifiable and factually supportable; (b) if such amount are in excess of 5% of the pro-forma Group EBITDA for the relevant period, the costs synergies and costs savings must be supported by commentary provided by a reputable accounting firm certifying the amount of costs synergies and cost savings with respect to the relevant Permitted Acquisition and their achievability within 18 months and (c) provided that the aggregate added back amounts with respect to any Permitted Acquisition in any relevant period does not exceed 10% of the aggregate consolidated pro forma EBITDA of the Group (including the relevant target) for such relevant period.

Permitted Disposals	As defined in Schedule 3.

Joint Venture	Any joint venture entity (including a corporation, association, undertaking or any other legal entity having (or not) the legal personality) in which a member of the Group has an interest and which has been constituted, created or entered into for the purpose of performing a business venture.

Permitted Joint Venture	As defined in Schedule 3.

Permitted Share Issue	As defined in Schedule 3.

Permitted Payments	As defined in Schedule 3.

Additional Facilities	The Company may (a) increase the amount of TLB and/or the RCF and/or (b), add one or more incremental, term or revolving loan facilities to the Senior Facilities ((a) and (b) each an Additional Facility) provided that the aggregate principal amount does not exceed:

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(i)        an unlimited amount, subject to the Leverage Ratio (as confirmed by the CEO and/or the CFO) pro forma for the incurrence and use of that Additional Facility not exceeding 5.00:1[6] as of the last day of the most recently ended period of four consecutive financial quarters, plus

(ii)      the greater of:

(A)       €70,000,000; or

(B)       100% of the Consolidated EBITDA,

provided that (x) amounts are deemed to incurred under paragraphs (i) and (ii) above first prior to being deemed to be incurred under paragraph (ii) above and (y) an amount deemed to be incurred under paragraph (ii) above shall be reduced by the amount of any permanent prepayment of the Senior Facilities.

No consent of any Lender is required for this (other than the consent of the Lenders who commit to provide the Additional Facility), provided that:

(i)          the final maturity date of the Additional Facility shall be no earlier than, if it is a term facility, the Maturity Date of TLB, and if it is an Additional Revolving Facility, the Maturity Date of the RCF and (in the case of an Additional Facility that is a Term Facility) there shall be no scheduled amortisation before then;

(ii)         the Additional Facility shall not have a right to receive mandatory prepayments in priority to, if it is a term facility (subject to the terms of the mandatory prepayment provisions below) TLB, and if it is an Additional Revolving Facility, the RCF;

(iii)        the Additional Facility shall rank pari passu or junior in right of payment and/or security with the Senior Facilities and shall not be guaranteed and secured by Guarantors and security that is not guaranteeing and securing the Senior Facilities;

(iv)        no Event of Default (or, if the Additional Facility is being utilised on a certain funds basis in connection with an acquisition as agreed by the relevant Additional Facility Lenders, no Certain Funds Default (as applied to the Group rather than just Parent and the Company)) is continuing or would occur as a result of that Additional Facility being drawn; and

(v)         the fees and interest rates applicable to an Additional Facility shall be determined by the Company and the lenders of that Additional Facility, provided that in the first 12 months after the Refinancing Closing Date the yield (as certified to the Facility Agent by the Company) of an Additional Facility which is a term facility in the same currency as a Loan under TLB funded as at the Refinancing Closing Date shall be no more than the yield on TLB on the Refinancing Closing Date (as increased pursuant to any market flex invoked by the majority Arrangers) plus 1.00% (the MFN Rate), unless the margin on TLB is increased (at each level of the applicable margin ratchet) by an amount equal to the amount by which the yield for such Additional Facility exceeds the MFN Rate, and provided further that in determining the applicable yield any benchmark rate floors and original issue discount payable to the lenders shall be included with OID being equated to interest based on an assumed three year life to maturity.

6 To be adjusted if the Acquisition does not occur.

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The Company and the Lender(s) providing an Additional Facility may agree: (a) the currency(ies) and borrower(s) of that Additional Facility, (b) the availability periods and certainty of funds applicable to that Additional Facility and (c) the gross-up provisions applicable to that Additional Facility.

The Facility Agent and the Security Agent shall enter into any documentation necessary to implement an Additional Facility complying with this paragraph on behalf of the Finance Parties, including amending the Finance Documents (to include, without limitation, changes to or the taking of security and changes to or additional intercreditor arrangements, but excluding the release of security except to the extent lower ranking security is not permitted under local law and release and retaking of security is therefore required) consequential on, incidental to or required to implement or reflect that Additional Facility.

Any Additional Facilities that are secured on a junior basis shall, if not already subject to the Intercreditor Agreement, be subject to appropriate intercreditor arrangements as agreed between the Company, the Lender(s) providing that Additional Facility and the Security Agent (acting reasonably).

The Company shall not be required to offer existing Lenders a right to participate in any Additional Facility.

Refinancing Facilities

The Borrowers can refinance one or more classes of the Senior Facilities and/or Additional Facilities from time to time, in whole or part, with one or more new term facilities (each, a Refinancing Term Facility) or new revolving credit facilities (each, a Refinancing Revolving Facility; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as Refinancing Facilities) with the consent of the Borrowers and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility that will be secured by the collateral on a pari passu basis with the Senior Facilities provided that:

(a)         any Refinancing Term Facility do not mature prior to the final scheduled maturity date of loans under the applicable TLB being refinanced;

(b)         any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced;

(c)         any Refinancing Facilities shall be subject to the Intercreditor Agreement or to other intercreditor arrangements reasonably satisfactory to the Facility Agent and the Company;

(d)         any Refinancing Facilities will not be guaranteed by any entity which is not a Guarantor or a Borrower or secured by any assets other than the Transaction Security, unless the proceeds of such guarantee or security will be shared with pari passu with the Lenders under the Intercreditor Agreement or any applicable intercreditor agreement;

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(e)         the covenants, events of default and guarantees of such Refinancing Facilities, if not consistent with the terms of the corresponding Facilities, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the corresponding Senior Facilities unless:

(i)          the Lenders under the corresponding Senior Facility also receive the benefit of such more restrictive terms; or

(ii)         any such provisions apply after the maturity date of the Senior Facility,

(f)         the Senior Facilities Agreement will contain provisions providing for the pro rata treatment of the payment borrowing, participation and commitment reduction of any Additional Revolving Facility and any Refinancing Revolving Facility except that the Borrowers shall be permitted to permanently repay and terminate commitments of any class of revolving commitments on a better than pro rata basis as compared to any other class of revolving commitments with a later maturity date than such class;

(g)         any Refinancing Facilities, to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding applicable Senior Facilities, or be guaranteed by any person other than the Guarantors under the then outstanding Senior Facilities unless the proceeds of such guarantee or security will be shared with pari passu Lenders under the Intercreditor Agreement or any applicable intercreditor agreement; and

(h)         the amount of any Refinancing Facilities does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof).

Permitted Financial Indebtedness	As defined in Schedule 3.

Permitted Transactions	defined in Schedule 3.

7.3	Event of Default

Events of Default

Events of Default under the Senior Facilities Agreement will be limited to those set out below (subject to such exceptions, materiality, grace periods, baskets, thresholds, qualifications and remedy periods as may be agreed):

(a)         non-payment of amounts due under the Finance Documents by an Obligor, unless (i) in the case of principal or interest, failure to pay is caused by administrative/technical error or disruption event and payment is made within three Business Days of its due date or (ii) in the case of other amounts not constituting principal or interest, payment is made within five Business Days of its due date;

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(b)         failure to comply with Financial Covenant (if any and when tested) subject to equity cure and deemed cure provisions as set out above, in respect of original revolving facility only (and not in respect of the other facilities);

(c)         failure by an Obligor to comply with any other provision of the Finance Documents or breach of representation and, in each case, if capable of remedy not remedied within 15 Business Days of the earlier of (i) the Obligors' Agent becoming aware of the issue, and (ii) receipt by the Obligors’ Agent of written notice of the issue by the Facility Agent;

(d)         cross default upon the expiration of any grace period provided in the documentation in respect of such financial indebtedness on Financial Indebtedness incurred by any member of the Group the outstanding amount of which exceeds €3,500,000;

For the purpose of this paragraph (d), Financial Indebtedness shall not include:

(i)          any intra-Group loans, any Financial Indebtedness supported by a letter of credit or any letter of credit or bank guarantee issued under an Ancillary Facility; or

(ii)         in respect of the US Target Group, until and including the date falling 90 days after the date of Acquisition Closing Date, any Existing indebtedness of the US Target Group which is intended to be refinanced from the proceeds of the Facilities within 90 days of the Acquisition Closing Date;

(e)         inability to pay debts as they fall due in respect of any Material Company (including the Company) (other than solely as a result of balance sheet liabilities exceeding its balance sheet assets, unless this is a mandatory ground for immediate filing for an insolvency in any relevant jurisdiction);

(f)          insolvency and insolvency proceedings in respect of a Material Company (including the Company);

(g)         creditors' process (expropriation, attachment, sequestration, distress or execution or any analogous process) in respect of a Material Company where the value of the affected assets exceeds €1,500,000 and such proceedings are not discharged within a 30 Business Days’ cure period;

(h)         subject to legal reservations and perfection requirements, invalidity or unlawfulness of any Finance Document which could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents;

(i)          repudiation (by an Obligor), rescission (by an Obligor) or inadmissibility of any provision of any Finance Document subject to legal reservations and perfection requirements, which is material and adverse to the interests of the Senior Lenders as a whole and if capable of remedy and is not remedied within 15 Business Days of the earlier of (i) the Obligors' Agent becoming aware of the issue, and (ii) the reception by the Obligors’ Agent of written notice of the issue by the Facility Agent;

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(j)          failure to comply with any provision of the Intercreditor Agreement by any party which is not a Finance Party, which is material and adverse to the interests of the Senior Lenders and if capable of remedy is not remedied within 15 Business Days of the earlier of (i) the Obligors' Agent becoming aware of the issue, and (ii) receipt by the Obligors’ Agent of written notice of the issue by the Facility Agent;

(k)         cessation of business by all or substantially all the Group (taken as a whole) except as a result of a sale constituting a full mandatory prepayment event;

(l)          audit qualification on consolidated accounts/financial statements of the Group in a way which is likely to have a Material Adverse Effect;

(m)        the occurrence of proceedings pending or threatened which in each case are likely to be adversely determined and if so adversely determined has a Material Adverse Effect;

(n)         an event or series of events occurs that has a Material Adverse Effect;

(o)         a failure to comply with judgments which is likely to be adversely determined and if so adversely determined has or is reasonably likely to have a Material Adverse Effect; and

(p)         expropriation and analogous proceedings.

General Principles	A Default or an Event of Default is “continuing” if it has not been waived or remedied. There will be no Event of Default as a result of (a) balance sheet deficiency or negative equity position or (b) change in management.

Material Adverse Effect

A material adverse effect on:

(a)         the business, assets or financial condition of the Group (taken as a whole); or

(b)         the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents (taking into account the financial resources available to them by any other member of the Group); or

(c)         subject to legal reservations and perfection requirements, the validity and enforceability of any of the Finance Documents or the ranking or effectiveness of any security granted or purported to be granted pursuant to any of the Finance Documents which, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the Obligors' Agent becoming aware of the issue, and (ii) receipt by the Obligors’ Agent of written notice of the issue from the Facility Agent.

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Clean-up

The representations, undertakings and events of default will be qualified:

(a)         in respect of the US Target Group, during the period of 120 days following the Acquisition Closing Date; and

(b)         in respect of any person, business or undertaking acquired after the Refinancing Closing Date, during the period of 120 days following such acquisition (each such period, a Clean-up Period), such that any breach of a representation or an undertaking (except in relation with any representation related to anti-money laundering, anti-corruption and sanctions (and excluding, for the avoidance of doubt, OFAC representations)) or any Default which arises with respect to the US Target Group or, as applicable, the acquired person, business or undertaking (and including any obligation for any member of the Group to procure or ensure in relation to the US Target Group or such acquired person, business or undertaking), shall not constitute a Default, or allow acceleration during the applicable Clean-up Period provided that such breach or default (i) is notified by the Obligors' Agent to the Facility Agent as soon as reasonably practicable, (ii) is capable of being remedied, (iii) is not reasonably likely to have a Material Adverse Effect and (iv) was not procured by or approved by the Parent or any member of the Group.

Other Documentation Terms	Unless otherwise specified in the Commitment Letter including this Term Sheet, the terms of the Senior Facilities Agreement shall follow the Documentation Principles. All baskets in the Senior Facilities Agreement shall include EBITDA growers.

Management input	The parties to the Commitment Letter acknowledge that this Term Sheet, including, without limitation, the representation and warranties, undertakings (including the financial undertakings) and events of default, baskets and thresholds, have been negotiated without full access to the management of the US Target Group. The parties to the Commitment Letter agree to negotiate in good faith any amendments, variations or supplements to this Term Sheet, the Senior Facilities Agreement or any other Finance Documentation to the extent reasonably requested prior to the Signing Date of the Senior Facilities Agreement by the US Target Group for the anticipated operational requirements and flexibility of the Group in respect of such representation and warranties, undertakings (including the financial undertakings) and events of default, baskets and thresholds and the other terms and conditions contained in such documentation following completion of the Acquisition.

Personal liability	No director, officer or employee of Parent , the Company or any other member of the Group (or any of affiliate of a member of the Group) shall be personally liable for any representation or statement made by it in any Finance Document, certificate or other document required to be delivered under any Finance Document save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

No Investor Recourse	No Finance Party will have any recourse to any Investor in respect of any term of any Finance Document or any statements by any Investor.

Excluded Matters	None of the steps or events set out in or expressly contemplated by the Structure Memorandum or the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of an Event of Default and shall be expressly permitted under the terms of the Finance Documents provided that the Structure Memorandum has been approved by the Mandated Lead Arrangers (acting reasonably) prior to the Refinancing Closing Date.

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8.	Amendments and Waivers

Amendments to the Finance Documents

No consent of any Senior Lender is required in connection with the introduction of an Additional Facility or a Refinancing Facility (and any mechanical or technical amendments necessary for the implementation of the same).

Subject to the above and following provisions, any amendment or waiver may be made with the consent of the Majority Lenders. Any amendment or waiver applicable to a particular Senior Facility or class of Senior Lenders (and to the extent not materially and adversely affecting the rights or interest of the Senior Lenders in respect of other Senior Facilities or other class of Senior Lenders) shall only need the consent of the relevant Senior Lenders or the relevant Majority Lenders (as applicable). For the avoidance of doubt in the context of a waiver in relation to a utilisation of a Facility shall only require the relevant Lender or Majority Lender vote of Lenders under that Facility.

Release of all or substantially all the security/guarantors (other than automatic release for Permitted Disposals) to be approved by 80% of Lenders by participation (Super-Majority Lenders).

Senior Lenders' voting rights to be disregarded where there is no positive or negative response to a request for a consent, waiver or amendment within 15 Business Days (or such longer period as the Facility Agent and the Obligors' Agent agree) of receipt of the request.

Notwithstanding the foregoing and anything else (express or implied) in the Finance Documents to the contrary:

(a)         Subject to paragraph (b) below, a Structural Adjustment may be approved only with the consent of each Senior Lender directly and adversely affected by or participating in, the structural adjustment.

A Structural Adjustment means any amendment, waiver or variation of the terms of any Finance Document that results in:

(i)          the introduction of any additional tranche or facility in the Finance Documents, ranking pari passu with or subordinated to the Senior Facilities;

(ii)         a reduction or deferral in the Margin (other than by way of the applicable Margin ratchet), the conversion of cash pay interest under any of the Finance Documents into non-cash pay interest, or a reduction in the amount of any payment of principal, interest, fees or commission payable under any of the Finance Documents;

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(iii)        any increase in or addition of any commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Senior Lender), any extension of a commitment's availability or the redenomination of a commitment into another currency and any extension of the date for, or maturity of, or redenomination of, or a reduction (other than as set out under paragraph (b) below) of any principal, interest or fees (including any Margin but it being understood that waivers of default interest, defaults or events of defaults shall not constitute a reduction of interest for this purpose and any change in the definitions of any ratio used in the calculation of such rate of any such interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) arising under the Finance Documents (in each case not arising as a result of any change to any partial mandatory prepayment provision or related definitions); and

(iv)        all changes to the Finance Documents (including changes to, the taking of, or the release coupled with the immediate retaking of security) consequential on or required by reason of applicable law effectively to implement any of the foregoing provided that when legally possible, any structural adjustments including retaking of the security as set above will be carried out by the taking of second or lower ranking security interests.

(b)        A structural adjustment that has the effect of changing or which relates to an increase of the Total Commitments or the creation of additional Commitments or the introduction of any additional tranche or facility in the Finance Documents (ranking pari passu with or subordinated to the Senior Facilities) which, in each case, results in a net increase in amounts drawn and undrawn under the Finance Documents will require the consent of the Majority Lenders and of the affected Lender(s) (in each case other than as required in order to give effect to an Additional Facility or a Refinancing Facility or an extension) (provided that no Lenders' consent shall be required for changes that are of an administrative nature).

(c)         Matters requiring all Senior Lenders' approval will be limited to:

(i)          change to definition of Change of Control, Listing, Majority Lenders, Super-Majority clause, or Structural Adjustment;

(ii)         change to pro rata sharing clause and amendments clause;

(iii)        change to any provision which expressly requires the consent of all the Senior Lenders;

(iv)        change to provisions relating to the Senior Lenders' rights and obligations between themselves and transfers by the Senior Lenders;

(v)         any amendment to the order of priority or subordination under the Intercreditor Agreement;

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(vi)        any change to applicable law and jurisdiction;

(vii)       any change to the Borrowers or Guarantors (subject to Permitted Reorganisations); and

(viii)      any change to the manner in which the enforcement proceeds or guarantee amounts are distributed (other than as a consequence of a Structural Adjustment).

If 66 2/3% (by commitment) of the relevant Senior Lenders have consented to a decision requiring a Super-Majority Lenders' approval or a decision requiring a unanimous approval of the relevant Senior Lenders or the approval of each affected Senior Lender, any other Senior Lender or any other person (other than an Investor or an Affiliate thereof) nominated by the Obligors' Agent shall have the right but not the obligation to purchase at par the participation of any non-consenting Senior Lender (subject, to payment of any costs or expenses due and compliance with law or regulation and provided that if the purchaser is a member of the Group, the purchase price is funded from (i) Permitted Additional Equity, or (ii) if the Leverage Ratio is below 5.00:1[7], Retained Net Proceeds and/or the Retained Excess Cash Flow.

If any Lender gives a consent in relation to, or agrees to a waiver or amendment of, any provisions of the Senior Finance Documents and subsequently transfers, assigns or effects a sub-participation of any of that Lender's Commitments, the New Lender (or sub-participant, as applicable) shall be deemed to have given such consent or agreement in respect of the transferred, assigned or sub-participated Commitments.

The Facility Agent and the Company shall be entitled to make any amendments to the Finance Documents which correct a manifest error on the face of such Finance Document without the consent of any other party,

Majority Lenders	Subject to Amendments to the Finance Documents, 66.2/3% of the aggregate commitments under the Senior Facilities.

9.	Assignments and Transfers

Restrictions to transfer

No transfers of undrawn commitments prior to the relevant Closing Date other than with the prior written consent of the Obligors’ Agent.

All transfers, assignments or sub-participations made after the Syndication Period in which voting rights are transferred (a Regulated Sub-participation) will be subject to the following conditions:

(a)         the prior written consent of the Obligors’ Agent (such consent not to be unreasonably withheld or delayed and, if no response, deemed consent after seven Business Days), unless:

(i)          an Event of Default is continuing; or

(ii)         such transfer is: (A) to a transferee listed in Schedule 1 (the Agreed Transferees List); or (B) to another Senior Lender or to an affiliate or related fund of a Senior Lender or to federal reserves or central bank;

7 To be adjusted if the Acquisition does not occur.

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(b)        the prior written consent of the Obligors' Agent for transfers to:

(i)          an Industry Competitor of members of the Group (to the extent, in each case, not included in the Agreed Transferees List): or

(ii)         with respect to any assignment, transfer or sub-participation of any commitments under the RCF (other than any assignment, transfer or sub-participation to an affiliate of an RCF Lender), entities which do not hold minimum rating of BBB- or Baa3.

The Obligors' Agent shall have the right to remove a potential transferee name from the Agreed Transferees List where such potential transferee has been acquired by, has merged with or has otherwise combined its operations with, a person who is not included in the Agreed List.

Industry Competitor

Industry Competitor means:

(a)         any person whose primary business is substantially similar or in competition with the one carried out by the Target Group (a Primary Competitor);

(b)         any Affiliate of a Primary Competitor; or

(c)         any person who controls 50% (fifty per cent.) or more of the voting rights (a Competitor Shareholder) in any Primary Competitor or an Affiliate of such Competitor Shareholder or is otherwise under common control, ownership or management of such Competitor Shareholder, provided that, notwithstanding the foregoing, a person which falls within paragraph (b) or (c) above shall not be an Industry Competitor provided that it is a bank or independent debt fund or its ownership of, or affiliation to (or other rights in respect of (excluding rights arising pursuant to Security granted by an Industry Competitor in support of indebtedness)) the issued share capital of a Primary Competitor is:

(i)          administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation or internal policy and in any event to the extent required to ensure that such administration is independent from such person's interests under the Finance Documents and any information provided under the Finance Documents is not disclosed or otherwise made available to any person(s) operating behind such information barrier; or

(ii)         administered by an Affiliate of such person which is managed and controlled independently from that person and provided that in such circumstances any information made available under the Finance Documents is not disclosed or otherwise made available to any such Affiliate.

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Buy Backs

The Group shall be permitted to purchase participations in the Senior Facilities (subject to LMA terms). Commitments in the Senior Facilities that are held by any member of the Group, any holding company of the Group or a Sponsor Affiliate (each a Non-Debt Fund Affiliate) (the Relevant Commitments) will be excluded in determining any vote under the Finance Documents provided that such exclusion shall not apply to votes in respect of an increase of commitments of such person or reduction in payments in relation to the Relevant Commitments. The Facility Agent shall exclude any member of the Group, the Investors (and their Affiliates) or any parent holding company that is a Senior Lender from communications and meetings between the Senior Lenders.

Debt buy-backs by a Non-Debt Fund Affiliate shall be funded through share capital increases in Parent or through fully subordinated shareholder loans (as to principal and interests) and/or Retained Excess Cash Flow. All commitments owned by a Non-Debt Fund Affiliate (to the extent not extinguished) shall not exceed 20% of the total commitments of the Senior Facilities and shall not benefit from any security under the Transaction Security Document.

In case of debt buy-back by a member of the Group, the relevant debt owned by a member of the Group shall to the extent possible be extinguished by set off (if the relevant member of the Group is a Borrower) or be incorporated into share capital) to the extent possible and tax efficient.

EBIDTA definition will exclude any profit creating from a debt buy-back. Debt back-buy shall be below par.

10.	Miscellaneous

Miscellaneous Provisions

The Borrowers shall not pay increased costs that are attributable to tax deductions that are required to be made by law that are compensated by the tax indemnities or would have been so compensated but for an exclusion to such tax indemnity applicable to the relevant Senior Lender.

The Senior Facilities Agreement will contain customary provisions relating to, among other things, illegality, increased costs, tax gross-up (subject to the Qualifying Lender provision below), market disruption (affecting at least 40% of the Lenders by commitments), pro rata sharing, set off rights upon an Event of Default, security over Lenders’ right (including an assignment of rights to a federal reserve or central bank (including the European Central Bank) or any state agency or state owned entity or to any domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions), and customary provisions regarding the ability to remove/prepay defaulting Lenders and an impaired Facility Agent (and re-increase commitments following any prepayment) in each case consistent with the Sponsor Precedent Facilities Agreement.

FATCA	FATCA risk to be allocated in accordance with the LMA 2014 Summary Note on FATCA by including Annex I and Annex II thereto, other than Clause 13.8(a)(iii) (FATCA Information) contained therein.

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Restriction on increased costs	With respect to increased costs, no member of the Group will be obliged to compensate any Finance Party (or any of its affiliates) in relation to any increased cost attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 (Basel II) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates), in the form existing on the Signing Date and increased costs attributable to Basel III and CRD IV will only be excluded from the obligations of the Group to pay Increased Costs to the extent that such cost was known (or could reasonably be expected to have been known) by the relevant Finance Party as at the date it became party to the Senior Facilities Agreement.

Costs and Expenses	Unless otherwise agreed, all legal fees up to the agreed cap and, security perfection, registration costs (including applicable taxes) and reasonably incurred in connection with the negotiation, preparation and registration of the Finance Documents shall be paid by the Obligors' Agent on the relevant Closing Date.

Governing Law	English law, save where inappropriate for guarantees and Transaction Security Documents.

Jurisdiction	English courts, save where inappropriate for guarantees and Transaction Security Documents.

11.	Documentary Conditions Precedent

The documentary conditions precedent will be limited to the documents listed in Schedule 2, provided that, each document as listed therein shall be delivered by dispatching to the Facility Agent an original copy or a copy certified by the delivering company's legal representative (or any of his or her attorney-in-fact) in form and substance satisfactory to the Mandated Lead Arrangers acting reasonably.

12.	Agreed Security Principles[8]

12.1	Principles

The guarantees and security to be provided in support of the Senior Facilities will be given in accordance with the agreed security principles set out below.

12.2	Potential restrictions on credit support

The agreed security principles recognise that there may be legal and practical difficulties in obtaining guarantees and security from all relevant members of the Group in every jurisdiction in which Obligors are incorporated or operate. In particular:

(a)	general statutory limitations, financial assistance, corporate benefit, capital maintenance, fraudulent preference, thin capitalisation and controlled foreign corporation rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or grant security or may require that the guarantee or security be limited in amount or scope provided that all members of the Group shall use reasonable endeavours to mitigate or overcome any such impediment;

(b)	thin capitalisation guarantee limitation and guarantee limitations required under US law with respect to "eligible contract participants" to be included in the Senior Facilities Agreement;

8 Subject to local counsel review in applicable security jurisdictions.

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(c)	the giving of the guarantee, granting of security and extent of its perfection will take into account the cost of providing security which must be proportionate to the benefit accruing to the Senior Lenders. In particular, guarantee or security will only be granted to the extent they do not trigger material stamp duty or material tax costs (including under the thin capitalization rules);

(d)	any assets subject to pre-existing third party arrangements which are permitted by the Finance Documents and which prevent those assets from being charged will be excluded from any relevant Security Document but the Obligors must use reasonable endeavours to obtain consent to charging any such assets if the relevant asset is material;

(e)	any member of the Group will not be required to give guarantees or enter into Transaction Security Documents if it would conflict with the fiduciary duties of their directors or managers or contravene any legal prohibition or result in a personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors or managers (as applicable) of any member of the Group ;

(f)	the terms of the security should not be such that they materially restrict the running of the business of or materially adversely affect the tax arrangements of the relevant member of the Group in the ordinary course as otherwise permitted by the Finance Documents;

(g)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in the Senior Facilities Agreement or any other Finance Document, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer, other than in the context of the primary syndication and exercise by the Company of its right to replace a Lender, in which case the taxes, fees, costs and expenses shall be borne by the Company);

(h)	guarantees and security will not be required from or over, or over the shares or assets of, any Joint Venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group;

(i)	any member of the Group which is not (directly or indirectly) a wholly owned Subsidiary of the Company or any other member of the Group (a Non-Wholly Owned Subsidiary) shall not be required to become an Additional Obligor to the extent Parent and the Company are unable to procure (after using its reasonable commercial endeavours) that any such person becomes an Obligor hereunder due to the opposition of the minority shareholders; and

(j)	no Transaction Security shall be required to be given to the extent to do so, in the case of a Non-Wholly Owned Subsidiary, would breach any restriction contained in a shareholders' agreement and all commercially reasonable steps have been taken to avoid or remove that restriction and in any event Transaction Security shall only be granted, subject to the other provisions of these Agreed Security Principles, over the shares in a Non-Wholly Owned Subsidiary which are owned by the relevant member of the Group.

12.3	Guarantees

To the extent legally permitted and subject to paragraphs 12.2(a) and (b) above and subject to the guarantee limitations set out in the Finance Documents, each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents. It is agreed that each guarantee and all Security granted by a French Obligor will only guarantee or secure (a) its own obligations as Borrower and (b) its obligations as Guarantor subject to usual exceptions and limitations language.

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12.4	Security perfection

Perfection of Security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified by applicable law in order to ensure due perfection (if any). Perfection of Security will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as permitted by the Finance Documents. No notice of receivables security will be given to third party debtors (other than intra-group debtors and banks operating the applicable accounts). Security Documents governed by Spanish law will be notarised in Spain.

12.5	Law of share security

Where shares are pledged/charged, the Security Document will be governed by the laws of the company whose shares are being pledged/charged and not by the law of the country of the pledgor/chargor. Subject to the foregoing sentence, No action in relation to such security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated.

12.6	Terms of the Transaction Security Documents

The following principles will be reflected in the terms of any Transaction Security Document:

(a)	security will not be enforceable or crystalize until, the occurrence of an Event of Default in respect of which a notice of acceleration has been given and not withdrawn (a Declared Default);

(b)	the beneficiaries of the security or the Security Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default or where the relevant security provider has failed to comply with a perfection or further assurance obligation and any applicable grace period thereto has expired after prior notice to the relevant pledgor and only for the purpose of such obligation;

(c)	French law governed pledges will provide for enforcement by all means available in law, including by way of pacte commissoire (right of secured parties to appropriate the pledged assets by way of an out-of-court enforcement of the pledge) which shall be exercisable without any judicial or non-judicial procedure or step and subject to a five Business Days prior notice by the Security Agent;

(d)	Italian law governed pledges will provide for enforcement by all means available in law, including by way of assegnazione (right of secured parties to appropriate the pledged assets);

(e)	the security will be first ranking, except if legally impossible;

(f)	to the extent legally permitted, the Transaction Security Documents shall provide for an automatic release of the pledges over asset(s) to be transferred by the relevant pledgor for so long as the transfer of such asset(s) is expressly permitted under the Finance Documents;

(g)	to the extent legally permitted, the security created under the Transaction Security Documents will benefit from the provisions of the Directive 2002/47/EC (the so called financial collateral directive), as implemented in the relevant jurisdictions;

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(h)	the provisions of each Transaction Security Documents will not be unduly burdensome on the Obligor or interfere unreasonably with the operation of its business and will be limited to those required by local law to create, perfect, preserve effective Security or make it enforceable and will not impose commercial obligations, include any provisions which are credit protections or which seek to preserve the value of assets, nor indemnities or a repeat of clauses which are already provided for in other Finance Documents. Accordingly (i) they shall not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, maintenance or protection of assets, information or the payment of costs) unless the same are required for the creation, perfection or extension of the Security in accordance with local law or the assets subject to the Security or are consistent with local law and practice and (ii) nothing in any Transaction Security Documents shall (or be construed to) prohibit any transaction, matter or other step (or a pledgor taking or entering the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement) if not prohibited by the terms of the other Finance Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the pledgor/chargor);

(i)	there will be no repetition or extension of clauses set out in the Senior Facilities Agreement (or the Intercreditor Agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of Security other than if expressly required by local law or market practice to create or perfect the Security or make it enforceable or to facilitate the admissibility of a Transaction Security Document in court;

(j)	Security will, where possible and practical, automatically create Security over future assets of the same type as those already secured; where local law requires supplemental pledges/charges to be delivered in respect of future acquired assets in order for effective and enforceable Security to be created or perfected over that class of asset, such supplemental pledges/charges shall be provided at intervals no more frequent than annually (unless otherwise required more frequently by local law practice);

(k)	information, such as lists of assets, will be provided if and, only to the extent, required by local law or market practice to be provided to perfect or register the security and, that this information can be provided without breaching confidentiality requirements or damaging business relationships or commercial reputation and will be provided no more frequently than annually (unless otherwise required more frequently by local law practice) prior to a Declared Default;

(l)	to the extent possible, all Transaction Security shall be granted in favour of the Security Agent acting on behalf of the Finance Parties, and not to the Finance Parties individually. “Trust”, “parallel debt” or “joint and several creditorship” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents unless required otherwise under applicable laws. In order to be a beneficiary of the Transaction Security governed by Italian law each Finance Party shall grant a mandate in the Intercreditor Agreement to the Security Agent to execute the Transaction Security Documents in its name and on its behalf. Spanish Security shall be granted to the Finance Parties individually and "Trust", "parallel debt" or "joint and several creditorship" provisions shall be disregarded in respect of Spanish Security.

(m)	No Security shall be taken over:

(i)	receivables other than intercompany receivables and receivables under the Merger Agreement;

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(ii)	stock, moveable plant or equipment/assets;

(iii)	intellectual property rights and trademarks;

(iv)	fixed assets/real estate, including interests under leases;

(v)	any stock in trade; and

(n)	each security document should contain a clause which records that if there is a conflict between the security document and the Senior Facilities Agreement or with the Intercreditor Agreement then (to the extent permitted by law) the provisions of the Senior Facilities Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document.

12.7	Shares

(a)	Security over shares will be limited to those over shares in a Borrower or Guarantor or other Material Companies

(b)	Until a Declared Default has occurred and to the extent legally possible, the legal title of the shares will remain with the relevant pledgor/chargor of the security and any pledgor/chargor of share security will be permitted to retain and to exercise voting rights (except for in the case of a pledge/charge over the shares or interest in a company incorporated or organised under the laws of the Federal Republic of Germany where for legal reasons a passing of voting rights to the relevant Security Agent or any pledgee/chargee is not permissible or desirable, at all times) and powers in relation to any shares and other related rights charged by it (such exercise to be made in a manner not prohibited by the Finance Documents) and receive, own and retain all assets and proceeds in relation thereto without restriction or condition and the company whose shares have been charged will be permitted to pay dividends upstream on pledged/charged shares to the extent not prohibited by the Finance Documents.

(c)	in respect of pledges over participations held in Italian limited liability companies (società a responsabilità limitata) securing obligations of third parties other than the security provider, the secured obligations will be subject to a cap to be agreed between the parties in light of (i) the corporate benefit that the security provider obtains from the transaction and (ii) the tax costs related to the granting of the pledge, which must not be too burdensome for the security provider. In this latter respect, please consider that if the pledge is granted to secure the obligations of third parties (i.e. other entities of the Group other than the security provider), then a registration tax equal to 0.5% of the amount of the secured obligations will apply. In case we include a cap to the secured obligations, such tax will apply in relation to the cap (e.g. if the cap is equal to €1 million, the applicable registration tax will be equal to €5,000). If, instead, the pledge secures the sole obligations of the security provider, then the registration tax will apply in a fixed amount (€200).

(d)	Security over shares in a limited liability company incorporated in Germany will be notarised in Germany.

12.8	Bank Accounts

(a)	If an Obligor grants security over its bank accounts it will be free to deal, operate and transact business in relation to those accounts until the occurrence of a Declared Default. For the avoidance of doubt, there will be no "fixed" security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default.

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(b)	Other than in circumstances as provided above, if required by local law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within fifteen (15) Business Days of the date of the security document (or accession thereto). No acknowledgment of such notification will be required.

(c)	With respect to security over bank accounts located in the US, if any, no Obligor shall be required to enter into any control agreement with respect to any deposit account or securities account maintained by such Obligor.

(d)	Any security over bank accounts will be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security or to seek or procure that the account bank waives any right of set-off or other interest arising by law or under its general business conditions unless it is customary in a jurisdiction in which case a grantor of security shall use its reasonable efforts to that effect.

(e)	Irrespective of whether notice of the Security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of Security shall be served until the occurrence of a Declared Default.

12.9	Intra-Group receivables

(a)	If an Obligor grants security over its Intra-Group receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Declared Default.

(b)	If required by local law to perfect the Security, notice will be served within fifteen (15) Business Days of the date of the security document (or accession thereto). No acknowledgment of such notification will be required.

(c)	Any list of receivables will not include details of the underlying contracts (but may include non-sensitive generic information and any information that would allow for the creation of security) and will not be required to be updated more frequently than annually. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(d)	Irrespective of whether notice of the Security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of Security shall be served until the occurrence of an Declared Default.

12.10	Security Created after the Refinancing Closing Date

Any Transaction Security Documents entered into after the Refinancing Closing Date shall be on the same terms, in all material respects, to any equivalent existing Transaction Security Documents, save for changes required as a result of a change in law since those existing Transaction Security Documents were entered into.

12.11	Discretion of the Agents

Any discretion to be exercised by the Facility Agent or the Security Agent as to whether any Security is required to be created or perfected, shall be taken by weighing up the costs that would be incurred in creating and perfecting that Security and the prejudice that might be caused to Group Companies or the business conducted by them, against the benefit that the Finance Parties can reasonably expect to obtain from that Security.

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For the avoidance of doubt, the reference to "costs" in this paragraph includes, but is not limited to, income tax costs, registration taxes payable on the creation or enforcement of security or necessary for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant pledgor/assignor.

13.	Agreed Intercreditor Principles

The intercreditor agreement for this transaction will be based on the current Loan Market Association Recommended Form of Intercreditor Agreement for Leveraged Acquisition Finance Transactions (the LMA Intercreditor Agreement), amended to reflect the provisions of this term sheet and the Finance Documents where applicable and adapted in accordance with the Documentation Principles. Unless otherwise indicated, capitalised terms used in this term sheet shall have the same meaning given to them in the LMA Intercreditor Agreement.

In particular, the Intercreditor Agreement shall allow the implementation of any Additional Facility without the need for further amendments.

13.1	Parties/Structure

Managers	The senior managers of the US Target Group (acting through one or several holding company(y/ies)) holding securities in Topco.

Senior Creditors	The Mandated Lead Arrangers, the Facility Agent, the Security Agent, the Senior Lenders and the Hedging Counterparties and more generally the creditors under the Finance Documents.

Senior Discharge Date	The date on which all Senior Liabilities are fully discharged.

Subordinated Parties

Topco.

The Intercreditor Agreement shall not contain any provision whatsoever (i) restricting in any way the voting and other rights of a Subordinated Party or any member of the Group as shareholder, before, during or after a restructuring process (but, for the avoidance of doubt, any shareholder loan or bond made available by a Subordinated Party to Parent shall constitute Subordinated Liabilities and any shareholder loan made available by a member of the Group to another member of the Group shall constitute Intra-Group Liabilities), or (ii) allowing the Senior Creditors , to force a sale of the Group or of any part of it otherwise than by effecting a Foreclosure or (iii) affecting the operation of the cash pooling of the Group (it being provided that cash pooling receivables shall only be short term loans made pursuant to customary cash pooling arrangements).

The Investors and the Managers shall not be parties to the Intercreditor Agreement.

Hedging Lenders shall not have close-out or termination rights upon the opening of a mandat ad hoc or a conciliation.

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13.2	Subordination principles

Ranking

Subordination in rights and payments according to the following ranking:

(a)         Senior Liabilities

any amount due to Senior Creditors under the Finance Documents and any Affected Senior Liabilities; and

(b)         Subordinated Liabilities

any amount due to Subordinated Parties by Parent under the Equity Documents or arising in connection with the holding of shares or debt issued by Parent.

Intra-group Liabilities	Intra-group liabilities owed by an Obligor to another member of the Group shall be subject to restrictions in line with the Documentation Principles (provided that the payment of such liabilities shall be authorized until such time as no acceleration of Senior Liabilities or payment event of default or an Insolvency Event in respect of the relevant Obligor has occurred). No member of the Group not otherwise party to a Finance Document will be required to be party to or accede to the terms of the ICA except if a creditor of financial indebtedness above a de minimis amount

13.3	Permitted Payments

Subordinated Permitted Payments	As per the definition of Permitted Payments set out in the Term Sheet. Other provision to be in line with the Documentation Principles.

13.4	Enforcement

(a)	Limitations on enforcement

Prohibition of enforcement of security by a single Senior Lender	No single Senior Lender may instruct the Security Agent or any other representative to enforce or may itself enforce any security unless it represents the relevant Majority Senior Creditors (and in such case in accordance with the ICA).

(b)	Call Option

Subordinated Creditors Call Option	The Subordinated Creditors shall have the right to acquire the Senior Liabilities from the Senior Creditors at par at any time following any enforcement action by way of a call option.

(c)	Fair Sale Process

Fair Sale Process	Any Distressed Disposal must be made for cash and pursuant to a competitive bid process carried out by an independent leading investment bank appointed by the Security Agent (in consultation with Topco and the Sponsor) with a view to obtaining the best price obtainable.

(d)	Miscellaneous

Sale of Subsidiaries	In the event of a sale of shares in any entity which is (i) a Subsidiary of a Debtor whose investment instruments are the object of a foreclosure or (ii) the Senior Lenders SPV, the Secured Creditors shall use all reasonable efforts to upstream or distribute cash from any such sale in order to permit the payments set out in the waterfall as soon as possible following such sale.

Transfer	Authorised subject to the transferee's accession to the Intercreditor Agreement.

Amendments to the Intercreditor Agreement	The Majority Senior Creditors consent, and, where relevant, the Obligors' Agent, in line with the Documentation Principles.

Language	English.

Applicable law	English.

Jurisdiction	English.

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Schedule 1

Agreed Transferees List

Banks		Funds
1	ABN Amro	1	Aberdeen Asset Management
2	AIB	2	Accunia
3	Banca IMI	3	Alcentra
4	Banca Monte dei Paschi Siena	4	Allianz GI
5	Banca Popolare di Milano	5	Alpinvest
6	Banco Esperito Santo (BESV)	6	Amundi
7	Banco Sabadell	7	Anchorage Capital
8	Banesto	8	APG
9	Bank of China	9	Apollo
10	Bank of Ireland	10	Arcano
11	BankInter	11	Ares (Indicus)
12	Banque Postale (La)	12	Artemid
13	Barclays	13	Avenue
14	BAWAG	14	Aviva
15	Bayerische Landesbank	15	Avoca / KKR
16	BBVA	16	AXA IM
17	Belfius Bank	17	Bain Capital Credit (formerly Sankaty)
18	BNP Paribas Group	18	Bank of Ireland CLO
19	BTMU	19	Barings (formerly Babson)
20	Caja Madrid	20	Berkeley AM
21	Centrobanca	21	Black Diamond (GSC Partners)
22	CIBC	22	Blackrock
23	Citigroup	23	Blue Bay
24	Citizens	24	Blue Mountain
25	Commerzbank Group	25	BNP Paribas Asset Management
26	Commonwealth Bank of Australia	26	BNPP IP
27	Co-operative Bank	27	BTG Pactual
28	Credit Agricole Group (LCL)	28	Cairn
29	Credit Suisse	29	Caja Madrid CLO
30	Danske	30	Canyon
31	DBS	31	Capital Four
32	Deka Bank	32	Carlyle
33	Deutsche Bank	33	Castle Hill
34	Dexia Bank	34	Cerberus
35	DnB Nor	35	Chenavari
36	DZ Bank	36	Cheyne
37	Erste Bank	37	CIC Private Debt
38	Fifth Third	38	CIT
39	GE	39	Citadel Investment Group
40	Goldman Sachs	40	Claren Road
41	Groupe BPCE (Natixis , BRED, Banque Palatine, Banque Populaire, caisse d'épargne)	41	Commerzbank CLO / Bosphorus
42	Groupe Credit Mutuel - CIC, Arkea	42	CPP
43	Handelsbanken	43	CQS

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44	Helaba	44	Crescent Credit Europe
45	HSBC	45	CSAM
46	HSH Nordbank	46	CVC Cordatus / CP
47	ICBC	47	Dam Capital
48	ICICI	48	DE Shaw
49	IKB	49	Deerfield
50	ING	50	Delff
51	Intesa Sanpaolo	51	Dexia Asset Management
52	Investec	52	DWS
53	Jefferies Finance	53	Eaton Vance
54	JP Morgan	54	ECM
55	KBC	55	Elgin
56	KfW	56	EQT Credit Partners
57	La Caixa	57	European Capital
58	LBBW	58	Fidelity asset management
59	Lloyds Banking Group (TSB)	59	Fore
60	Macquarie	60	Fortress AM
61	MedBank	61	GIC
62	Mediobanca	62	GLG
63	Mizuho	63	Goldentree
64	Morgan Stanley	64	Goldman Sachs Asset Management
65	National Australia Bank	65	GS ESSG
66	NIBC	66	GS Loan Partners
67	NM Rothschild	67	Guggenheim
68	Nomura	68	Gulf Central Agency Asset Management
69	Nord LB	69	Halcyon
70	Nordea	70	Harbourmaster / Blackstone/ GSO
71	OCBC	71	Harbourvest
72	Rabobank	72	Hastings (Infrastructure fund)
73	Raiffeisen Group	73	Haymarket / Hayfin
74	Royal Bank of Canada	74	HBK
75	Royal Bank of Scotland	75	Henderson
76	RZB	76	HIG
77	Santander	77	Highbridge
78	Scotia Bank	78	ICG
79	SEB (Scandinaviska Enskilda Banken)	79	IdInvest
80	Siemens Financial	80	IKB CLO
81	SMBC	81	Insight
82	Societe Generale Group	82	Invesco
83	Standard Bank	83	Invescorp (former 3i)
84	Standard Chartered Bank	84	Investec CLO
85	Sumitomo Trust	85	JP Morgan Mezz/Funds
86	Swedbank	86	King Street
87	Toronto Dominion	87	KKR Financial Advisors
88	UBS	88	LFPI
89	UniCredit	89	Louis Dreyfus Investment Group
90	United Overseas Bank (UOB)	90	Lyxor AM (Egret)
91	VTB	91	Marathon
92	Wachovia	92	Merrill Lynch Funds
93	Wells Fargo	93	Met Life
94	Westpac	94	Millenium
		95	Morgan Stanley Funds

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96	Muzinich
97	MV Credit (formerly MezzVest)
98	Napier Park Global Capital (Citi Capital Advisors)
99	Natixis AM
100	Neuberger Berman
101	New Amsterdam Capital
102	Newlake
103	NIBC CLO
104	Nomura Mezzanine
105	Nordea Asset Management
106	NorthWestern Mutual
107	Oak Hill
108	Oaktree
109	Och Ziff
110	Octagon
111	Onex
112	Park Square
113	Partner Fund Management
114	Partners Group
115	Paulson
116	Pemba
117	Pemberton
118	Permira Debt Management
119	PGIM (formerly Pramerica)
120	PIMCO
121	Pinebridge (AIG)
122	Pioneer
123	Principal Strategies
124	Providence
125	Prudential M&G
126	PSP
127	RBS AM
128	Resource Europe
129	Rothschild Funds
130	Sampo
131	Sand Grove
132	SCOR
133	SEB IM
134	Soros
135	Spire
136	Suva
137	T Rowe Price
138	TCW
139	The Children Fund Management
140	Threadneedle
141	TPG Credit
142	UBS O'Connor
143	Unicum / Cohen & Co (incl. Neptune III CLO)
144	Varma
145	Ver Capital
146	Voya IM (ING SL/ ING AM)
147	WAMCO
148	Wellington

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Schedule 2

Documentary Conditions Precedent

Part 1

Conditions Precedent on or before Signing Date

1.	Formality Certificate:

(a)	Constitutional documents of each Original Obligor:

(i)	incorporated under French law: statuts (by-laws), extrait K-bis (extract from the commercial register), état des inscriptions et nantissement (statement of charges over assets and encumbrances) and certificat de non-faillite (certificate evidencing the absence of bankruptcy) and corporate formalities certificates including specimen of signature of the French Obligor;

(ii)	incorporated under German law: (A) an up-to-date commercial register extract (Handelsregisterausdruck) (not older than 14 days prior to the date of the Senior Facilities Agreement), (B) a copy of its articles of association (Satzung/Gesellschaftsvertrag) or partnership agreement (Gesellschaftsvertrag) of recent date and (C) in relation to the Original Obligors organised as a German limited liability company an up-to-date shareholder's list (Gesellschafterliste);

(iii)	incorporated under Irish law: a copy of the Constitution of the relevant company;

(iv)	incorporated under English law: certificate of incorporation, certificates of change of name (if applicable), memorandum (if applicable) and articles of association;

(v)	incorporated under Spanish law: a literal excerpt (certificación literal) issued by the relevant Mercantile Registry dated not earlier than 15 days prior to the date of the Senior Facilities Agreement regarding incorporation and existence (existencia y vigencia), no causes of winding-up or dissolution (solvencia y ausencia de causas de disolución o liquidación), management body (órgano de administración), no insolvency (procedimiento concursal), entries (inscripciones) regarding the three pas year sand including up to date and consolidated by-laws (estatutos sociales actualizados y consolidados) and (ii) copies of any documents which are pending of registration with the relevant Mercantile Registry;

(vi)	incorporated under Italian law: atto di constiutzione (deed of incorporation), statuto (by-laws), certificate comerale con dicitura di non insolvenza (certificate evidencing the absence of insolvency proceedings) (not older than 5 days prior to the date of the Senior Facilities Agreement) and corporate formalities certificates including specimen of signature of the Italian Obligor;

(vii)	Incorporated under US law: certificate of incorporation/formation, articles of incorporation or by-laws and certificate of good standing and incorporated in any other jurisdiction: by-laws, extract from the commercial register and corporate formalities certificates including specimen of signature.

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(b)	corporate resolution from the relevant corporate body (duly notarised in respect of a Spanish Obligor) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform its obligations under the Finance Documents,

(ii)	if applicable, authorising a specified person or persons to execute the Finance Documents on its behalf;

(iii)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents;

(iv)	in the case of an Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents; and

(v)	in respect of a Spanish Obligor, containing the express appointment of the Obligors' Agent and the relevant process agent.

(c)	If applicable, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of and the transactions contemplated by the Finance Documents to which the Original Obligor is a party.

(d)	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (c) above.

(e)	A certificate from each Original Obligor (signed by an authorised signatory):

(i)	If applicable, confirming that borrowing, guaranteeing or securing as appropriate the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded; and

(ii)	Certifying that each copy document relating to it specified in this Schedule 2 (Documentary Condition Precedent) Part 1 (Conditions precedent on or before Signing Date) are true, accurate and complete in all respects on such date, in full force and effect, not amended and not superseded; and

(iii)	In case of an Original Obligor incorporated under Irish, US German, Spanish or Italian law a list of specimen signatures of persons authorised to execute the Finance Documents and related documents on its behalf.

2.	Finance Documents:

(a)	The Senior Facilities Agreement, duly signed by each relevant Original Obligor;

(b)	the Agreed Transferees List; and

(c)	the TEG letter, duly countersigned by the French Borrower.

3.	Business Plans

A copy of the business plans 2017-2022 “standalone” and “pro forma of the Acquisition", both prepared by the Original Investors and the Company (the Business Plan).

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4.	Due Diligence Reports:

4.1	Originals of each of the following reports in respect of the Group:

(a)	the commercial and strategic due diligence report prepared by Bain, dated 23 October 2015;

(b)	the commercial due diligence report prepared by L.E.K. dated 22 September 2017;

(c)	the financial due diligence report prepared by KPMG dated 27 September 2017;

(together with customary reliance letters in respect of such reports (where available and where reliance letters are only required to the extent that the Senior Lenders agree the terms of such reliance with the relevant report providers)).

4.2	Originals of each of the following reports in respect of the US Target Group:

(a)	the commercial due diligence report prepared by L.E.K. Consulting dated 6 October 2017;

(b)	the legal due diligence report prepared by Skadden dated 12 October 2017,

(c)	the financial, tax and IT due diligence report prepared by KPMG dated 17 October 2017,

(together with customary reliance letters in respect of such reports (where available and where reliance letters are only required to the extent that the Senior Lenders agree the terms of such reliance with the relevant report providers)).

5.	Accounting Documents:

Consolidated annual audited accounts of the Group and the annual audited accounts of the Original Obligors for and in respect of the financial years ended 2016.

6.	Structure Memorandum

Agreed form of the Tax structure memorandum prepared by Allen & Overy LLP in respect of the Refinancing and the Acquisition.

7.	Structure Chart and list of Material Companies

The structure chart of the Group and a list of the Material Companies as of the Signing Date.

8.	KYC

Customary and reasonably required “know-your-customer” information in respect of the Original Obligors and its shareholders as at Signing Date.

9.	Process Agent

Evidence that the process agent appointed in respect of the Finance Documents for each relevant Original Obligor has accepted its appointment.

10.	PSC

(a)	In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a Charged Company), either:

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(i)	a certificate of an authorised signatory of the Parent certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Parent certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

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Part 2

Conditions Precedent on or before First Utilisation of the Refinancing TLB

1.	Formality Certificate:

(a)	Constitutional documents of each Origin al Obligor to the extent not already provided on the Signing Date provided that the Signing Date occurs no more than 15 Business Days before the Refinancing TLB:

(i)	incorporated under French law: statuts (by-laws), extrait K-bis (extract from the commercial register), état des inscriptions et nantissement (statement of charges over assets and encumbrances) and certificat de non-faillite (certificate evidencing the absence of bankruptcy) and corporate formalities certificates including specimen of signature of the French Obligor;

(ii)	incorporated under German law: (A) an up-to-date commercial register extract (Handelsregisterausdruck), (not older than 14 days prior to the date of First Utilisation of the Refinancing TLB) (B) a copy of its articles of association (Satzung/Gesellschaftsvertrag) or partnership agreement (Gesellschaftsvertrag) of recent date and (C) in relation to the Original Obligors organised as a German limited liability company an up-to-date shareholder's list (Gesellschafterliste); and

(iii)	incorporated under Spanish law: a literal excerpt (certificación literal) issued by the relevant Mercantile Registry dated not earlier than 10 days prior to the date of the Senior Facilities Agreement regarding due incorporation and existence (existencia y vigencia), solvency and no causes of winding up or dissolution (solvencia y ausencia de causas de disolución o liquidación), management body (órgano de administración), no insolvency, the entries (inscripciones) regarding the three past years and including up to date and consolidated by-laws (estatutos sociales actualizados y consolidados) and (ii) copies of any documents which are pending of registration with the relevant Mercantile Registry;

(iv)	incorporated under Irish law: a copy of the Constitution of the relevant company;

(v)	incorporated under English law: certificate of incorporation, certificates of change of name (if applicable), memorandum (if applicable) and articles of association;

(vi)	incorporated under Italian law: atto di costitutzione (deed of incorporation) statuto (by-laws), certificato camerale con dicitura di non insolvenza (certificate evidencing the absence of insolvency proceedings) (not older than 5 days prior to the date of the utilisation) and corporate formalities certificates including specimen of signature of the Italian Obligor;

(vii)	incorporated under US law: certificate of incorporation /formation, articles of incorporation or by-laws and certificate of good standing; and

(viii)	incorporated in any other jurisdiction: by-laws, extract from the commercial register and corporate formalities certificates including specimen of signature.

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(b)	corporate resolution from the relevant corporate body (duly notarised in respect of a Spanish Obligor) of each Original Obligor to the extent not already provided on the Signing Date provided that the Signing Date occurs no more than 15 Business Days before the Refinancing TLB:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform its obligations under the Finance Documents,

(ii)	if applicable, authorising a specified person or persons to execute the Finance Documents on its behalf;

(iii)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents;

(iv)	in the case of an Original Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents; and

(v)	in respect of a Spanish Obligor, containing the express appointment of the Obligors' Agent and the relevant process agent;

(c)	if applicable, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(d)	if applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (c) above.

(e)	certificate from each Original Obligor (signed by an authorised signatory):

(i)	if applicable, confirming that borrowing, guaranteeing or securing as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded;

(ii)	certifying that (i) each copy document relating to it specified in this Schedule 2 (Documentary Conditions Precedent) are true, accurate and complete in all respects on such date, in full force and effect, not amended and not superseded or the (ii) documents provided in accordance with this Schedule 2, Part 1 are still true, accurate and complete in all respects on such date, in full force and effect, not amended and not superseded; and;

(iii)	in case of an Original Obligor incorporated under Irish, US, German, Spanish or Italian law a list of specimen signatures of person authorised to execute the Finance Documents and related documents on its behalf.

2.	Finance Documents:

(a)	the Intercreditor Agreement;

(b)	the relevant Transaction Security Documents (including the Transaction Security Documents in relation to the Acquisition), duly signed by each relevant Original Obligor;

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(c)	a Utilisation Request from the Company authorising the deduction of any arrangement and other upfront fees/compensation (as applicable) payable on the Refinancing Date and documents in the Fee Letters from the initial utilisation;

(d)	the Fee Letters; and

(e)	any and all documents to be remitted under the terms of the Finance Documents to materialise the drawdown of the relevant Senior Facilities.

3.	Fees

Evidence satisfactory to the Mandated Lead Arrangers that, upon the drawdown of the first advances, all fees and expenses payable in accordance with the fee letters will be paid.

4.	Refinancing Funds Flow Statement

Copy of the refinancing funds flow statement (the Refinancing Funds Flow Memorandum) which shall be for information purposes only, provided that it reflects the payment of amounts to be paid on or about the Refinancing Closing Date to refinance the Existing Facilities.

5.	Accounting Documents:

Consolidated annual audited accounts of the US Target Group and the annual audited accounts of the US Target for and in respect of the financial years ended 2014, 2015 and 2016.

6.	Equity Documents

(a)	Extract of the shareholders agreement setting out the governance provisions.

(b)	Evidence that the existing Equity Documents comply with the ICA requirements.

7.	Acquisition Documents:

A copy of the executed Merger Agreement and other Acquisition related documents by and between US Newco and the Target; and

8.	Structure Chart and list of Material Companies

(a)	The structure chart of the Group and a list of the Material Companies as of the Refinancing Closing Date.

(b)	The structure chart of the Group and a list of the Material Companies as of the Acquisition Closing Date (showing the Group pro forma for the Acquisition).

9.	Opinions and other documents

Each of the following documents in form and substance satisfactory to the Mandate Lead Arrangers:

(a)	a final version of the Structure Memorandum (to the extent any modifications are required) containing no amendments or modifications which would be materially adverse to the interests of the Senior Lenders together with customary reliance letters in respect of such Reports (where available and where reliance letters are only required to the extent that the Lenders agree the terms of such reliance with the relevant Report providers);

(b)	Customary legal opinions to be issued by counsels to the Senior Lenders or to the Group as per relevant market practice;

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(c)	a certificate executed by a legal representative of the Company dated on the Refinancing Closing Date certifying and confirming there has been no Certain Funds Default.

10.	Refinancing and Release

Evidence of the refinancing of Existing Facilities required to be refinanced on the Refinancing Closing Date and of the release of all related security interests granted with respect to the Existing Facilities.

11.	PSC

(a)	In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a Charged Company), either:

(i)	a certificate of an authorised signatory of the Parent certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(b)	a certificate of an authorised signatory of the Parent certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

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Part 3

Conditions Precedent on or before First Utilisation of the Acquisition TLB

1.	Anti-Trust

If applicable, any anti-trust authorization obtained in the context of the Acquisition.

2.	Equity Documents:

(a)	All Equity Documents (other than the managers' warrants) as at the Acquisition Closing Date; and

(b)	evidence that the total amount of equity/quasi equity (by way of subscription for ordinary shares, shareholder loans/preferred equity certificates) injected by the Original Investors is in aggregate at least equal to the percentage of the aggregate funded capital structure at the Acquisition Closing Date set out in the paragraph "Minimum Equity by Original Investors at the Acquisition Closing Date" of Clause 1.2 (Refinancing Structure).

3.	Finance Documents

(a)	An Utilisation Request; and

(b)	any and all documents to be remitted under the terms of the Finance Documents to materialise the drawdown of the relevant Senior Facilities.

4.	Acquisition Documents:

A certificate executed by a legal representative of US Newco dated on the Acquisition Closing Date certifying and confirming:

(a)	that no amendments, modifications or waivers have been made in relation to any of the Merger Agreement without the consent of the Mandated Lead Arrangers acting reasonably) in a way that is materially adverse to the interests of the Senior Lenders); and

(b)	that each of the conditions to the Merger Agreement has been satisfied (other than payment of the purchase price under the Merger Agreement or any other matter which cannot be satisfied until the Acquisition Closing Date has occurred which such conditions will be satisfied, and the Acquisition Closing Date will occur, immediately following utilisation of Senior Facilities and other than any waiver of any condition that is not materially adverse to the interests of the Senior Lenders (taken as a whole) under the Finance Documents or any other changes or additions approved by the Mandated Lead Arrangers (acting reasonably)).

5.	Acquisition Funds Flow Statement

Copy of the acquisition funds flow statement (the Acquisition Funds Flow Memorandum) in respect of all flows being made in connection with the Acquisition and its financing at the Acquisition Closing Date and if consistent with the sources and uses in the Structure Memorandum will be satisfactory to the Facility Agent.

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6.	Miscellaneous

(a)	A certificate executed by a legal representative of US Newco dated on the Acquisition Closing Date certifying and confirming there has been no Acquisition Certain Funds Default.

(b)	A certificate from an authorised signatory of the Company, certifying that the Refinancing Closing Date has occurred.

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Part 4

Conditions Subsequent following the Acquisition

Delivery of the share certificate of Target showing New UK SPV as sole shareholder.

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Schedule 3

Permitted definitions

Permitted Acquisition means:

(a)	the Acquisition;

(b)	an acquisition by a member of the Group (other than Parent) of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal, Permitted Share Issue, Permitted Reorganisation or Permitted Transaction;

(c)	any acquisition of Cash Equivalents;

(d)	any acquisition of shares following the conversion of an intra-Group loan into equity made in accordance with paragraph (d) of definition of Permitted Disposal;

(e)	any acquisition of shares in any member of the Group and any acquisition of a controlling stake in, or a share of a joint venture partner under, a Permitted Joint Venture or which otherwise constitutes an investment in a Permitted Joint Venture;

(f)	any acquisition described in the Structure Memorandum as part of post-completion reorganisation of the Group;

(g)	an acquisition of shares pursuant to a Permitted Share Issue (other than pursuant to paragraph (a) of the definition thereof);

(h)	the acquisition of, or subscription for, the issued share capital or analogous ownership interests in a limited liability company (including by way of formation) (other than the Company) which has not traded prior to the date of the acquisition and which is not incorporated in a Sanctioned Country;

(i)	any other acquisition by a member of the Group (other than Parent) of (1) all or part of the shares or securities of a limited liability person (including for the avoidance of doubt, the acquisition of, or subscription for, any issued share capital of a limited liability company which share capital is listed on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or on any other exchange or market in any jurisdiction or country) or (2) any business or undertaking, where in each case:

(i)	no Event of Default is continuing on the date on which the Group contractually commits to make the acquisition;

(ii)	the target is a limited liability person, business or undertaking that is, taken as a whole, the same as or similar, complementary or related to the business of the Group and the acquisition is the acquisition of either the material assets of that business or results in the entity that carries on (or owns) that business becoming a Subsidiary of the Company;

(iii)	in the case of an acquisition of a company, 50.1% or more of the issued share capital of, and voting shares in, such company is acquired;

(iv)	that limited liability person, business or undertaking is not subject to any Sanctions or incorporated or established or carrying on its principal business or operations in any country which is the subject of Sanctions;

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(v)	except in respect of any acquisition fully funded from Permitted Additional Equity made after the Closing Date (other than as Equity Cure), that limited liability person, business or undertaking has LTM Consolidated EBITDA (on a Pro Forma Basis and by reference to the most recently available LTM financial statements for that that limited liability person, business or undertaking) which is either (A) positive or (B) negative in an amount no greater that the greater of (i) €3,000,000 and (ii) 5 per cent. of Consolidated Pro Forma EBITDA of the Group (when aggregated with the LTM Consolidated EBITDA of all targets acquired during the same financial year which had a negative LTM Consolidated EBITDA);

(vi)	the Agent has been provided with the latest annual financial statements of the target;

(vii)	that limited liability person, business or undertaking, to the best of the Obligors' Agent's knowledge, has no material contingent liabilities which would be required to be disclosed in the financial statements of the target in accordance with the Accounting Principles save to the extent such liability is (A) adequately indemnified by the vendor, (B) adequately insured against, (C) adequately taken into account in the purchase price for the acquisition, (D) is adequately reserved against in the target's accounts (E) covered in a manner acceptable to the Finance Parties (acting reasonably) or (F) where such liability would be permitted under the terms of the Finance Documents;

(viii)	to the extent that the relevant limited liability person, business or undertaking constitutes a Material Company when it is acquired, the limited liability person, business or undertaking shall, subject to the Agreed Security Principles, become an Additional Guarantor and grant Transaction Security subject to and in accordance with the Agreed Security Principles; and

(ix)	subject always to the Agreed Security Principles, acquiring member of the Group (if an Obligor) shall grant to the Finance Parties a pledge over the share capital of the acquired company to the extent the acquisition is financed under the Original Revolving Facility;

(x)	in the case of any single acquisition whose enterprise value is greater than the greater of €35,000,000 and 50% of Consolidated EBITDA (or equivalent):

(A)	a legal and tax due diligence report in respect of such acquisition; and

(B)	an accountant and financial due diligence report in respect of such acquisition,

shall (subject to the Agent and any Lender signing appropriate release/hold harmless letters) be delivered to the Agent and the Obligors' Agent shall use its reasonable efforts to provide the Lenders with reliance on such due diligence reports which shall only be required to the extent that the Lenders agree the terms of reliance with such report providers (it being specified that in case of acquisition below the above mentioned threshold, any available due diligence report prepared by third parties shall be delivered to the Agent for information purposes only (subject to the Agent and/or any Lender signing appropriate release/hold harmless letters);

(xi)	in the case of any single acquisition whose enterprise value is greater than €100,000,000 (or equivalent), the Agent has received an updated business plan including the target; and

(j)	any other acquisition of, or investment in, by a member of the Group of (1) part of the shares or securities of a limited liability person or (2) any business or undertaking where following such acquisition the Group holds or beneficially owns less than 50% of the voting issued shares and does not otherwise control the relevant person (or a direct or indirect holding company of such person), so long as (i) the conditions set forth in paragraph (i) above (save for the condition indicated in sub-paragraph (iii)) are complied with and (ii) the acquisition or investment under this paragraph (j) shall not result in the aggregate acquisitions or investments under this paragraph (i) exceeding EUR 10,000,000 (or equivalent in other currencies) (calculated on an aggregate basis over the life of the Facilities);

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(k)	acquisitions, investments and redemptions in connection with employee termination and incentive arrangements or the conversion of management loans into equity;

(l)	any other acquisition to which the Majority Lenders have given their prior written consent.

Permitted Additional Equity means on or after the Closing Date:

(a)	the subscription, by any Investor, any other shareholder of Parent or any creditor of Parent, of any securities (including debt securities) of Parent and the granting by any Investor, any other shareholder or any creditor of Parent of any shareholder loan or advance to Parent; and

(b)	the downstreaming to the Company of the proceeds arising under paragraph (a) above through the subscription by Parent of any securities (including debt securities) of the Company and the granting by Parent of any shareholder loan or advance to the Company.

Permitted Disposal means any sale, lease, licence, transfer or other disposal subject to Clause [●] (Arm’s length basis):

(a)	(other than of shares, real estate, businesses, undertakings and Intellectual Property) made in the ordinary course of the Group's trading;

(b)	of Cash or Cash Equivalents;

(c)	arising as a result of any Permitted Share Issue, Permitted Payment or Permitted Security;

(d)	any disposal of an intra-Group loan as a result of the conversion of such intra-Group loan into equity to the extent such disposal is made in accordance with the Intercreditor Agreement;

(e)	any disposal of Treasury Transactions;

(f)	or is part of an investment in a Permitted Joint Venture (within the limit of the maximum investment under Permitted Joint Ventures);

(g)	a disposition of obsolete, damaged, retired, surplus or worn out equipment or assets or equipment, facilities or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and any transfer, termination, unwinding or other disposition of hedging instruments or arrangements not for speculative purposes;

(h)	any exchange of assets (other than of shares, businesses, undertakings and Intellectual Property) for other assets of a similar (or greater) value or of a reasonably comparable or superior type or quality for use in the business of the Group;

(i)	of assets by an Obligor to another Obligor but if the disposing company had given Security under the Transaction Security Documents over those assets the consent of the Super Majority Lenders must be obtained prior to such disposal, provided that for any disposed asset which remains pledged in favour of the Finance Parties pursuant to a Transaction Security Document if the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over this asset, the consent of the Super Majority Lenders will not be required;

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(j)	of assets by a Non-Obligor (other than a member of the Group whose shares are subject to a Transaction Security Documents) to another member of the Group;

(k)	any disposal by an Obligor to a Non-Obligor, where the aggregate amount of disposals under this paragraph does not give rise to the Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(l)	of Intellectual Property by licence of, or other right to use, Intellectual Property;

(m)	to another member of the Group as part of a Permitted Reorganisation;

(n)	of assets compulsorily acquired by any governmental authority or as otherwise required by any governmental authority or law or regulation (provided such Disposal does not constitute an Event of Default);

(o)	which is a lease or licence of real property in the ordinary course of business;

(p)	subject to satisfaction of any mandatory prepayment requirements, any disposal of assets (other than of shares, businesses, undertakings and Intellectual Property);

(q)	arising as a result of a Permitted Transaction

(r)	of an asset pursuant to a contractual arrangement existing on the Signing Date to the extent disclosed in writing to the Lenders in the Reports or otherwise in a certificate delivered by the Company prior to the Signing Date;

(s)	as contemplated by the Structure Memorandum;

(t)	any factoring, securitisation or discounting of receivables on arm's length terms or other disposals constituting dealings with trade debtors with respect to book debts (i) on non-recourse basis to the extent the transaction is not treated as financial indebtedness under IFRS, or (ii) on a recourse basis provided that any resulting Indebtedness from such factoring or discounting constitutes Permitted Indebtedness;

(u)	disposals of shares of, or sales of indebtedness or other securities of, dormant Subsidiaries;

(v)	in respect of which the Majority Lenders have given their consent;

(w)	any disposal of assets which become the subject of a sale and lease back or similar arrangements permitted by the definition of Permitted Indebtedness;

(x)	where the net consideration receivable (when aggregated with the consideration receivable for any other sale, lease, licence, transfer or other disposal of assets other than any permitted above) does not exceed in any Financial Year the greater of (i) €10,000,000 (or its equivalent in another currency or currencies) and (ii) an amount equal to 15% of the Consolidated EBITDA (on a Pro Forma Basis) for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent (the Maximum Permitted Disposal Amount); and

(y)	disposals of assets which are permitted to be disposed of as a Permitted Disposal under paragraphs (a) to (w) above to a special purpose vehicle which is a member of the Group and the subsequent disposal of that special purpose vehicle provided that the assets transferred to the special purpose vehicle are the only material assets of that special purpose vehicle and such assets are similarly able to be disposed of in accordance with paragraphs (a) to (w) above.

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Permitted Distribution means:

(a)	the payment or prepayment by the Company to Parent of any interest, principal or other amounts in respect of any Indebtedness under a Shareholder Loan Agreement[9] or other Permitted Additional Equity otherwise falling within paragraph (b) of the definition of Permitted Indebtedness or otherwise falling within paragraph (c) of the definition of Permitted Transaction; and/or

(b)	the payment (and, without double counting, declaration) of a dividend or other distribution, repayment of equity, return on or of its capital or capital contribution or redemption, repurchase, purchase, defeasance or retirement of its capital by the Parent, provided that such payment referred to in paragraphs (a) and (b) above may only be made if:

(i)	such payment is funded using Excess Listing Proceeds; or

(ii)	at the time of the payment, the Leverage Ratio is equal to or less than 3. 50:1 (pro forma for that payment) and no Event of Default is continuing or would immediately result from such payment.

Permitted Indebtedness means:

(a)	Indebtedness under any Finance Document and any Indebtedness which is the subject of a letter of credit, bank guarantee or indemnity issued under the Finance Documents;

(b)	Indebtedness arising under a Shareholder Loan Agreement and other Indebtedness provided by the Topco to the Parent subject to the Intercreditor Agreement;

(c)	on refinanced Existing Target Debts as of the Completion;

(d)	Indebtedness constituted by Permitted Guarantees, Permitted Loans or as permitted under paragraph (w) of the definition of Permitted Disposal;

(e)	Indebtedness arising under Finance Leases and similar arrangements or other asset based financings (other than financings referred to in paragraph (f) and inventory related financings), where the aggregate outstanding principal amount of the relevant leasing obligations in respect of all other Finance Leases and similar arrangements or vendor finance under this paragraph (e) does not at any time exceed the greater of (i) EUR10,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 15% of the Consolidated Pro Forma EBITDA.

(f)	arising under any credit card or BACS facility or business internet banking facility relating to daily payment settlement limits entered into in the ordinary course of business;

(g)	on or prior to the Closing Date, arising under any Existing Indebtedness of the Group;

(h)	an earn out or deferred consideration in relation to a Permitted Acquisition, provided the outstanding aggregate principal amount of the resulting Indebtedness under this paragraph in relation to each Permitted Acquisition does not at any time exceed 50% of the aggregate total consideration paid or to be effectively paid for the relevant Permitted Acquisition;

9 Shareholder Loan Agreement means any document, agreement or instrument (other than this Agreement) under which any Indebtedness is or becomes due, owing or incurred (directly or indirectly) between (a) the Topco as lender and (b) the Parent as the borrower, which Indebtedness is subject to the Intercreditor Agreement.

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(i)	Indebtedness resulting from the sale, disposal or discounting of receivables (together with related insurance and other rights) on arm's length or other disposals constituting dealings with trade debtors with respect to book debts where the outstanding aggregate principal amount of the resulting Indebtedness under this paragraph (f) does not at any time exceed greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent ;

(j)	arising under any cash management or cash pooling arrangement to the extent entered into in the ordinary course of the banking arrangements of the Group, for the purpose of netting balances of members of the Group and provided that the aggregate amount of the net debit balances of members of the Group, which are not Obligors, under all such arrangements that are supported by Obligors does not give rise to the Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(k)	Indebtedness under or relating to letters of credit, bank guarantees, performance bonds or guarantees, or other documentary credits issued in the ordinary course of business where such Indebtedness is unsecured other than in respect of the underlying assets and related rights or otherwise secured or guaranteed in a manner not otherwise prohibited by the terms of the Finance Documents, and for the avoidance of doubt trade payable should be excluded from Indebtedness, provided that, upon the drawing of such letters of credit or the incurrence of such indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(l)	Indebtedness under local bilateral facilities or overdraft facilities for working capital up and capital expenditure to a maximum aggregate principal outstanding amount under this paragraph (i) does not at any time exceed the greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent;

(m)	Indebtedness permitted by the Majority Lenders;

(n)	Indebtedness representing an investment in a Permitted Joint Venture;

(o)	Indebtedness of any person that becomes a member of the Group after Completion as a result of a Permitted Acquisition and that is not otherwise permitted, but only until the end of the Clean-Up Period;

(p)	any liability arising by operation of law as a result of a fiscal unity (fiscal eeheid) of which a member of a Group in Netherlands is a member provided that all the wholly-owned direct or indirect Subsidiaries of the Parent which are members of the Group and are incorporated in the Netherlands are the only members of that fiscal unity;

(q)	Indebtedness for or in respect of any Permitted Treasury Transaction;

(r)	any additional Indebtedness provided that the aggregate outstanding principal amount under this paragraph (r) at any time does not exceed the greater of (i) EUR10,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent; and

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(s)	an Additional Facility.

Permitted Guarantee means:

(a)	any guarantee under any Finance Document or Acquisition Document;

(b)	any guarantee as part of cash pooling, set off, netting or cash management arrangements provided that the aggregate amount of liabilities of the Non-Obligors that are guaranteed by Obligors pursuant to this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time, except to the extent relating to, or granted in support of, a loan permitted pursuant to paragraph (j) and (l) of Permitted Loan;

(c)	any guarantee of, or that is, Permitted Indebtedness or a Permitted Treasury Transaction;

(d)	any guarantee permitted by the Majority Lenders;

(e)	any guarantee or indemnity given in favour of employee, directors or officers of any member of the Group in respect of their function as such in their ordinary course of business of the Group;

(f)	a guarantee or indemnity in connection with, or given as part of, a Permitted Disposal, Permitted Acquisition or a Permitted Joint Venture;

(g)	any guarantee granted by a member of the Group in respect of the obligations of a former member of the Group where such member of the Group has received an indemnity on arm's length terms in respect of the maximum aggregate amount of its liabilities under such guarantee for the full term of such guarantee provided that such guarantee is released within 90 days following the date on which the relevant entity ceases to be a member of the Group;

(h)	any guarantee granted or arising under legislation relating to tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group incorporated or tax resident in the same country;

(i)	any guarantee which if it were a loan, would be a Permitted Loan;

(j)	any guarantee given by a member of the Group to a landlord in its capacity as such or in favour of financial institutions which have guaranteed rent obligations of a member of the Group;

(k)	guarantee by:

(i)	any Non-Obligor in respect of obligations of another Non-Obligor;

(ii)	any member of the Group in respect of obligations of an Obligor; and

(iii)	an Obligor in respect of obligations of a Non-Obligor, provided that the aggregate amount outstanding of all such guarantees does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(l)	any guarantee granted in relation to a Permitted Reorganisation;

(m)	any guarantee granted by any person that becomes a member of the Group after Completion as a result of a Permitted Acquisition provided that such guarantee existed at the time such person became a member of the Group;

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(n)	any guarantees or counter indemnities relating to any letter of credit, bank guarantee, performance bond or other documentary credit issued in favour of any public authority or other customer, in each case in the ordinary course of business of the Group to the extent such letter of credit, bank guarantee, performance bond or other documentary credit (as the case may be) is required by the relevant public authority or customer;

(o)	any guarantee or counter indemnities by any member of the Group existing as at the date of Completion and which has been disclosed to the Lenders prior to the Signing Date;

(p)	the endorsement of negotiable instruments and the granting of guarantees and indemnities in the Group's ordinary course of day-to-day business;

(q)	any guarantees or indemnities granted to the trustee of any employee or management share option or unit or benefit trust or employment incentive scheme operated by a member of the Group;

(r)	any indemnity given to a financial institution in an engagement, commitment or mandate letter, facility agreement, purchase agreement and indenture, in each case entered into in respect of or in contemplation of Permitted Indebtedness and/or refinancing of the Facilities;

(s)	any indemnity given to professional advisers and consultants in the ordinary course of business; and

(t)	guarantees of indebtedness (not otherwise permitted under paragraphs (a) to (l) above) the principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of guarantees given by a member of the Group (not otherwise permitted under paragraphs (a) to (l) above)) does not exceed the greater of EUR 7,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and an amount equal to 10 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent at any time..

Permitted Holding Company Activity means:

(a)	carrying on business as a holding company;

(b)	in the case of the Topco, the ownership of shares in the Parent;

(c)	in the case of Parent, the ownership of shares in the Company;

(d)	having rights and liabilities under constitutional documents, any shareholder agreements and the other Transaction Documents, and in respect of professional fees and administration costs in the ordinary course of business as a holding company of the Group;

(e)	in the case of the Company only, having rights and liabilities under any Permitted Treasury Transactions and providing cash pooling arrangements with other members of the Group;

(f)	in the case of the Company only, entering into, performing and having rights and liabilities under the transaction contemplated by the Acquisition Documents;

(g)	granting Permitted Security by Parent to the extent constituting security under paragraph (h) of the definition of Permitted Security or by the Company (to the extent constituting security under paragraphs (b) (c) (d) (g) (h) (o) (r) (t) or (u) (of the definition of Permitted Security); incurring liabilities for or in connection with taxes;

(h)	incurring liabilities by operation of law;

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(i)	in the case of the Parent only, the provision of any administrative (including, without limitation, those relating to overhead costs and paying filing fees, ordinary course expenses (such as audit fees and Taxes) and other costs related to services provided) and incurring any liabilities in respect of any employment contracts for any employee of the Parent or any holding company;

(j)	in the case of the Company only, the provision of any managerial, administrative (including, without limitation, those relating to overhead costs and paying filing fees, ordinary course expenses (such as audit fees and Taxes) and other costs related to services provided), legal and accounting services, research and development, marketing, and the secondment of employees to other members of the Group, fulfilling any periodic reporting requirements and incurring any liabilities in respect of any employment contracts for any employee of the Parent or any holding company;

(k)	in the case of the Company only in connection with any employee or management incentive or participation scheme operated by any member of the Group or any holding company;

(l)	in the case of the Company only, any step specifically contemplated in the Structure Memorandum as to be taken by the relevant holding company or as may arise under the Transaction Documents;

(m)	in the case of the Company only, any Permitted Transaction;

(n)	in the case of the Company only, the making or facilitating payments of VAT on behalf of itself and on behalf of any of its Subsidiaries and/or Holding Companies with which it forms a group for VAT purposes;

(o)	in connection with any Permitted Payment or Permitted Share Issue or the making of or receipt of a payment or entering into a transaction to facilitate a Permitted Payment or Permitted Share Issue;

(p)	in the case of the Company only, receiving loans or credit or making loans or credit (to the extent constituting a loan under paragraphs (b) (d) (f) (g) (j) (k) (l) (m) or (n) of the definition of Permitted Loan);

(q)	in the case of Parent only, making loans or credit (to the extent constituting a loan under paragraphs (b) (d) (f) (g) (j) (k) (l) (m) or (n) of the definition of Permitted Loan),

(r)	in the case of the Company only, giving or benefiting from guarantees (to the extent constituting a guarantee under paragraphs (a) (b) (c) (e) (f) (g) (h) (i) (j) (k) (l) (n) (p) (q) or (r) of the definition of Permitted Guarantee) and incurring rights, Indebtedness (to the extent constituting Indebtedness under paragraphs (a) (b) (l) or (r) of the definition of Permitted Indebtedness or such Indebtedness is in respect of a loan or credit or guarantee otherwise permitted under this paragraph) and other liabilities to the extent not prohibited by the terms of this Agreement or the Intercreditor Agreement;

(s)	loans under Shareholder Loan Agreements or other documents entered into in connection with any Permitted Share Issue, or to facilitate the making of any such investment, including any conversion or capitalisation of shareholder or intra-Group loans as provided for in paragraph (d) of Permitted Transaction;

(t)	in the case of the Company only, any actual or attempted sale or other disposal of its assets to the extent not prohibited by this Agreement or the Intercreditor Agreement;

(u)	in the case of the Company only, having intra-group credit balances and other credit balances in bank accounts, holding Cash or Cash Equivalents;

(v)	in the case of the Company only, any Permitted Reorganisation;

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(w)	any actual or attempted Listing, Change of Control or other exit as contemplated by Clause [●] (Exit);

(x)	any actions necessary to maintain its existence or tax status;

(y)	any other activity or transaction to which the Majority Lenders have given their consent.

(z)	any litigation or court or other similar proceedings;

(aa)	making claims (and receipt of related proceeds) from rebates or indemnification with respect of taxes and the benefit of a Permitted Payment; and

(bb)	acting as head of a tax group.

Permitted Joint Venture means a Joint Venture:

(a)	of the Group existing at Completion; or

(b)	any investment in any Joint Venture where:

(i)	the Joint Venture is not incorporated and carries on substantially all of its business in a Sanctioned Country;

(ii)	the Joint Venture carries on or owns a business that is, taken as a whole, the same as or similar, complementary or related to the business of the Group;

(iii)	if the Joint Venture is a company, it shall be a limited liability company or otherwise it will be purchased by a newly created limited liability company; and

(iv)	the aggregate (the Joint Venture Investment) of:

(A)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of liabilities of any such Joint Venture; and

(C)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

does not exceed the greater of EUR 14,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and an amount equal to 15 per cent. of Consolidated Pro Forma EBITDA at any time over the life of the Facilities. For the purpose of determining compliance with this allowance, any Joint Venture Investment which is (A) legally committed to be invested in a joint venture of the Group under arrangements existing at Completion or (B) fully funded from Permitted Additional Equity shall not be counted towards such limits, and, in each case, the aggregate amount of the relevant Joint Venture Investments shall be calculated after deducting the aggregate amount of all distributions, profits, repayments, returns of capital, interest and redemptions received by the Group from Joint Ventures. Amounts using up this allowance in respect of a Joint Venture that subsequently becomes a member of the Group or the interest in which is subsequently disposed of by the Group shall no longer use this allowance.

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Permitted Loan means:

(a)	trade credit or a loan granted in the ordinary course of business and any advance payment made in the ordinary course of business (including, without limitation, any credit or loan resulting from an agreement to compromise with a non-performing debtor entered into in the ordinary course of trading);

(b)	any credit balance held in the ordinary course of its banking arrangements;

(c)	any loan or credit permitted by the Majority Lenders;

(d)	any loan or credit which constitutes, or relates to, a Permitted Transaction, a Permitted Distribution or Permitted Indebtedness;

(e)	any loan or credit made as an investment in a Permitted Joint Venture;

(f)	a loan or credit made directly or indirectly to an Obligor;

(g)	any loan or credit specifically contemplated by the terms of the Structure Memorandum and/or the Funds Flow Statement;

(h)	any loan made or credit granted by a member of the Group existing at Completion (or committed to be made or granted prior to Completion) and which has been disclosed to the Lenders prior to the Closing Date;

(i)	a loan made or credit granted by a Non-Obligor to another member of the Group;

(j)	a loan or the granting of a credit to another member of the Group in each case for cash pooling purposes in the ordinary course of business, provided that, the aggregate outstanding principal amount of all loans made or granted after Completion under this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time except where fully funded directly or indirectly with the proceeds of a Permitted Additional Equity;

(k)	a loan made or credit granted by an Obligor to another member of the Group of the proceeds of advances under an Additional Facility, provided that such other member of the Group becomes an Obligor within 20 Business Days after receipt of such proceeds;

(l)	a loan made or credit granted by an Obligor to a Non-Obligor, provided that, the aggregate outstanding principal amount of all loans made or granted after Completion under this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time except where fully funded directly or indirectly with the proceeds of a Permitted Additional Equity;

(m)	a loan made or credit granted by a member of the Group to any of the officers or employees of the Group or otherwise in connection with management or employee incentive or remuneration arrangements where the aggregate outstanding principal amount of all such loans or credit made under this paragraph (m) by any member of the Group does not at any time exceed EUR 1,000,000 (or its equivalent in other currencies) in aggregate with the amount of guarantees provided to employees/directors or vehicles incorporated in connection with any employee incentive scheme;

(n)	any loan required to be made by law;

(o)	any loan by an Obligor to an entity or business acquired pursuant to a Permitted Acquisition for working capital needs of that entity or business provided such entity shall accede as a Guarantor within 90 Business Days of a loan being made to it by an Obligor;

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(p)	loans by the Parent in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and provided that such amount shall cease to be available as a Permitted Payment and shall be set-off against such distribution);

(q)	any loan or credit existing at the time of, or as part of, the acquisition of an entity pursuant to a Permitted Acquisition and made by that entity or its Subsidiaries;

(r)	any loan made between members of the Group in connection with the on-lending of the proceeds of facilities incurred by the Group under paragraph (i) of Permitted Indebtedness; and

(s)	any other loan or credit the aggregate principal outstanding under this paragraph (t) does not at any time exceed the greater of EUR 5,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and an amount equal to 7.5 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent.

Permitted Payment means the payment of, or payments made to fund (directly or indirectly) the payment of:

(a)	for so long as no Event of Default is continuing at the time of such payment, an amount payable in respect of (A) the purchase or redemption of ordinary shares or preference shares issued by any Holding Company of the Parent to any member of management or any employees of any member of the Group (in each case where such persons have terminated or are terminating their employment with the Group) or (B) the repurchase of interests in shareholder loans made to any Holding Company of the Parent by any such management or employee (in each case where such persons have terminated or are terminating their employment with the Group) provided that such amount shall not on a net basis exceed to the extent not fully funded from Permitted Additional Equity, EUR 1,000,000 (or its equivalent in other currencies), provided that to the extent that an amount under this paragraph (a) is used by reason of the purchase or redemption of shares or the re-purchase of shareholder loans (the proceeds of which are down streamed to Parent and to the Parent to the Company) in accordance with this paragraph (a) and new or existing members of management subscribe for additional shares or shareholder loans the allowance of EUR 1,000,000 (or its equivalent in other currencies) under this paragraph (a) shall be increased by the additional amount subscribed to the extent such amount is down streamed to Parent and to Parent to the Company;

(b)	any payment, repayment or prepayment under any Finance Document (including but not limited to any Permitted Transaction), or any payment in order to implement any such payment, repayment or prepayment;

(c)	director and monitoring fees as well as costs and expenses of up to a maximum aggregate amount of €1,000,000 in any Financial Year payable to the Investors as long as no Event of Default is continuing;

(d)	structuring fees and other payments made on the Closing Date in accordance with the Funds Flow Statement;

(e)	any Permitted Sponsor Monitoring Fee Payments;

(f)	Taxes to the extent they relate to or are attributable to the Group and legal, audit, mergers and acquisitions and other professional fees, costs and expenses incurred by the Parent;

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(g)	administrative costs, directors' and employees' remuneration, professional fees, regulatory costs and the like reasonably incurred by the Parent, up to a maximum aggregate amount of EUR2,000,000 in any Financial Year;

(h)	the Acquisition Costs;

(i)	any Permitted Loans or Permitted Distributions;

(j)	any payment which is, or arises under, a transaction falling within paragraphs (a), (b), (c), (e) and (g) of the definition of Permitted Transaction;

(k)	any other payment approved by the Majority Lenders; and

(l)	any payment of interest or principal on Shareholder Loans or other Permitted Additional Equity or making loans to Investors to the extent that:

(i)	the Leverage Ratio (calculated with respect to the last Financial Year but pro-forma of the payment of the relevant dividends or other payments) is equal to or less than 3.50:1; and

(ii)	no Event of Default has occurred and is continuing or would arise as a result of such payment.

Permitted Reorganisation means any reorganisation, amalgamation, demerger, merger, voluntary liquidation, consolidation, winding-up, dissolution (including, without limitation, pursuant to a liquidation, dissolution or winding up on a solvent basis) or other combination with or into any other person (for the purposes of this definition, each a reorganisation) of any member of the Group (other than Parent):

(a)	with the prior consent of the Majority Lenders;

(b)	as described in, or specifically contemplated by, the Structure Memorandum; or

(c)	where:

(i)	the Group's share of the assets of that member of the Group remaining after that reorganisation remain within the Group (except to the extent otherwise constituting a Permitted Disposal); and

(ii)	if the assets or the shares of the relevant member of the Group were subject to security in favour of the Lenders immediately prior to such reorganisation, the Lenders will, in accordance with the Agreed Security Principles, receive a guarantee from the surviving or recipient entity or, as the case may be, security over those assets/shares in the surviving or recipient entity remaining after that reorganisation, as soon as is reasonably practicable and in any event no more than fifteen (15) Business Days after such reorganisation (except to the extent otherwise constituting a Permitted Disposal), provided that, (A) no such transaction will involve the Comapny or a Borrower if the Company or such Borrower will not be the surviving entity incorporated in the same jurisdiction at it was immediately prior to such transaction or in case of a reorganisation between two Borrowers incorporated in the same jurisdiction, if the Super Majority Lenders' consent is obtained prior to such reorganisation and (B) in the case of a liquidation, dissolution or winding up of a member of the Group, the Finance Parties shall release such member of the Group to be so liquidated, dissolved or wound up from its obligations (other than Parent or as a Borrower) under the Finance Documents immediately prior to such liquidation, dissolution or winding up.

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Permitted Sale and Leaseback means the sale or disposal on arm's length or better terms of any asset by any member of the Group on terms whereby such asset is or may be leased back to or re- acquired by that member of the Group or any other member of the Group on arm's length or better terms so long as:

(a)	no Event of Default is continuing on the date of entry into the legally binding contract to make that sale or disposal or would result from that sale or disposal; and

(b)	the aggregate value of any assets so sold or disposed does not exceed the greater of (i) EUR 5,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 7.5 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent in any Financial Year.

Permitted Security means:

(a)	Security over or affecting:

(i)	any asset acquired by a member of the Group after Completion and subject to which such asset is acquired; or

(ii)	any asset of any entity which becomes a member of the Group after Completion, where such Security is created prior to the date on which such entity becomes a member of the Group, provided that, in any case,

(A)	such Security was not created in contemplation of the acquisition of such asset by a member of the Group or the acquisition of such entity;

(B)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group or the acquisition of such entity; and

(C)	such Security is removed or discharged within three (3) Months of the date of acquisition of such asset or such entity becoming a member of the Group;

(b)	Security, cash pooling, right of set-off, netting or balance transfer arrangements arising by operation of law or by contract in connection with the provision to any member of the Group of clearing bank, overdraft or cash management facilities or as otherwise required by the relevant clearing bank under its standard terms and conditions for operation of the relevant accounts, provided that, the aggregate outstanding amount of liabilities of Non-Obligors that are credit supported by Obligors pursuant to this paragraph shall only be permitted to the extent relating to, or granted in support of, a loan permitted pursuant to paragraph (j) or (l) of the definition of Permitted Loan;

(c)	Security in respect of Taxes, assessments or government charges which are being contested by the relevant member of the Group in good faith and where adequate reserves have been made;

(d)	netting or set-off arrangements (i) under a Hedging Agreement or under any other Permitted Treasury Transactions where the obligations of parties thereunder are calculated by reference to net exposure or (ii) existing in the ordinary course of business between any member of the Group and its respective suppliers and customers or the providers of the Group's day-to-day banking arrangements;

(e)	Security arising under or in connection with title transfer, or retention of title, hire purchase or conditional sale arrangement or other agreements for the acquisition of assets on deferred payment terms or arrangements having a similar effect entered into by any member of the Group in the ordinary course of business;

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(f)	any security on the property of any member of the Group in favour of the landlord of such property securing licences, subleases or leases permitted under this Agreement;

(g)	Security arising by operation of law and in the ordinary course of business to substantially the same effect;

(h)	Security arising under or evidenced by a Finance Document and any Security which constitutes a Permitted Transaction;

(i)	Security arising under or evidenced by a sale and lease back or similar arrangement permitted pursuant to this Agreement;

(j)	Security over goods, documents of title to goods and other rights relating to those goods, created as part of documentary credit transactions entered into in the ordinary course of business;

(k)	Security in respect of any Indebtedness permitted under paragraphs (e), (f) and (i) (but only to the extent that such Security is granted over the assets which are the subject of the relevant Finance Leases or similar arrangements or vendor finance, in each case, together with any related or connected rights (including insurance) in respect of such assets but not over any other assets of the Group), (j) or (l) of the definition of Permitted Indebtedness;

(l)	any Security arising as a result of a sale, transfer or other disposal which is a Permitted Disposal;

(m)	any cash collateral provided in respect of letters of credit or bank guarantee entered into in the ordinary course of business to the issuer of such letter of credit or bank guarantee;

(n)	Security over rent deposits or otherwise resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business;

(o)	Security relating to legal proceedings that are being contested in good faith, including payments into court or any security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested in good faith;

(p)	Security permitted by the Majority Lenders;

(q)	Security over ownership interests in any entity (including Joint Ventures) which is not its Subsidiary to secure obligations to other partners in that entity or otherwise to secure Indebtedness or other obligations of that entity;

(r)	escrow arrangements in connection with a Permitted Acquisition, a Permitted Disposal or a Permitted Joint Venture or an offering of debt securities;

(s)	Security (including cash collateral) provided in respect of performance bonds or guarantees issued in the ordinary course of trading to the extent such Security is required by the relevant public authority or customer or provider of the relevant bond or guarantee;

(t)	Security granted or arising over any shares issued (including shares issued prior to the Signing Date) in connection with any employee or management share option or unit or benefit trust scheme operated by any member of the Group;

(u)	Security granted by any member of the Group in respect of obligations of a Non-Obligor otherwise permitted hereunder as falling within the Obligor/Non-Obligor Amount;

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(v)	any Existing Security (but in respect of Security in relation to the Existing Facilities, only until the Existing Facilities are refinanced in full on or prior to the Closing Date) (save that any non-English law release or other perfection requirements may be carried out promptly after such date but solely to the extent that such requirements do not prevent the granting of the Transaction Security Documents on the Closing Date);

(w)	any Security created or subsisting in order to comply with section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to section 7d and/or section 7e of the German Social Law Act No. 4 (Sozialgesetzbuch IV); and

(x)	additional Security securing outstanding indebtedness under this paragraph (cc) at any time not exceeding the greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause [●] (Adjustment of Allowances, Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent,

For the avoidance of doubt, any reference to Security shall include a Quasi-Security, as the case may be.

Permitted Share Issue means:

(a)	any issue of shares by the Topco or the Parent not constituting a Change of Control;

(b)	any issue of shares pursuant to (i) the terms of the Transaction Documents in the form delivered as a condition precedent under Clause [●] (Initial conditions precedent) or as otherwise amended in accordance with this Agreement and/or (ii) the Structure Memorandum;

(c)	any issue of shares by a member of the Group to another member of the Group where or the Company (if the existing shares of that company are the subject of Transaction Security) the newly issued shares also (subject to the Agreed Security Principles) become subject to such Security (provided that, if that company is not wholly owned by a member of the Group, it may issue shares to its minority shareholders on a proportionate basis to their existing shareholdings relative to the existing shareholdings of other members of the Group (or otherwise as a result of the minority shareholders declining to subscribe) to any issue to another member of the Group), provided that the aggregate amount subscribed by Obligors for shares in Non-Obligors does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(d)	share capital pursuant to a Permitted Reorganisation (but excluding, for the avoidance of doubt, a listing of all or any part of the share capital of a member of the Group on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances) in relation to a member of the Group in any jurisdiction or country provided that if the shares which were the subject of such Permitted Reorganisation were subject to Transaction Security, the newly issued shares also become subject to Transaction Security on substantially the same terms; or

(e)	any issue of shares offered pro rata, or as otherwise required by the relevant constitutional documents, to the issuer's shareholders;

(f)	any issue of shares by a member of the Group in connection with a management or employee incentive or remuneration scheme;

(g)	any issue of shares necessary to comply with any law whereby a member of the Group is required to have more than one shareholder to the minimum extent required to comply with such law;

(h)	any issue of shares by a member of the Group (other than the Company) pursuant to a Permitted Transaction or a Permitted Acquisition;

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(i)	any issue of shares in connection with a Listing (subject to Clause [●] (Mandatory Prepayment and Cancellation));

(j)	share capital as required by law;

(k)	any issue of shares as part of an investment in a Permitted Joint Venture ; or

(l)	any issue of shares permitted by the Majority Lenders.

(m)	For these purposes an issue of shares includes any other form of equity capital contribution, such as contribution to share premium or reserves or any conversion of convertible debt securities into equity.

Permitted Sponsor Monitoring Fee Payment

Permitted Sponsor Monitoring Fee Payments means payments in each Financial Year by the Parent through the Topco to the Sponsor of up to (i) €1,500,000 (or its equivalent in other currencies) (the Annual Allowance) and (ii) the remainder of the Annual Allowance of the previous Financial Years at the time of the relevant Permitted Sponsor Monitoring Fee Payment to enable the Parent to pay monitoring, consulting, transaction, oversight, advisory and similar fees to the Sponsor or its Affiliates in consideration of services provided to the Group by the Sponsor or its Affiliates.

Permitted Transaction means:

(a)	the Transaction;

(b)	any transaction (including any disposal, Indebtedness incurred, loan, borrowing, guarantee, indemnity, investment, Security, Quasi-Security or repayment) arising or in accordance with the entry into or assumption of an obligation under the Transaction Documents and/or the Structure Memorandum;

(c)	any payments, guarantees, indemnities or other transactions specifically described in the Acquisition Documents or any exercise of any set-off of any claims or receivables of the Company (or its Affiliates) arising under or in connection with the Acquisition Documents against any liabilities owed by the Company (or its Affiliates) to the Vendors, their Affiliates or assigns or any payments or other transactions specifically described in the Structure Memorandum (provided that any intermediate steps or actions necessary to implement the transactions described in the Structure Memorandum shall be regarded as a Permitted Transaction);

(d)	subject to the Intercreditor Agreement, any conversion of a loan, credit or any other indebtedness outstanding which is not prohibited under any Finance Document into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, refinancing (such refinancing to be by way of equity or other intra-Group indebtedness or, as applicable, Permitted Additional Equity), release or other discharge of such loan, credit or indebtedness, in each case on a cashless basis; and

(e)	any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a "cashless" exercise;

(f)	where necessary to comply with tax or other legislation, any conversion of loans between members of the Group into distributable reserves or, if required to so comply, registered share capital; and

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(g)	any transaction permitted by the Majority Lenders.

Permitted Treasury Transaction means:

(a)	the hedging agreement existing on the Closing Date to the extent (i) disclosed to the Agent before the Signing Date and (ii) complying with the Intercreditor Agreement requirements, if applicable;

(b)	any Treasury Transaction permitted by the Majority Lenders;

(c)	the Hedging Agreements and any Treasury Transactions entered into for the purpose of managing the exposure of a member of the Group in connection with the Facilities; and

(d)	any Treasury Transaction entered into in the ordinary course of business (and not for speculative purposes).

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Schedule 4

Financial definitions

Buy-Back means any Debt Purchase Transaction entered into by any member of the Group.

Capital Expenditure shall have the same meaning as in the Accounting Principles but excluding any non-cash expenditure.

Cash Equivalents means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's (an Eligible Country) or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	market debt securities maturing within one year after the relevant date of calculation which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the debt securities, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in an Eligible Country, or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States of America, Switzerland, Canada, Norway or Japan, the United Kingdom or any Participating Member State or any Eligible Country eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(f)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days' notice; or

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(g)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Permitted Security).

Cash means:

(a)	cash in hand or cash at bank credited to an account in the name of a member of the Group with an Acceptable Bank to which that member of the Group is beneficially entitled; and

(b)	cash held in cash collateral accounts provided by a member of the Group to the extent the Indebtedness supported by such accounts is included in the calculation of Net Debt, in which case such cash collateral shall constitute cash for the purposes of this definition, for so long as:

(i)	that cash is repayable on demand or within 90 days after the relevant date;

(ii)	subject to paragraph (b) above, repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(iii)	subject to paragraph (b) above, there is no Security over that cash except for Transaction Security or any Permitted Security; and

(iv)	the cash is freely and (except as mentioned in paragraphs (b) and (i) above) available to be applied in repayment or prepayment of the Facilities.

Cashflow means, without double counting, Consolidated EBITDA of the Group for the Relevant Period:

(a)	plus any Tax rebate or credit received in cash, or minus any Tax paid in cash and/or which fell due for payment, during that Relevant Period:

(b)	plus any cash receipt in respect of any disposal (other than a disposal of Cash Equivalents) of any assets, undertaking or business of any member of the Group during that Relevant Period (except to the extent that such cash is retained by the Group (whether or not in a cash collateral account) pending its application in prepayment of the Facilities or reinvestment in accordance with the mandatory prepayment provisions under Clause [●] (Mandatory Prepayment and Cancellation));

(c)	plus Acceptable Funding Sources[10] to the extent utilised in that Relevant Period towards financing or refinancing:

(i)	any Capital Expenditure, any Permitted Acquisition, any investment in any Permitted Joint Venture and/or any other use permitted by the reinvestment provisions in this Agreement;

(ii)	any set up or start-up costs or losses or losses of discontinued operations and/or any restructuring charges, in each case that is deducted in determining Cashflow;

(iii)	any payment referred to under paragraph (f) below; and

10 To be aligned with the Novacap definition.

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(iv)	the costs, charges or expenses under paragraph (l) below in relation to the incurrence of that borrowing,

in each case, that is deducted in determining Consolidated EBITDA or Cashflow in that Relevant Period;

(d)	plus the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from entities which are not members of the Group to the extent not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(e)	plus the amount of any decrease or minus the amount of any increase in Working Capital during that Relevant Period;

(f)	minus the amount of any Permitted Payment, Permitted Distribution or other payment of dividends or other profit distributions paid in cash made to a person who is not a member of the Group during the Relevant Period and not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(g)	minus the amount of any start-up losses for new entities or operations, set up or start-up costs or and losses of discontinued operations, in each case to the extent having a cash impact during that Relevant Period (except to the extent already deducted in determining EBITDA);

(h)	minus restructuring charges paid in cash during that Relevant Period relating to employee terminations, closings of facilities and/or relocations of plant, property and equipment (except to the extent already deducted in determining EBITDA);

(i)	minus the amount of any cash consideration paid during that Relevant Period for any Permitted Acquisition;

(j)	minus any cash investments in Permitted Joint Ventures made during that Relevant Period;

(k)	minus all Capital Expenditure paid in cash or contractually falling due (without double counting for previous Relevant Periods) by a member of the Group during that Relevant Period;

(l)	minus all costs, expenses or charges incurred in connection with any actual or attempted incurrence or issuance of debt or equity in that Relevant Period;

(m)	excluding the effects of all cash movements associated with the Acquisition and any Acquisition Costs during that Relevant Period;

(n)	excluding any cash outflows from the Group during that Relevant Period to the extent that the Group has a right to indemnification or compensation in respect thereof (and has made a claim and expects to receive payment within 180 days of that cash outflow) under the Acquisition Documents or the agreements governing any Permitted Acquisition (or that outflow has otherwise been taken into account in determining the purchase price for the Acquisition or, as applicable, any Permitted Acquisition) and excluding any cash inflows during that Relevant Period under those arrangements;

(o)	excluding gains and losses due to currency fluctuations not received/paid in cash in that Relevant Period;

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(p)	plus all cash receipts and minus all payments in cash during that Relevant Period in relation to any post-employment benefit scheme to the extent that those cash payments are not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(q)	to the extent not otherwise taken into account, minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in determining Consolidated EBITDA for that Relevant Period; and

(r)	minus Pension Items[11];

(s)	plus any positive and minus any negative items received or paid in cash by the Group (including business interruption insurance cash receipts in respect of claims not previously taken into account in any Relevant Period under paragraph (i) of the definition of Consolidated EBITDA) during that Relevant Period that are either components of the operating profit of the Group or exceptional, extraordinary, unusual or non-recurring items, but which, in each case, are not taken into account in calculating Consolidated EBITDA or Total Debt Service for that Relevant Period (nor, in the case of any business interruption insurance cash receipts, in any prior Relevant Period), provided that, for the avoidance of doubt, Net Proceeds applied in mandatory prepayment of the Facilities and any amounts received or payments made by the Group in respect of or arising from any Buy-Back shall not be included in the calculation of Cashflow.

Consolidated EBITDA for the Relevant Period means, without duplication, the Consolidated Net Income of the Group for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Net Interest Expense;

(b)	Consolidated Income Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortization or impairment expense;

(e)	any expenses, charges or other costs related to any issuance of share capital, listing of share capital, investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments, provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposals, recapitalization or the incurrence of any Indebtedness permitted by the Finance Documents (whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by the Company;

(f)	any minority interest expense (whether paid or not) consisting of income attributable to minority interests of third parties in such period or any net earnings, income or share of profit of any Joint Venture, except to the extent of dividends declared or paid on, or other cash payments in respect of, share capital held by such third parties;

11 Pension Items means, in respect of a Relevant Period, any income or charge attributable to a post- employment benefit scheme which has been agreed with the relevant pension trustees and is payable during that Relevant Period (other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme).

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(g)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the extent permitted by the Finance Documents;

(h)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges expected to be paid in any future period) or other items classified by the Company as special, extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to paragraphs (a) through (m) of the definition of "Consolidated Net Income" and excluding any such non-cash item of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to paragraphs (a) through (m) of the definition of "Consolidated Net Income" and excluding any such non-cash item of income to the extent it represents a receipt of cash expected to be paid in any future period);

(i)	the proceeds of any business interruption insurance received during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; and

(j)	payments received or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement entered into by such person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income.

Consolidated Income Taxes means Taxes or other payments, including deferred taxes, based on income, profits or capital of any of the Group whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

Consolidated Leverage means the sum of the outstanding Net Debt.

Consolidated Net Income means, for any period, the net income (loss) of the Group determined on a consolidated basis on the basis of the Accounting Principles; provided, however, that there will not be included in such Consolidated Net Income:

(a)	any net income (loss) of any person if such person is not a member of the Group, except that any Obligors' equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash or Cash Equivalents actually distributed by such person during such period to a member of the Group as a dividend or other distribution or return on investment;

(b)	any net gain (or loss) realized upon the sale or other disposal of any asset or disposed operations of a member of the Group (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);

(c)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, integration or severance or other postemployment arrangements, signing, retention or completion bonuses, transaction costs (including costs related to the Transactions or any investments), acquisition costs, business optimization, information technology implementation costs, or development costs, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

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(d)	the cumulative effect of a change in the Accounting Principles (other than in respect of a change in treatment of operating leases or Finance Leases);

(e)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was a Permitted Payment;

(f)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Treasury Transactions and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)	any unrealized gains or losses in respect of Treasury Transactions or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Treasury Transactions;

(h)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Group denominated in a currency other than the functional currency of such person and any unrealized foreign exchange gains or losses resulting from remeasuring assets and liabilities denominated in foreign currencies;

(i)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Group owing to the Group;

(j)	any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to the Transactions or any acquisition of another person or business or resulting from any reorganisation or restructuring involving the Group;

(k)	any goodwill or other intangible asset amortization charge, impairment charge or write-off or write-down;

(l)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Shareholder Loans;

(m)	any deduction for any CVAE (Cotisation sur la Valeur Ajoutée des Entreprises) charge; or

(n)	any gains or losses as a result of Debt Purchase Transactions.

Consolidated Net Interest Expense means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income (expense) of the Group, whether paid or accrued, plus or including (without duplication) any interest consisting of:

(a)	interest (but not capital) expense attributable to Finance Leases;

(b)	amortization of original issue discount (but not including deferred financing fees, debt issuance costs, commissions, fees and expenses);

(c)	costs associated with Treasury Transactions (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to-market valuation of such obligations);

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(d)	Consolidated Net Income (other than the income referred to in paragraph (l) of such definition); and

(e)	interest, costs or charges actually paid by the any member of the Group under any guarantee of Indebtedness or other obligation of any other person.

Excess Cashflow means, without double counting, the result (if positive) of Cashflow for a Financial Year:

(a)	less Total Debt Service (and any agency costs) for that Financial Year;

(b)	less the amount of all prepayments made under any Indebtedness during that Financial Year (if not included in Total Debt Service);

(c)	to the extent the relevant proceeds are included in Cashflow, less the aggregate amount of mandatory prepayments applied under Clause [●] (Mandatory Prepayment and Cancellation) during that Financial Year but excluding for the avoidance of doubt any prepayments made in respect of Excess Cashflow from the immediately preceding Financial Year;

(d)	less Tax accrued during such Financial Year but not paid and adding back Tax accrued prior to that Financial Year but not paid during that Financial Year and deducted in the calculation of Excess Cashflow for the prior Financial Year;

(e)	less amounts to repay borrowings of Original Revolving Facility Loans made to account for any original issue discount fee that are implemented pursuant to the flex provisions under the Commitment Letter, in each case made (without duplication) during the relevant Financial Year or, at the option of the relevant Original Borrower, thereafter prior to the related Excess Cashflow prepayment date;

(f)	less any amount forming part of Cashflow and permitted to be retained pursuant to the provisions of this Agreement governing Disposal Proceeds and Insurance Proceeds (whether under the de minimis baskets, carve outs, reinvestment mechanisms or otherwise including any Waived Amount retained pursuant to Clause [●] (Prepayment elections)) in that Financial Year;

(g)	less any Permitted Carry Forward Amount for that Financial Year which the Company elects to deduct; and

(h)	to the extent included in Cashflow, less the aggregate amount of Acceptable Funding Sources utilised for any of the purposes specified in paragraph (c) of the definition of Cashflow; and

(i)	plus the amount (if any) of Permitted Carry Forward Amount deducted from Excess Cashflow in the preceding Financial Year and not spent in the current Financial Year.

Appendix 1Finance Lease means any lease or hire purchase contract, credit sale or conditional sale agreement, to the extent that item is treated as a finance or capital lease in accordance with the Accounting Principles and shall include any operating lease which is subsequently treated as a finance or capital lease as a result of any change to the Accounting Principles after the date of this Agreement.

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Indebtedness means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not otherwise constituting Indebtedness and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)	the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	the principal obligations under the Finance Lease of such person;

(f)	the principal component of any amount payable by a member of the Group to any person that is not a member of the Group (excluding any officer, manager or employee of any member of the Group) in relation to the redemption of any share capital issued by it where that redemption is at the option of that person and is prior to the latest Termination Date;

(g)	guarantees by such person of the principal component of Indebtedness of other persons; and

(h)	to the extent not otherwise included in this definition, net obligations of such person under Treasury Transactions (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

The term "Indebtedness" shall not include (i) Shareholder Loan, (ii) any lease, concession or license of property (or guarantee thereof) which would not be considered such a Finance Lease, (iii) prepayments of deposits received from clients or customers in the ordinary course of business or (iv) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Signing Date or in the ordinary course of business. The amount of Indebtedness of any person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any person at any date shall be determined as set forth above or otherwise provided in the Finance Documents, and (other than with respect to letters of credit or guarantees or Indebtedness specified in paragraph (g) above) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of the Accounting Principles.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)	Contingent Obligations incurred in the ordinary course of business and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due;

(b)	in connection with the purchase by a member of the Group of any business whether by way of shares or otherwise (including the Acquisition), any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter or

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(c)	any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes or under any tax group agreement.

Leverage Ratio means, in relation to any Relevant Period, the ratio of Consolidated Leverage as at the last day of that Relevant Period, to Consolidated EBITDA for that Relevant Period (each as set out in the applicable Compliance Certificate for the Relevant Period).

Net Debt means, at any time, the sum of the aggregate principal or capital amount of all outstanding Indebtedness of the Group calculated on a consolidated basis less the Cash and Cash Equivalents of the Group, except that:

(a)	in the case of any Finance Lease only the capitalised value of that Finance Lease will be included;

(b)	Indebtedness in respect of any Treasury Transaction will be excluded;

(c)	any guarantee referred to in the definition of Indebtedness will not be included to the extent it relates to Indebtedness of another member of the Group already included in the calculation of Net Debt; and

(d)	the amount of any liability of pension obligations will be excluded;

(e)	all Shareholder Loans or other Indebtedness between members of the Group will be excluded.

Net Proceeds means the gross total proceeds of any Disposal, Insurance Claim or recovery claim received by any member of the Group in cash (each being an Event) after deducting (and without double counting):

(a)	any costs (including, without limitation, relocation, reorganisation and restructuring costs) and expenses properly and reasonably incurred by any member of the Group with respect to that Event or the underlying loss or damage;

(b)	any Tax (including in connection with any repatriation of funds) incurred and required to be paid or reasonably provided for or in connection with that Event; and

(c)	the amount of any reasonable reserve established in accordance with the Accounting Principles against any liabilities (other than any taxes deducted pursuant to paragraph (ii) above) (i) associated with the assets that are the subject of such Event and (ii) retained by the Group; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such an Event occurring on the date of such reduction and available for mandatory prepayment pursuant to Clause [●] ([●]);

(d)	the amount of any Indebtedness secured by a Security Interest on the assets that are the subject of such Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Event;

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(e)	in relation to a Disposal:

(i)	any liabilities incurred directly or indirectly in connection with such Disposal; and

(ii)	the repayment any third party debt (other than the Facilities) secured on the assets disposed of that is to be repaid out of those proceeds (subject to any reinvestment rights in respect of those proceeds).

Permitted Carry Forward Amount means, in relation to any Financial Year the amount of Capital Expenditure or Permitted Acquisition expenditure incurred or committed to be incurred by any member of the Group during that Financial Year which is payable in cash in a subsequent Financial Year, save to the extent that at the time of determination of Excess Cashflow in respect of that Financial Year, the Company has elected in writing to reduce the amount of the Permitted Carry Forward Amount.

Relevant Period means each period of 12 months ending on or about the last day of each Financial Quarter.

Shareholder Loan means any Indebtedness under a Shareholder Loan Agreement.

Shareholder Loan Agreement means any document, agreement or instrument (other than this Agreement) under which any Indebtedness is or becomes due, owing or incurred (directly or indirectly) by the Parent as the borrower to Topco or any Investor which Indebtedness is subject to the Intercreditor Agreement.

Total Debt Service means the aggregate of:

(a)	Consolidated Net Interest Expense paid, accrued or payable for the Relevant Period; and

(b)	all scheduled repayments of principal under the terms of any Indebtedness of any member of the Group paid during that Relevant Period including all scheduled capital payments falling due in relation to any Finance Lease, but, in each case, excluding any Indebtedness between members of the Group , any mandatory or voluntary prepayment, the repayment of any Indebtedness as part of the Acquisition or any Permitted Acquisition, the refinancing of any Indebtedness and the repayment of any Indebtedness that is capable of being reborrowed or could have been but for any voluntary cancellation.

Treasury Transaction means any currency or interest or commodity purchase, cap or collar agreement, forward rate agreements, interest rate or currency or commodity future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency and/or commodity swap agreement and any other hedging agreement or derivative transaction.

Working Capital means in relation to the Group, its trade and other debtors in relation to operating items, its prepayments in relation to operating items and its stock less its trade and other creditors in relation to operating items, its accrued expenses and accrued costs in relation to operating items, but excluding its Taxes, its liabilities and claims in relation to the Acquisition or any Permitted Acquisition, the results of any adjustments (however structured) to the consideration for the Acquisition or any Permitted Acquisition and the non-cash effects of purchase accounting and translation gains.

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Schedule 5

Sanction provisions

1.	Definitions

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to a member of the Group from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Laws means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States and in France after the Signing Date.

Sanctioned Country means any country or other territory that is, or whose government is, subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the Signing Date, include Cuba, Iran, Myanmar, North Korea, North Sudan, South Sudan, Crimea (as defined and construed in the applicable Sanctions laws and regulations) and Syria.

Sanctions means economic or financial sanctions or trade embargoes or any restrictive measures enacted, imposed, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means:

(a)	the United States of America;

(b)	the United Nations Security Council;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the French Republic; or

(f)	the respective governmental institutions of any of the foregoing including, without limitation, the OFAC, the US Department of Commerce, the US Department of State, any other agency of the US government, Her Majesty's Treasury or any other relevant sanctions authority enacting, administering or imposing Sanctions applicable by law to a Lender or an Obligor.

Sanctioned Person means any person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List;

(b)	any person organised, having its registered office in, or (to the knowledge and belief of the Company) resident or operating in a Sanctioned Country;

(c)	any person directly or indirectly owned or controlled by any such person or persons.

Sanctions List means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

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OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

2.	Representations

Sanctions/OFAC

2.1	In relation to an Obligor incorporated or established in Germany (each a German Obligor), the following representations in this Clause 1 (Sanctions/OFAC) are given to the extent that the making of and the compliance with these representations do not result in a violation of or conflict with Council Regulation (EC) No. 2271/96 of 22 November 1996 (the EU Blocking Regulation) and/or section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation by such German Obligor.

2.2	Sanctions

No member of the Group, nor any of its respective directors or officers or, to the best knowledge of the relevant member of the Group (after due and careful inquiry), any of such member of the Group's employees, Affiliates, agents or representatives:

(i)	is a Sanctioned Person;

(ii)	is a person who is otherwise the target of Sanctions such that the entry into, or performance, of this Agreement or any other Finance Document would be prohibited for a Lender or would cause such Lender to breach applicable law;

(iii)	is currently engaging in any transaction, activity or conduct that could result in a violation of applicable economic sanctions; or

(iv)	is owned or controlled by (including, without limitation, by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Finance Document would be prohibited under applicable law.

2.3	OFAC

To the best of the Company's knowledge, it and any other Material Company (from Completion):

(d)	has taken reasonable measures to ensure compliance with Anti-Terrorism Laws to which it is subject;

(e)	is not a Designated Person; and

(f)	does not deal in any material property or interest in material property known by it to be blocked pursuant to any Anti-Terrorism Law.

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2.4	Anti-corruption

The Company and any member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.

2.5	Anti-money Laundering

Neither the Company nor any member of the Group, any of their directors or officers, or, to the best of the Company's knowledge, any of its respective Affiliates, any of its (or its respective Affiliates) agent or employee has engaged in any activity or conduct which would breach anti-money laundering laws in any jurisdiction where they apply and the Company will promptly institute and subsequently maintains policies and procedures designated to prevent any violation of such laws, regulations or rules.

3.	General undertaking

3.1	Sanctions

(a)	The Company and following the Closing Date, each Obligor undertakes that it will not (and shall ensure that no member of the Group will), directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any party to the Finance Documents, whether as underwriter, advisor, investor, or otherwise.

(b)	The Company and following the Closing Date, each Obligor shall ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by a Borrower to any Lender in connection with the Facility, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of the Facility.

(c)	The Company and following the Closing Date, each Obligor shall (and shall ensure that each member of the Group will) implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

(d)	Parent or the Company and following the Closing Date, Parent or each Obligor shall promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it or any member of the Group with respect to Sanctions.

(e)	Parent and the Company and following the Closing Date, Parent and each Obligor undertakes that it will not (and it shall ensure that no member of the Group will) directly or indirectly, engage in any transaction, activity or conduct that would violate Sanctions applicable to them.

(f)	In relation to a German Obligor paragraphs (a) to (e) above apply only if and to the extent that making of or compliance with such undertakings does not result in a violation of, or conflict with, , the EU Blocking Regulation and/or section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

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3.2	Anti-corruption Law and Anti-money Laundering

(a)	Neither the Company nor any member of the Group shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar anti-corruption legislation in other jurisdictions.

(b)	Parent and each of the Company and any member of the Group shall:

(c)	conduct its businesses in compliance with applicable anti-corruption laws or regulations and anti-money laundering laws or regulations; and

(d)	establish and subsequently maintain policies and procedures designed to promote and achieve compliance with such laws or regulations.

Wording Illegality (from Novacap):

Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

to the extent that the Lender's participation has not been transferred pursuant to Clause [●] (Replacement or Prepayment of Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

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